Exhibit 10.11
Execution Version
AMENDMENT NO. 9 TO
REVOLVING CREDIT AGREEMENT
AMENDMENT NO. 9 TO REVOLVING CREDIT AGREEMENT, dated as of October 31, 2025 (this “Agreement”), by and among BDF ACQUISITION CORP., a Delaware corporation (the “Company” or the “Borrower Representative”), the other Credit Parties party hereto, ROYAL BANK OF CANADA, as administrative agent (the “Administrative Agent”), and the Lenders party hereto.
RECITALS:
WHEREAS, reference is hereby made to the Revolving Credit Agreement, dated as of February 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time immediately prior to the effectiveness of this Agreement, including pursuant to Amendment No. 1 to Revolving Credit Agreement, dated as of June 17, 2016, Amendment No. 2 to Revolving Credit Agreement, dated as of June 18, 2018 and Joinder Agreement and Amendment No. 3 to Revolving Credit Agreement, dated as of September 18, 2019 and Joinder Agreement and Amendment No. 4 to Revolving Credit Agreement, dated as of May 12, 2021, Amendment No. 5 to Revolving Credit Agreement, dated as of July 5, 2022, Amendment No. 6 to Revolving Credit Agreement, dated as of August 24, 2022, Amendment No. 7 to Revolving Credit Agreement, dated as of June 2, 2024, Amendment No. 8 to Revolving Credit Agreement, dated as of July 1, 2024, the “Existing Credit Agreement” and, as amended by this Agreement, the “Credit Agreement”), among BDF Intermediate, LLC, a Delaware limited liability company, the Company, the Subsidiary Borrowers from time to time party thereto (together with the Company, collectively, the “Borrowers”), the lending institutions from time to time party thereto, the Administrative Agent and Royal Bank of Canada, as Collateral Agent and Letter of Credit Issuer (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);
WHEREAS, the Company has requested that the Administrative Agent and the Lenders make certain amendments to the Existing Credit Agreement as further set forth herein and the Administrative Agent and the Lenders party hereto (which Lenders constitute all of the Lenders under the Existing Credit Agreement) are willing to make such amendments to the Existing Credit Agreement as set forth herein;
NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1.    Amendments to Credit Agreement.
(a)    Each of the parties hereto agrees that, subject to the occurrence of the Amendment No. 9 Effective Date, the Existing Credit Agreement is hereby amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.
(b)    Exhibit H to the Credit Agreement is hereby amended and restated in its entirety as set forth in Exhibit B attached hereto.
SECTION 2.    Conditions to Effectiveness. The effectiveness of this Agreement shall become effective on the first date (the “Amendment No. 9 Effective Date”) when each of the applicable conditions set forth below have been satisfied (or waived) in accordance with the terms hereof:

(i)    the Administrative Agent shall have received counterparts to this Agreement from the Borrower, the other Credit Parties and Lenders constituting all of the Lenders;
(ii)    the Administrative Agent shall have received certified copies of resolutions or other corporate action, incumbency certificates and/or other certificates of an Authorized Officer of the Borrower Representative as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement;
(iii)    the ABL/Term Loan Intercreditor Agreement shall have been executed and delivered by each of the parties thereto; and
(iv)    the Administrative Agent (or its counsel) shall have received the signed legal opinion, in customary form, of Ropes & Gray LLP, counsel to the Credit Parties;
SECTION 3.    Expenses. Each of the Credit Parties hereby reconfirms its respective obligations pursuant to Section 13.5 of the Credit Agreement to pay all reasonable and documented out-of- pocket expenses incurred by the Administrative Agent in connection with this Agreement.
SECTION 4.    Reaffirmation of the Credit Parties. Each Credit Party hereby consents to the amendment of the Existing Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Agreement, each Credit Document to which such Credit Party is a party is, and the obligations of such Credit Party contained in the Existing Credit Agreement, this Agreement or in any other Credit Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Agreement. For greater certainty and without limiting the foregoing, each Credit Party hereby confirms that the existing security interests granted by such Credit Party in favor of the Secured Parties pursuant to the Credit Documents in the Collateral described therein shall continue to secure the obligations of the Credit Parties under the Credit Agreement and the other Credit Documents as and to the extent provided in the Credit Documents.
SECTION 5.    Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except in accordance with Section 13.1 of the Credit Agreement.
SECTION 6.    Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Existing Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Credit Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Existing Credit Agreement as amended hereby and that this Agreement is a Credit Document. This Agreement shall not constitute a novation of any amount owing under the Existing Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Existing Credit Agreement and the other Credit Documents continue to be owing under the Credit Agreement or such other Credit Documents until paid in accordance therewith.

SECTION 7.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 8.    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
SECTION 9.    Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties represents and warrants to the other party/ies that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Agreement as of the date first written above.

BDF ACQUISITION CORP., as Borrower and Borrower Representative

By:	/s/ William G. Barton
Name: William G. Barton
Title: Chief Executive Officer and President

BDF INTERMEDIATE, LLC, as Holdings

By:	/s/ William G. Barton
Name: William G. Barton
Title: Chief Executive Officer and President

BOB’S DISCOUNT FURNITURE, LLC, as a Guarantor

By:	/s/ William G. Barton
Name: William G. Barton
Title: Chief Executive Officer and President
Amendment No. 9 to Revolving Credit Agreement – Signature Page

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Sabrina Wang
Name: Sabrina Wang
Title: Deal Manager
Amendment No. 9 to Revolving Credit Agreement – Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Pierre Noriega
Name: Pierre Noriega
Title: Authorized Signatory
Amendment No. 9 to Revolving Credit Agreement – Signature Page

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Muhammad Afzal

Name: Muhammad Afzal
Title: Director

By:	/s/ Danielle Calo
Name: Danielle Calo
Title: Director
Amendment No. 9 to Revolving Credit Agreement – Signature Page

Exhibit A
Conformed Credit Agreement

EXECUTION VERSION
Conformed through Amendment No. ~~8~~9, dated ~~July 1~~October 31, ~~2024~~2025
REVOLVING CREDIT AGREEMENT
dated as of February 12, 2014
among
BDF INTERMEDIATE, LLC,
as Holdings,
BDF ACQUISITION CORP.,
as a Borrower and as the Borrower Representative,
The Subsidiary Borrowers
from Time to Time Parties Hereto,
The Several Lenders
from Time to Time Parties Hereto,
ROYAL BANK OF CANADA,
as the Administrative Agent, the Collateral Agent and Letter of Credit Issuer,
RBC CAPITAL MARKETS1 and
UBS SECURITIES LLC,
as Joint Lead Arrangers and Bookrunners,
and
UBS SECURITIES LLC,
as Syndication Agent
1 RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

Page

Section 1.	Definitions.	2

1.1	Defined Terms	2
1.2	Other Interpretive Provisions	~~74~~77
1.3	Accounting Terms	~~75~~77
1.4	Rounding	~~75~~78
1.5	References to Agreements Laws, Etc	~~75~~78
1.6	Exchange Rates	~~75~~78
1.7	Interest Rates; Benchmark Notification	~~76~~78
1.8	Times of Day	~~76~~79
1.9	Timing of Payment or Performance	~~76~~79
1.10	Certifications	~~76~~79
1.11	Compliance with Certain Sections	~~76~~79

Section 2.	Amount and Terms of Credit.	~~77~~79

2.1	Commitments	~~77~~79
2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	~~79~~82
2.3	Notice of Borrowing	~~80~~82
2.4	Disbursement of Funds.	~~80~~83
2.5	Repayment of Loans; Evidence of Debt.	~~81~~84
2.6	Conversions and Continuations.	~~82~~85
2.7	Pro Rata Borrowings	~~83~~85
2.8	Interest.	~~83~~86
2.9	Interest Periods	~~84~~86
2.10	Increased Costs, Illegality, Etc	~~84~~87
2.11	Compensation	~~86~~89
2.12	Change of Lending Office	~~87~~89
2.13	Notice of Certain Costs	~~87~~90
2.14	Incremental Facilities	~~87~~90
2.15	[Reserved]	~~91~~94
2.16	Defaulting Lenders	~~91~~94
2.17	Designation of Subsidiary Borrowers	~~93~~96
2.18	Borrower Representative	~~94~~96
2.19	Borrowing Base Reserves; Changes to Borrowing Base Reserves	~~94~~97
2.20	Term SQFR Availability	~~95~~97

Section 3.	Letters of Credit.	~~96~~99

3.1	Letters of Credit	~~96~~99
3.2	Letter of Credit Requests	~~98~~101
3.3	Letter of Credit Participations	~~99~~102
3.4	Agreement to Repay Letter of Credit Drawings	~~101~~103
3.5	Increased Costs	~~103~~105
3.6	New or Successor Letter of Credit Issuer	~~103~~106
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3.7	Role of Letter of Credit Issuer	~~104~~107
3.8	Cash Collateral	~~105~~108
3.9	Applicability of ISP and UCP	~~106~~108
3.10	Conflict with Issuer Documents	~~106~~109
3.11	Letters of Credit Issued for Restricted Subsidiaries	~~106~~109
3.12	Provisions Related to Extended Revolving Credit Commitments	~~106~~109

Section 4.	Fees.	~~107~~109

4.1	Fees	~~107~~109
4.2	Voluntary Reduction of Revolving Credit Commitments	~~108~~110
4.3	Mandatory Termination of Commitments	~~109~~111

Section 5.	Payments.	~~109~~111

5.1	Voluntary Prepayments	~~109~~111
5.2	Mandatory Prepayments	~~110~~112
5.3	Method and Place of Payment	~~110~~113
5.4	Net Payments	~~111~~114
5.5	Computations of Interest and Fees	~~115~~118
5.6	Limit on Rate of Interest	~~115~~118

Section 6.	Conditions Precedent to Initial Borrowing.	~~116~~118

6.1	Credit Documents	~~116~~118
6.2	Collateral	~~116~~119
6.3	Legal Opinions	~~117~~119
6.4	Equity Investments	~~117~~119
6.5	Closing Certificates	~~117~~120
6.6	Authorization of Proceedings of Holdings and the Company; Corporate Documents	~~117~~120
6.7	Fees	~~117~~120
6.8	Representations and Warranties	~~117~~120
6.9	Solvency Certificate	~~117~~120
6.10	Acquisition	~~117~~120
6.11	Patriot Act	~~118~~120
6.12	Pro Forma Balance Sheet	~~118~~120
6.13	Financial Statements	~~118~~121
6.14	No Company Material Adverse Effect	~~118~~121
6.15	Refinancing	~~118~~121
6.16	Initial Borrowing Base Certificate	~~118~~121
6.17	Notice of Borrowing; Letter of Credit Request	~~118~~121

Section 7.	Conditions Precedent to All Credit Events after the Closing Date.	~~119~~121

7.1	No Default; Representations and Warranties	~~119~~121
7.2	Notice of Borrowing; Letter of Credit Request	~~119~~122

Section 8.	Representations and Warranties	~~119~~122

8.1	Corporate Status	~~119~~122
8.2	Corporate Power and Authority	~~120~~122
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8.3	No Violation	~~120~~122
8.4	Litigation	~~120~~123
8.5	Margin Regulations	~~120~~123
8.6	Governmental Approvals	~~120~~123
8.7	Investment Company Act	~~120~~123
8.8	True and Complete Disclosure	~~120~~123
8.9	Financial Condition; Financial Statements	~~121~~124
8.10	Compliance with Laws	~~121~~124
8.11	Tax Matters	~~121~~124
8.12	Compliance with ERISA	~~122~~124
8.13	Subsidiaries	~~122~~124
8.14	Intellectual Property	~~122~~124
8.15	Environmental Laws	~~122~~125
8.16	Properties	~~122~~125
8.17	Solvency	~~123~~125
8.18	Patriot Act	~~123~~126
8.19	Security Interest in Collateral	~~123~~126
8.20	Anti-Terrorism Laws	~~123~~126
8.21	Borrowing Base Certificates	~~124~~126

Section 9.	Affirmative Covenants.	~~124~~126

9.1	Information Covenants	~~124~~127
9.2	Books, Records, Inspections, Audit Rights and Appraisals	~~128~~131
9.3	Maintenance of Insurance	~~129~~132
9.4	Payment of Taxes	~~129~~132
9.5	Preservation of Existence; Consolidated Corporate Franchises	~~129~~132
9.6	Compliance with Statutes, Regulations, Etc	~~130~~132
9.7	ERISA	~~130~~133
9.8	Maintenance of Properties	~~130~~133
9.9	Maintenance of Cash Management Systems	~~130~~133
9.10	Physical Inventories	~~132~~135
9.11	Additional Guarantors and Grantors	~~133~~135
9.12	Pledge of Additional Stock and Evidence of Indebtedness	~~133~~136
9.13	Use of Proceeds	~~133~~136
9.14	Further Assurances	~~134~~136
9.15	[Reserved]	~~135~~138
9.16	Lines of Business	~~135~~138

Section 10.	Negative Covenants	~~135~~138

10.1	Limitation on Indebtedness	~~135~~138
10.2	Limitation on Liens	~~141~~144
10.3	Limitation on Fundamental Changes	~~141~~144
10.4	Limitation on Sale of Assets	~~143~~146
10.5	Limitation on Restricted Payments	~~144~~147
10.6	Limitation on Subsidiary Distributions	~~149~~152
10.7	Modifications of Organizational Documents	~~150~~154
10.8	Permitted Activities	~~150~~154
10.9	Fiscal Years	~~151~~154
10.10	Affiliate Transactions	~~151~~154
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10.11	Financial Covenant	~~152~~155

Section 11.	Events of Default.	~~152~~155

11.1	Payments	~~152~~156
11.2	Representations, Etc	~~152~~156
11.3	Covenants	~~153~~156
11.4	Default Under Other Agreements	~~153~~156
11.5	Bankruptcy, Etc	~~154~~157
11.6	ERISA	~~154~~157
11.7	Guarantee	~~154~~157
11.8	Security Documents	~~154~~158
11.9	Security Agreement	~~155~~158
11.10	Mortgages	~~155~~158
11.11	Judgments	~~155~~158
11.12	Change of Control	~~155~~158
11.13	Remedies Upon Event of Default	~~155~~158
11.14	Application of Proceeds	~~156~~159
11.15	Equity Cure	~~157~~160

Section 12.	The Agents.	~~158~~161

12.1	Appointment	~~158~~161
12.2	Delegation of Duties	~~158~~162
12.3	Exculpatory Provisions	~~159~~162
12.4	Reliance by Agents	~~159~~162
12.5	Notice of Default	~~159~~163
12.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	~~160~~163
12.7	Indemnification	~~160~~164
12.8	Agents in Their Individual Capacities	~~161~~164
12.9	Successor Agents	~~161~~165
12.10	Withholding Tax	~~162~~166
12.11	Agents Under Security Documents and Guarantee	~~163~~166
12.12	Right to Realize on Collateral and Enforce Guarantee	~~164~~167
12.13	ABL/Term Loan Intercreditor Agreement Governs	~~164~~168
12.14	Erroneous Payments	~~165~~168

Section 13.	Miscellaneous	~~166~~170

13.1	Amendments, Waivers, and Releases	~~166~~170
13.2	Notices	~~170~~174
13.3	No Waiver; Cumulative Remedies	~~171~~174
13.4	Survival of Representations and Warranties	~~171~~174
13.5	Payment of Expenses; lndemnification	~~171~~175
13.6	Successors and Assigns; Participations and Assignments	~~173~~176
13.7	Replacements of Lenders Under Certain Circumstances	~~177~~181
13.8	Adjustments; Set-off	~~178~~182
13.9	Counterparts	~~179~~182
13.10	Severability	~~179~~182
13.11	Integration	~~179~~182
13.12	GOVERNING LAW	~~179~~183
-iv-

13.13	Submission to Jurisdiction; Waivers	~~179~~183
13.14	Acknowledgments	~~180~~183
13.15	WAIVERS OF JURY TRIAL	~~181~~184
13.16	Confidentiality	~~181~~184
13.17	Direct Website Communications	~~182~~185
13.18	USA PATRIOT Act	~~183~~187
13.19	Judgment Currency	~~183~~187
13.20	Payments Set Aside	~~184~~187
13.21	No Fiduciary Duty	~~184~~187
13.22	[Reserved]	~~184~~188
13.23	[Reserved]	~~184~~188
13.24	Designation of a Subsidiary Borrower	~~184~~188
13.25	Obligations Joint and Several	~~185~~188
13.26	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~185~~189
13.27	Acknowledgement Regarding Any Supported QFCs	~~186~~189

SCHEDULES

Schedule 1.1(a)	Asset Sales
Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(d)	Hedge Banks
Schedule 1.1(e)	Excluded Deposit Accounts
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 8.16(c)	Leased Locations
Schedule 9.9(a)	Closing Date Deposit and Securities Accounts
Schedule 9.9(b)	Credit Card Arrangements
Schedule 9.14(d)	Company Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note (Revolving Credit Loans)
Exhibit H	Form of ABL/Term Loan Intercreditor Agreement
Exhibit J-1	Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of Non-Bank Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of Non-Bank Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
-v-

Exhibit J-4	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	Form of Notice of Borrowing or Continuation or Conversion
Exhibit L	Form of Letter of Credit Request
Exhibit M	Form of Borrowing Subsidiary Agreement
Exhibit N	Form of Borrowing Base Certificate
Exhibit O	Form of Credit Card Notification
-vi-

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of February 12, 2014, among BDF INTERMEDIATE, LLC, a Delaware limited liability company (“Holdings”), BDF ACQUISITION CORP., a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time parties hereto, the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), ROYAL BANK OF CANADA, as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).
WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of December 23, 2013 (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof and including all annexes and schedules thereto, the “Acquisition Agreement”), among the sellers party thereto (the “Seller”), Bob’s Discount Furniture Holdings I, LLC, a Delaware limited liability company (“Bob’s I”), Bob’s Discount Furniture Holdings II, LLC, a Delaware limited liability company (“Bob’s II”), SKM BDF Acquisition Corp., a Delaware corporation, KarpReilly, LLC, a Delaware limited liability company, as representative of the Seller and the Company (as successor to the obligations of BDF Holding Corp., a Delaware corporation, under the Acquisition Agreement), pursuant to which the Company will acquire, directly or indirectly, the equity interests of the Acquired Companies as described in the Acquisition Agreement;
WHEREAS, to fund, in part, the Acquisition, it is intended that the Sponsor and the other Initial Investors will contribute an amount in cash to Holdings and/or a direct or indirect parent thereof in exchange for Capital Stock (such contribution, the “Equity Investments”) together with the investment of equity rolled over or invested in connection with the Acquisition by the existing management and other existing shareholders, which shall be no less than 37.5% of the sum of (i) the aggregate gross proceeds of the First Lien Term Loans~~,~~ (as such term was defined on the Closing Date), the Second Lien Facility and the Revolving Credit Facility borrowed on the Closing Date (excluding (A) the effects of any exercise of the Flex Provisions (as defined in the Fee Letter) of the Fee Letter and (B) amounts drawn under the Revolving Credit Facility for working capital purposes, to fund Transaction Expenses or to replace, backstop or cash collateralize existing letters of credit), plus (ii) the amount of any existing Capitalized Lease Obligations outstanding on the Closing Date, plus (iii) the Equity Investments, minus (iv) the aggregate amount of cash on hand of Holdings and its Subsidiaries on the Closing Date (the “Minimum Equity Amount”);
WHEREAS, to consummate the Acquisition, it is intended that the Borrowers will incur (i) First Lien Term Loans (as such term was defined on the Closing Date) under a term loan facility established pursuant to the First Lien Term Loan Credit Documents (~~the “First Lien Term Facility”~~as such term was defined on the Closing Date) generating aggregate gross proceeds of $180,000,000and (ii) Second Lien Loans under a term loan facility established pursuant to the Second Lien Credit Documents (the “Second Lien Facility”) generating aggregate gross proceeds of $80,000,000;
WHEREAS, in connection with the foregoing, the Company has requested (a) that the Lenders extend credit in the form of Revolving Credit Loans made available to the Borrowers at any time and from time to time prior to the Revolving Credit Maturity Date in Dollars in an aggregate principal amount at any time outstanding not in excess of $40,000,000 (as such amount may be increased pursuant to Section 2.14) less the sum of (1) the aggregate Letters of Credit Outstanding at such time and (2) the aggregate principal amount of all Swingline Loans outstanding at such time, (b) the Letter of Credit Issuer to issue Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $10,000,000, and (c) the Swingline Lender to extend credit to the Borrowers in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $7,500,000;
WHEREAS, the proceeds of Revolving Credit Loans (to the extent permitted under Section 9.13) will be used, together with (i) the net proceeds of the Second Lien Facility, (ii) a portion of the net proceeds of the First Lien Term Facility (as such term was defined on the Closing Date), and (iii) the net proceeds of the Equity Investments on the Closing Date will be applied to fond the Acquisition and the Refinancing and to pay the Transaction Expenses; and
WHEREAS, the Lenders and Letter Credit Issuer are willing to make available to the applicable Borrowers such revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
Section 1.    Definitions.
1.1    Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“2022 Equity Contribution” shall have the meaning provided to the term “Amendment No. 3 Equity Contribution” in the First Lien Term Loan Agreement.
“ABL Priority Collateral” shall mean the “ABL Priority Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.
“ABL/Term Loan Intercreditor Agreement” shall mean ~~an~~(i) that certain ABL Intercreditor Agreement ~~substantially in the form of Exhibit H (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Borrower Representative)~~, dated as of the Amendment No. 9 Effective Date, by and among the Administrative Agent, the Collateral Agent, the First Lien Term Loan Administrative Agent, the First Lien Term Loan Collateral Agent~~,~~ and the ~~Second Lien Administrative Agent, the Second Lien Collateral Agent and the representatives for purposes thereof for holders of one or more classes of~~ Credit Parties substantially in the form of Exhibit H, (ii) an intercreditor agreement substantially in the form of Exhibit H, duly completed pursuant to the terms thereof with such additional changes as may be reasonably acceptable to the Administrative Agent and the Borrower or (iii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement, in each case of clauses (ii) and (iii), shall provide that the Obligations shall be secured by the ABL Priority Collateral on a senior basis and by the Term Loan Priority Collateral on a junior basis, in each case, with respect to such other Indebtedness subject to such intercreditor agreement.
“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City, and (iii) Term SOFR for a one-month Interest Period plus 1%. Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in Term SOFR shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.
“Accelerated Borrowing Base Delivery Period” shall mean when any of the following have occurred and are continuing: (a) any Cash Dominion Period has occurred and ending on the date thereafter that Excess Availability on each day during any period of 20 consecutive calendar days shall be at least 10% of the Line Cap, (b) any period commencing on the day that any Specified Default occurs and is continuing for so long as such Specified Default has not been cured or waived, or (c) if any Overadvance Loans are outstanding.
“Account(s)” means “accounts” as defined in the UCC, and includes without limitation a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, (e) letter-of-credit rights or letters of credit or (f) rights to payment for money or funds advanced other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.
“Account Debtor” means a Person who is obligated under an Account, Chattel Paper or General Intangible.
“ACH” means automated clearing house transfers.
“Acquired Company” shall mean any “Acquired Company” under and as defined in the Acquisition Agreement, and “Acquired Companies” means the “Acquired Companies” under and as defined in the Acquisition Agreement.
“Acquired Company Representations” shall mean the representations and warranties made by an Acquired Company with respect to itself and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company (or one of the Company’s Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement.
“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Company and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
“Acquired Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.
“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” shall mean the transactions contemplated by the Acquisition Agreement.
“Acquisition Agreement” shall have the meaning provided in the preamble to this Agreement.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.
“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.
“Administrative Agent” shall mean Royal Bank of Canada, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.9.
“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower Representative and the Lenders.
“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent Parties” shall have the meaning provided in Section 13.17(b).
“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent and each Joint Lead Arranger and Bookrunner.
“Agreement” shall mean this Credit Agreement.
“Agreement Currency” shall have the meaning provided in Section 13.19.
“AHYDO Payment” means any mandatory prepayment pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Code Section 163(i).
“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of June 17, 2016, among the Borrower, the other Credit Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Amendment No. 1 Effective Date” has the meaning assigned to such term in Amendment No. 1.

“Amendment No. 1 to First Lien Term Loan Agreement” means that certain Amendment No. 1 to Credit Agreement, dated as of the Amendment No. 1 Effective Date, among Holdings, the Borrower, the other Credit Parties party thereto, the First Lien Administrative Agent and the lenders party thereto.
“Amendment No. 2” means Amendment No. 2 to this Agreement, dated as of June 18, 2018, among the Borrower, the other Credit Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Amendment No. 2 Effective Date” has the meaning assigned to such term in Amendment No. 2.
“Amendment No. 3” means that certain Joinder Agreement and Amendment No. 3 to this Agreement, dated as of September 18, 2019, among the Borrower, the other Credit Parties party thereto, the Administrative Agent, the Lenders party thereto and the Incremental Revolving Loan Lenders party thereto.
“Amendment No. 3 Effective Date” has the meaning assigned to such term in Amendment No. 3.
“Amendment No. 4” means that certain Joinder Agreement and Amendment No. 4 to this Agreement, dated as of May 12, 2021, among the Borrower, the other Credit Parties party thereto, the Administrative Agent, the Lenders party thereto and the Incremental Revolving Loan Lenders party thereto.
“Amendment No. 4 Effective Date” has the meaning assigned to such term in Amendment No. 4.
“Amendment No. 5” means that certain Amendment No. 5 to this Agreement, dated as of July 5, 2022, among the Borrower, the other Credit Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Amendment No. 5 Effective Date” has the meaning assigned to such term in Amendment No. 5.
“Amendment No. 6” means that certain Amendment No. 6 to Revolving Credit Agreement, dated as of August 24, 2022, among the Borrower, the other Credit Parties party thereto, the Administrative Agent and the Lenders party thereto.
“Amendment No. 6 Effective Date” has the meaning assigned to such term in Amendment No. 6.
“Amendment No. 7” means that certain Amendment No. 7 to Revolving Credit Agreement, dated as of June 2, 2023, among the Borrower, the other Credit Parties party thereto and the Administrative Agent.
“Amendment No. 7 Effective Date” has the meaning assigned to such term in Amendment No. 7.
“Amendment No. 8” means that certain Amendment No. 8 to Revolving Credit Agreement, dated as of July 1, 2024, among the Borrower, the other Credit Parties party thereto and the Administrative Agent.

“Amendment No. 8 Effective Date” has the meaning assigned to such term in Amendment No. 8.
“Amendment No. 9” means that certain Amendment No. 9 to Revolving Credit Agreement, dated as of October 31, 2025, among the Borrower, the other Credit Parties party thereto and the Administrative Agent.
“Amendment No. 9 Effective Date” has the meaning assigned to such term in Amendment No. 9.
“Applicable Margin” shall mean a percentage per annum equal to:
(i)    with respect to Tranche A Loans:
(A)until the first Adjustment Date, the percentages per annum set forth in Pricing Level II in the table below;
(B)on the first day of each fiscal quarter thereafter (each, an “Adjustment Date”), commencing with the fiscal quarter beginning on or about July 1, 2014, the Applicable Margin shall be determined from the pricing grid below based upon average daily Excess Availability for the most recently ended three month period immediately preceding such Adjustment Date, as calculated by the Administrative Agent as of the last day of such three month period; provided that if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, interest due under this Agreement shall be recalculated at such higher rate for any applicable periods and so long as an Event of Default described in Section 11.5 has not occurred with respect to any Borrower, such shortfall shall be due and payable within five Business Days following the written demand thereof by the Administrative Agent and no Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five Business Day period.

Pricing Level	Average Excess Availability	ABR Rate Tranche A Loans	SOFR Tranche A Loans
I	Greater than 66% of the Line Cap	0.50%	1.50%
II	Greater than or equal to 33% of the Line Cap but less than or equal to 66% of the Line Cap	0.75%	1.75%
III	Less than 33% of the Line Cap	1.00%	2.00%
(ii)    with respect to Tranche B Loans, 3.25% for ABR Loans and 4.25% for SOFR Loans; and
(iii)    with respect to Overadvance Loans, 4.00% for ABR Loans and 5.00% for SOFR Loans.

Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment.
“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Asset Sale” shall mean:
(i)    the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each a “disposition”) of the Company or any Restricted Subsidiary, or
(ii)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:
(a)    any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property or property that is no longer economically practical in its business or commercially desirable to maintain or used or useful equipment in the ordinary course of business or any disposition of inventory, immaterial assets, or goods (or other assets) in the ordinary course of business;
(b)    [reserved];
(c)    the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2, sales, transfers and other dispositions permitted by Section 10.3 or the making of any Restricted Payment or Permitted Investment (other than pursuant to clause (i) of the definition thereof), that is permitted to be made, and is made, pursuant to Section 10.5;
(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $2,500,000;
(e)    any disposition of property or assets or issuance of securities by (1) a Restricted Subsidiary to the Company or (2) by the Company or a Restricted Subsidiary to another Restricted Subsidiary;
(f)    to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)    any disposition in connection with a Permitted Reorganization;
(h)    any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(i)    foreclosures, condemnation, or any similar action on assets or casualty or insured damage to assets;
(j)    [reserved];
(k)    any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;
(l)    the Company and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Company or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to the Company or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Company or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, Holdings, the Company or any Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;
(m)    the sale or discount of accounts receivable or notes receivable or the conversion of accounts receivable to notes receivable, in each case, in the ordinary course of business and relating only to accounts receivable which, if included in the Borrowing Base, the Credit Parties receive not less than the amounts borrowed or available to be borrowed under the Borrowing Base;
(n)    (i) the sale, licensing, sub-licensing or other disposition of Intellectual Property or other general intangibles in the ordinary course of business, (ii) the sale, licensing, sub-licensing or other disposition of Intellectual Property or other general intangibles pursuant to Intercompany License Agreements, (iii) the expiration of any patent or copyright in accordance with its statutory term;
(o)    the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;
(p)    sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(q)    the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable business judgment of the Borrower Representative are not material to the conduct of the business of the Company and the Restricted Subsidiaries taken as a whole;
(r)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;
(s)    dispositions of property (other than ABL Priority Collateral) to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);
(t)    (i) leases, subleases, licenses, or sublicenses (and terminations thereof), in each case in the ordinary course of business and which do not materially interfere with the business of the Company and the Restricted Subsidiaries, taken as a whole and (ii) Intercompany License Agreements;
(u)    dispositions of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder;
(v)    dispositions set forth on Schedule 1.1(a);
(w)    any disposition of assets that do not constitute Collateral in any transaction or series of transactions with an aggregate Fair Market Value of less than $2,500,000;
(x)    (i) bulk sales or other dispositions of Inventory of the Company or a Restricted Subsidiary not in the ordinary course of business in connection with Store closings, at arm’s length so long as either (A) Excess Availability is greater than 50% of the Line Cap or (B) Borrower Representative has delivered to the Administrative Agent an updated Borrowing Base Certificate excluding such Inventory and (ii) sales or other dispositions by the Company or any Restricted Subsidiary of assets in connection with the closing or sale of a Store in the ordinary course of business of the Borrower and its Subsidiaries which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating directly to the operations of such Store; provided that as to each and all such sales and closings, each such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction; provided, that in each case of clauses (i) and (ii), all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 5.2; and
(y)    licenses for the conduct of licensed departments within the Stores of the Company or any Restricted Subsidiary in the ordinary course of business.
“Asset Sale Prepayment Event” shall mean any Asset Sale of ABL Priority Collateral; provided, further, that with respect to any Asset Sale Prepayment Event, the Borrowers shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $1,000,000 (the “Prepayment Trigger”) in any fiscal year of the Company, but then from all such Net Cash Proceeds (excluding amounts below the Prepayment Trigger).
“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit F, or such other form as may be approved by the Administrative Agent.
“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Controller, the Vice President-Finance, a Director, a Manager, or

any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.
“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).
“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans (but not Swingline Loans) then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.20.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (i) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (ii) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Agreement” shall mean any agreement or arrangement to provide Bank Products described in the definition thereof.
“Bank Product Provider” shall mean (i) any Person that, at the time it enters into a Bank Product Agreement, is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender, (ii) with respect to any Bank Product Agreement entered into prior to the Amendment No. 9 Effective Date, any Person that is an Agent or a Lender or an Affiliate or branch of an Agent or a Lender on the Amendment No. 9 Effective Date or (iii) any other Person from time to time designated in writing by the Borrower to the Administrative Agent; provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower a letter agreement in form reasonably acceptable to the Administrative Agent and the Borrower pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 11, 12, 13, 15 and 26 of the Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7 and 8.1 of the Security Agreement, in each case, as if it were a Lender.
“Bank Products” shall mean, collectively, any services or facilities (other than Cash Management Services or any Borrowing under this Agreement) on account of (i) credit and debit cards, including “commercial credit cards” and (ii) purchase cards, stored value cards and other card payment products.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.
“Benchmark” means, initially, Adjusted Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.20.
“Benchmark Replacement” means, in the case of any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)Daily Simple SOFR; or
(2)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, the applicability of breakage provisions, applicability of Section 2.20 and other technical, administrative or operational matters) that the Administrative Agent and the Borrower Representative decide may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent and the Borrower Representative decide is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.20 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.20.
“Benefited Lender” shall have the meaning provided in Section 13.8(a).
“Blocked Account” has the meaning provided in Section 9.9(c).
“Blocked Account Agreement” has the meaning provided in Section 9.9(c).
“Blocked Account Banks” means the banks with whom deposit accounts or securities accounts are maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Bob’s I” shall have the meaning provided in the preamble to this Agreement.
“Bob’s II” shall have the meaning provided in the preamble to this Agreement.
“Borrower” or “Borrowers” shall mean, individually or collectively, the Company and/or any Subsidiary Borrower as the context requires.
“Borrower Representative” shall have the meaning provided in Section 2.18.
“Borrowing” shall mean (i) Loans of the same Tranche, Class and Type, made, converted, or continued on the same date and, in the case of Term SOFR Rate Loans, as to which a single Interest Period is in effect, (ii) a Swingline Loan or (iii) a Protective Advance.
“Borrowing Base” shall mean the sum of (i) Tranche A Borrowing Base, plus (ii) the Overadvance Borrowing Base, plus (iii) the Tranche B Borrowing Base. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.1(h), as adjusted to give effect to Borrowing Base Reserves (in accordance with and subject to the limitations of Section 2.19) following such delivery. Notwithstanding the foregoing, for purposes of this definition and the definition of “Pro Forma Availability Condition”, no Accounts or Inventory being acquired pursuant to a Permitted Acquisition or permitted Investment or otherwise created, purchased, completed or owned by a business unit acquired pursuant to a Permitted Acquisition or permitted Investment will be included in the Borrowing Base unless (i) the Administrative Agent, in its Credit Judgment, confirms that such Accounts or Inventory conform to standards of eligibility as fixed and revised from time to time by the Administrative Agent pursuant to this Agreement, and (ii) to the extent required by the Administrative Agent, an audit of such Accounts and an appraisal of such Inventory is conducted and then only so long as such Accounts or Inventory, as the case may be, would otherwise satisfy the applicable eligibility criteria; provided, that until the earlier of (x) 90 days following the date on which a Permitted Acquisition or other permitted Investment is consummated (or such longer period as agreed to by the Administrative Agent in its discretion) and (y) the date on which the requirements of clauses (i) and (ii) above are satisfied with respect to Accounts and Inventory being acquired in such Permitted Acquisition or other permitted Investment, or otherwise created, purchased, completed or owned by a business unit acquired pursuant to such Permitted Acquisition or permitted Investment, an amount of such Accounts and Inventory that would otherwise constitute Eligible Credit Card Receivables or Eligible Inventory as shall be agreed upon between the Borrower Representative and the Administrative Agent in its discretion shall be included in the Borrowing Base (including, with respect to the definition of “Pro Forma Availability Condition” for purposes of computing aggregate Excess Availability on a Pro Forma Basis as provided therein).
“Borrowing Base Certificate” has the meaning provided in Section 9.1(h).
“Borrowing Base Reserve” means the sum (without duplication of any other reserve or items that are otherwise addressed or excluded through eligibility criteria, and without duplication of any of the factors taken into account in determining “value”) of (a) the Rent and Charges Reserve; (b) the Inventory Reserves (including, without limitation, reserves for Shrink); (c) the Cash Management Services Reserve; (d) the Secured Hedge Reserve; (e) the aggregate amount of liabilities secured by Liens on Collateral included in the Borrowing Base, which Liens are senior in priority to Collateral Agent’s Liens; and (e) such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Credit Judgment may elect to establish from time to time (including, without limitation, reserves relating to gift cards, customer deposits, freight/duty charges and in-transit inventory errors).
“Borrowing Subsidiary Agreement” shall mean a Borrowing Subsidiary Agreement substantially in the form of Exhibit M.
“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close; provided that, when used in connection with a SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” means any day that is only a U.S. Government Securities Business Day.
“Canadian Dollars” shall mean the lawful currency of Canada.
“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Company and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Company and the Restricted Subsidiaries (including capitalized software expenditures, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).
“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided that all leases of any Person that are or would be characterized as operating leases in accordance with GAAP immediately prior to the

Closing Date (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such leases to be recharacterized as Capital Leases.
“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).
“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree in their sole discretion, other credit support. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Dominion Period” means any period (a) commencing on the day that any Cash Dominion Trigger Default occurs and is continuing for so long as such Cash Dominion Trigger Default has not been cured or waived; or (b) commencing on a day in respect of which, Excess Availability for the previous five (5) consecutive Business Days was less than the greater of (i) 10.0% of the Line Cap and (ii) $10,000,000 and continuing until the first day thereafter to occur in respect of which Excess Availability for the previous thirty (30) consecutive days has been at least the greater of (i) 10.0% of the Line Cap and (ii) $10,000,000.
“Cash Dominion Trigger Default” means the occurrence of any Event of Default specified in Section 11.1, Section 11.2 (solely as it relates to a material inaccuracy of any representation contained in any Borrowing Base Certificate, Section 11.3(a) (solely as it relates to the Borrowers’ failure to comply with the covenants set forth in Section 9.9 and Section 10.11), Section 11.3(b), Section 11.4(a)(i) or (b) and Section 11.5.
“Cash Equivalents” shall mean:
(i)    Dollars,

(ii)    (a) Euro, Pounds Sterling, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,
(iii)    securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,
(iv)    certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 in the case of foreign banks,
(v)    repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,
(vi)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,
(vii)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,
(viii)    readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,
(ix)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,
(x)    solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,
(xi)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and
(xii)    investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement, is an Agent or a Lender or an Affiliate of an Agent or a Lender or (ii) with respect to any Cash Management Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date.
“Cash Management Services Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time during the continuance of a Cash Dominion Period in respect of Secured Cash Management Obligations, including reserves which the Administrative Agent shall establish in the amounts set forth in written notices from any Cash Management Bank party to a Secured Cash Management Agreement. The amount of any Cash Management Services Reserve established by the Administrative Agent (x) shall have a reasonable relationship to the Secured Cash Management Obligation that is the basis for such Reserve as determined by the Administrative Agent in its Credit Judgment as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to Cash Management Services then provided or outstanding and (y) shall not be duplicative of other Borrowing Base Reserves then in effect.
“Cash Management Services” shall mean any one or more of the following types of services or facilities (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements.
“Cash Receipts” shall have the meaning provided in Section 2.18(d).
“CFC” shall mean a Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Domestic Subsidiary of the Company that has no material assets other than the equity or debt of one or more Foreign Subsidiaries that are CFCs.
“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law). For purposes of this definition, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III, shall in each case described in clauses (a) and (b) above be deemed to be a Change in Law and have gone into effect after the date hereof, regardless of the date enacted, adopted, issued, or implemented.
“Change of Control” shall mean and be deemed to have occurred if (i) prior to the consummation of a Qualifying IPO, the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Company; (ii) upon and after the consummation of a Qualifying IPO, any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Company that exceeds 35% thereof, unless, in case of clause (i) or clause (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of the Company; (iii) at any time, a Change of Control (as defined in the First Lien Term Loan Agreement or the Second Lien Credit Agreement) shall have occurred; or (iv) at any time prior to a Qualifying IPO of the Company, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding equity interests of the Company.
“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Incremental Revolving Credit Loans, Extended Revolving Credit Loans (of the same Extension Series), or Swingline Loans and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Incremental Revolving Credit Commitment or an Extended Revolving Credit Commitment (of the same Extension Series).
“Closing Date” shall mean February 12, 2014.
“Closing Distribution” shall have the meaning set forth in the First Lien Term Loan Agreement.
“Code” shall mean the Internal Revenue Code of 1986.
“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Royal Bank of Canada, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9; any Affiliate or designee of Royal Bank of Canada may act as the Collateral Agent under any Credit Document.
“Commitment Fee” shall have the meaning provided in Section 4.1(a).
“Commitment Fee Rate” shall mean a rate per annum equal to 0.375%; provided that the rate per annum applicable to the unused portion of the Overadvance Borrowing Base (if any) shall be 0.750% per annum.
“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Revolving Credit Commitment, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning provided in Section 13.17(a).
“Company” shall have the meaning provided in the preamble to this Agreement.
“Company Material Adverse Effect” shall have the meaning provided to the term “Material Adverse Effect” in the Acquisition Agreement.
“Compliance Certificate” shall mean a certificate of a Financial Officer of the Borrower Representative delivered pursuant to Section 9.1(d) for the applicable Test Period.
“Concentration Account” shall have the meaning provided in Section 9.9(d).
“Confidential Information” shall have the meaning provided in Section 13.16.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Company dated January 2014.
“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures, customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:
(i)    increased (without duplication) by:
(a)    provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest related to such taxes or arising from any tax examinations (and not added back) in computing Consolidated Net Income, plus
(b)    Fixed Charges of such Person for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus
(c)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus
(d)    any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the Second Lien Loans, the First Lien Term Loans and the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the offering of the Credit Documents and any other credit facilities, and (3) any amendment or other modification of the Second Lien Facility, the First Lien Term Facility, the Loans hereunder or thereunder, or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus
(e)    any other non-cash charges, expenses or losses, including any non-cash expense relating to the vesting of warrants and any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus
(f)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus
(g)    the amount of management, monitoring, consulting, and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Initial Investors or any of their respective Affiliates, plus
(h)    costs of surety bonds incurred in such period in connection with financing activities, plus
(i)    the amount of “run-rate” cost savings, operating expense reductions, and synergies that are projected by the Borrower Representative in good faith to result from actions either taken or expected to be taken within 18 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, or synergies had been realized on the first day of such period); provided that an Authorized Officer of the Borrower Representative shall have certified to the Administrative Agent that such cost savings are reasonably identifiable and factually supportable; provided further that amounts added back to Consolidated EBITDA pursuant to this clause (i)(i), when taken together with amounts described in clause (b) of proviso to the definition of “Pro Forma Adjustment” and clause (xvi) of the definition of “Consolidated Net Income” shall not exceed 25% of Consolidated EBITDA for any Test Period, plus
(j)    [reserved], plus
(k)    any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (iii) of Section 10.5(a) and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (l)(i) of Section 10.1, plus
(l)    the amount of expenses relating to payments made to option holders of any direct or indirect parent company of the Company or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, plus
(m)    with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Company’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus
(n)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs, plus
(o)    cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back, plus

(p)    to the extent not already included in the Consolidated Net Income, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower Representative has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, plus
(q)    [reserved], plus
(r)    charges, expenses, and other items described in the Confidential Information Memorandum or the Sponsor Model, plus
(s)    costs related to implementation of operational and reporting systems and technology initiatives, plus
(t)    any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, plus
(u)    letter of credit fees
(ii)    decreased by (without duplication):
(a)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; provided that, to the extent non cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non cash gains received in subsequent periods to the extent not already included therein,
(iii)    increased or decreased by (without duplication):
(a)    any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and
(b)    any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.
For the avoidance of doubt:

(i)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,
(ii)    there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Company or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Company or such Restricted Subsidiary (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); and
(iii)    to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.
Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any four-fiscal quarter period that includes any of the fiscal quarters ending March 31, 2013, June 30, 2013, September 30, 2013 or December 31, 2013, Consolidated EBITDA for such fiscal quarters shall equal $16,362,681, $11,559,929, $11,333,843 and $12,575,274, respectively (which amounts, for the avoidance of doubt shall be subject to addbacks and adjustments pursuant to clause (i) above and shall give effect to calculations on a Pro Forma Basis in accordance with this Agreement in respect of Specified Transactions (including the cost savings and “run rate” adjustments described above or in the definition of “Consolidated Net Income” subject in each case to the applicable limitations set forth therein and that in each case may become applicable due to actions taken on or after the Closing Date)
“Consolidated First Lien Secured Debt” shall mean Consolidated Total Debt as of such date that is not Subordinated Indebtedness and is secured by a Lien on the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the Obligations and the First Lien Obligations.

“Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated First Lien Secured Debt as of such date of determination, minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Company and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Company for the Test Period then last ended, in each case with such pro forma adjustments to Consolidated First Lien Secured Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Interest Coverage Ratio.
“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:
(i)    consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (b) capitalized interest to the extent paid in cash, and (c) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (1) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (2) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (3) any “additional interest” owing pursuant to a registration rights agreement, (4) non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period and (5) any non-cash expensing of bridge, commitment, and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period; less
(ii)    cash interest income for such period.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,
(i)    any after-tax effect of extraordinary, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments, or modifications to pension and post-retirement employee benefits plans, start-up, transition, integration, and other restructuring and business optimization costs, charges, reserves, or expenses (including related to acquisitions after the Closing Date and to the start-up, opening, closure, and/or consolidation of stores, distribution centers, offices and facilities), new product introductions, and one-time compensation charges shall be excluded,
(ii)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(iii)    any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed, or discontinued operations shall be excluded,
(iv)    any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors of the Company, shall be excluded,
(v)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(vi)    [reserved],
(vii)    effects of adjustments (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification No. 805 - Business Combinations and No. 350 - Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(viii)    (a) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,
(ix)    any impairment charge, asset write-off, or write-down pursuant to ASC 350 and Financial Accounting Standards Codification No. 360 - Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded,
(x)    (a) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options units, restricted stock, or other rights to officers, directors, managers, or employees and (b) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,
(xi)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date, the Transactions and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
(xii)    accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,
(xiii)    to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Borrower Representative has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,
(xiv)    any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded,
(xv)    any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date shall be excluded, and
(xvi)    Consolidated Net Income for any Test Period shall be increased by the aggregate amount of “run-rate” Consolidated Net Income projected by the Borrower Representative in good faith to be attributable to New Stores open during such Test Period (or following such Test Period but prior to the date for the delivery of the financial statements for such Test Period pursuant to Section 9.1(a) or (b)) (which amount shall be calculated on a Pro Forma Basis as though the full annual amount of such Consolidated Net Income attributable to such New Stores had been realized during such Test Period (without duplication of any amounts attributable to such New Stores already received in such Test Period), subject to adjustment in a manner consistent with the methodology used in determining the pro forma New Stores adjustment set forth in the Public Lender Presentation and subject to the applicable limitation set forth in clause (i)(i) of the definition of “Consolidated EBITDA” for such Test Period).
“Consolidated Senior Secured Debt” shall mean Consolidated Total Debt as of such date that is not Subordinated Indebtedness and is secured by a Lien on the Collateral.
“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Senior Secured Debt as of such date of determination, minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Company and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Company for the Test Period then last ended, in each case with such pro forma adjustments to Consolidated Senior Secured Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Interest Coverage Ratio.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Company and the Restricted Subsidiaries at such date.
“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations, Bank Products, and Cash Management Services); provided that Consolidated Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings thereunder.
“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Company and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated Total Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Company for the Test Period then last ended, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Interest Coverage Ratio.
“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Requirement” shall have the meaning provided in Section 8.3.
“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.
“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.
“Cost” means the cost of the Credit Parties’ Inventory as determined in accordance with the Borrowers’ accounting policies as in effect on the Closing Date and as reported on the Credit Parties’ stock ledger, as such policy may be modified with the consent of the Administrative Agent, whose consent will not be unreasonably withheld.
“Credit Card Notifications” shall have the meaning provided in Section 9.9(c).
“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Borrower Subsidiary Agreement, the Guarantees, the Security Documents, and any promissory notes issued by a Borrower pursuant hereto.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.
“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.
“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.
“Credit Judgment” means the Administrative Agent’s reasonable judgment exercised in good faith, (i) to reflect events, conditions, contingencies or risks in each case, which, as reasonably determined by the Administrative Agent in good faith, materially adversely affect either (a) the Collateral, its value or the amount that might be received by the Agents from the sale or other disposition or realization upon such Collateral, or (b) the assets or business of any Credit Party or (c) the security interests and liens and other rights of any Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), (ii) to reflect claims and liabilities that the Administrative Agent reasonably determines will be required to be satisfied in connection with the realization upon such Collateral, (iii) to reflect the Administrative Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Credit Party to any of the Agents is or may have been incomplete, inaccurate, misleading or not in accordance with the terms hereof, to the extent thereof, (iv) to reflect criteria, events, conditions, contingencies or risks that, in each case, as reasonably determined by the Administrative Agent in good faith, materially adversely affect any component of the Borrowing Base or the validity or enforceability of this Agreement or the other Credit Documents or any of the material rights or remedies of the Secured Parties hereunder or thereunder or (v) in respect of any Default or an Event of Default.
“Credit Party” shall mean Holdings, the Borrowers, and the other Guarantors.
“Cure Amount” shall have the meaning provided in Section 11.15.
“Customs Broker Agreement” means an agreement in such form as may be reasonably satisfactory to the Administrative Agent and the Borrower Representative among a Borrower, a customs broker, freight forwarder, shipping company or other carrier, and the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property for the benefit of the Collateral Agent, and agrees, upon notice from the Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the Collateral Agent.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Day”), with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent reasonably determines that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“DDAs” means any checking or other demand deposit account maintained by the Credit Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents, and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.

“Debt Service Charges” means, for any period, the sum of (a) Consolidated Interest Expense paid or required to be paid in cash, plus (b), scheduled amortization payments of principal made or required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness for borrowed money (excluding the Obligations, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including Capital Lease Obligations).
“Declined Proceeds” shall have the meaning provided in Section 5.2(f).
“Default” shall mean any event, act, or condition set forth in Section 11 that with notice or lapse of time, or both, as set forth in such Section 11 would constitute an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.
“Default Rate” shall have the meaning provided in Section 2.8(c).
“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower Representative, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Borrower Representative, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.
“Disbursement Accounts” shall have the meaning provided in Section 9.9(g).
“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.
“disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.
“Disqualified Lenders” shall mean such Persons (i) that have been specified in writing to the Administrative Agent and the Lead Arrangers prior to the commencement of “primary syndication” as being Disqualified Lenders or as otherwise agreed by the Borrower Representative and the Administrative Agent, (ii) who are competitors of the Company and its Subsidiaries that are separately identified in writing by the Borrower Representative to the Administrative Agent from time to time, (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (a) identified in writing by the Borrower Representative to the Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name and (iv) Excluded Affiliates.
“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.
“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollars” and shall mean dollars in lawful currency of the United States.
“Domestic Subsidiary” shall mean each Subsidiary of the Company that is organized under the laws of the United States, any state thereof, or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Credit Card Receivables” means, as of any date of determination, Accounts due to a Credit Party from major credit card and debit card issuers and processors (including, but not limited to,

VISA, Mastercard, American Express, Diners Club, AcceptanceNow, Wells Fargo and DiscoverCard) as arise in the ordinary course of business and which have been earned by performance, that are not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent in its Credit Judgment, none of the following shall be deemed to be Eligible Credit Card Receivables:
(a)    Accounts due from (i) major credit card and debit card processors (other than Wells Fargo and AcceptanceNow) that have been outstanding for more than five (5) Business Days from the date of sale, or (ii) from Wells Fargo and AcceptanceNow that have been outstanding for more than seven (7) Business Days or, in each case, for such longer period(s) as may be approved by the Administrative Agent in its Credit Judgment;
(b)    Accounts due from major credit card and debit card processors with respect to which a Credit Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than (i) Liens granted to the Collateral Agent for its own benefit and the benefit of the other Secured Parties pursuant to the Security Documents, (ii) a Permitted Lien which does not have priority over such Liens in favor of the Collateral Agent, and (iii) those Liens specified in clause (xvii) of the definition of Permitted Liens and Permitted Liens having priority by operation of applicable Law over the Lien of the Collateral Agent) (the foregoing not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Credit Judgment on account of any such Liens);
(c)    Accounts due from major credit card and debit card processors that are not subject to a first priority (except as to priority as provided in clause (b)(iii), above) security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties;
(d)    Accounts due from major credit card and debit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback (other than chargebacks in the ordinary course by the credit card and debit card processors) has been asserted, by the related credit card and debit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback);
(e)    Accounts due from major credit card and debit card processors as to which the credit card and debit card processor has the right under certain circumstances to require a Credit Party to repurchase the Accounts from such credit card or debit card processor;
(f)    From and after the date that is thirty (30) days after the Closing Date (or such longer period of time as the Administrative Agent may agree in its discretion), except as otherwise approved by the Administrative Agent, Accounts due from any credit card and debit card processor which has not received a Credit Card Notification;
(g)    Except as otherwise approved by the Administrative Agent in its Credit Judgment, Accounts arising from any private label credit card program of a Credit Party or Accounts due from AcceptanceNow; and
(h)    Accounts due from major credit card and debit card processors (other than VISA, Mastercard, American Express, Diners Club, AcceptanceNow, Wells Fargo and) which the Administrative Agent determines in its Credit Judgment and upon notice to the Borrower Representative to be unlikely to be collected.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from (i) any location within the United States for receipt by a Credit Party within fifteen (15) days of the date of determination or (ii) any location outside of the United States for receipt by a Credit Party within sixty (60) days of the date of determination, but which, in either case, has not yet been received by a Credit Party, (b) for which the purchase order is in the name of a Credit Party and title has passed to a Credit Party, (c) from and after the date that is thirty (30) days after the Closing Date (or such longer period of time as the Administrative Agent may agree in its discretion), except as otherwise agreed by the Administrative Agent, either (i) such Inventory is subject to a negotiable document of title in form reasonably satisfactory to the Administrative Agent which shall, except as otherwise agreed by the Administrative Agent in its Credit Judgment, have been endorsed to the Administrative Agent or an agent acting on its behalf or (ii) such Inventory is subject to a waybill or other non-negotiable document of title which designates a Credit Party or its freight forwarder or other agent as “shipper” and/or the consignor and reflects a Credit Party as consignee (along with delivery to a Credit Party or its customs broker or other agent of such non-negotiable documents of title, to the extent applicable, with respect thereto), (d) from and after the date that is thirty (30) days after the Closing Date (or such longer period of time as the Administrative Agent may agree in its discretion), if reasonably requested by the Administrative Agent, (i) as to which the Collateral Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement and a control agreement with a carrier or freight forwarder), and (ii) as to which each relevant freight carrier, freight forwarder, customs broker, shipping company or other Person in possession of such Inventory and/or the documents relating to such Inventory shall have entered into a Customs Broker Agreement, (e) which is insured in accordance with the provisions of this Agreement and the other Credit Documents including, without limitation marine cargo insurance; (f) such Inventory is subject, to the reasonable satisfaction of the Administrative Agent, to a first priority perfected security interest in and lien upon such Inventory in favor of the Administrative Agent (subject to Permitted Liens having priority by operation of Applicable Law, and except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to such Credit Party) (the foregoing not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Credit Judgment on account of any such Liens) and (g) which otherwise is not excluded from the definition of Eligible Inventory; provided that the Administrative Agent may, in its reasonable discretion and upon prior notice to the Borrower Representative, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent reasonably determines that such Inventory is subject to any Person’s right or claim which is senior to, or pari passu with, the Lien of the Administrative Agent (such as, without limitation, a right of stoppage in transit), as applicable.
Notwithstanding anything to the contrary herein, Eligible In-Transit Inventory shall not be accounted for as “in transit” by a Credit Party by virtue of such Inventory’s being in transit between the Credit Parties’ locations or in storage trailers at the Credit Parties’ locations; rather, such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.
“Eligible Inventory” means, as of any date of determination, without duplication, (a) Eligible In-Transit Inventory, and (b) items of Inventory of a Credit Party that are finished goods, merchantable and readily saleable to the public in the ordinary course that are not excluded as ineligible by virtue of the one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent in its Credit Judgment, none of the following shall be deemed to be Eligible Inventory:
(a)    Inventory that is not solely owned by a Credit Party, or is leased by or is on consignment to a Credit Party, or as to which the Credit Parties do not have title thereto;

(b)    Inventory (other than any Eligible In-Transit Inventory) that is not located in the United States of America (or Canada, as long as the Administrative Agent shall have received or conducted appraisals of such Canadian Inventory from appraisers reasonably satisfactory to the Administrative Agent) at a location that is owned or leased by the Credit Parties except to the extent that the Credit Parties have furnished the Collateral Agent with any UCC financing statements or PPSA registration statement or other filings that the Collateral Agent may reasonably determine to be necessary to perfect its security interest in such Inventory at such location;
(c)    Inventory that represents goods which (i) are damaged, defective, “seconds,” “blocked” inventory, or otherwise unmerchantable, in each case, other than Pit Inventory which is saleable in the ordinary course of business, (ii) are to be returned to the vendor and which is no longer reflected in a Credit Party’s stock ledger, (iii) are obsolete, custom items, work in process, raw materials, or that constitute spare parts, shipping materials or supplies used or consumed in a Borrower’s business, or (iv) are bill and hold goods;
(d)    Inventory that represents goods that do not conform in all material respects to the representations and warranties contained in this Agreement or the Security Agreement;
(e)    Inventory that is not subject to a perfected first priority security interest in favor of the Collateral Agent for its own benefit and the benefit of the other Secured Parties (subject as to priority to Permitted Liens having priority by operation of applicable Law over the Lien of the Collateral Agent);
(f)    Inventory which consists of samples, labels, bags, packaging materials, and other similar non-merchandise categories;
(g)    Inventory as to which casualty insurance in compliance with the provisions of Section 9.3 hereof is not in effect;
(h)    Inventory at any single location with an aggregate value at such location of less than $100,000; and
(i)    Inventory which has been sold but not yet delivered or Inventory to the extent that any Credit Party has accepted a deposit therefor and which is no longer reflected in a Credit Party’s stock ledger.
“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands.
“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.
“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Equity Investments” shall have the meaning provided in the preamble to this Agreement.
“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Company or any direct or indirect parent company of the Company (excluding Disqualified Stock), other than: (i) public offerings with respect to the Company or any of its direct or indirect parent company’s (including the Company’s) common stock registered on Form S-8, (ii) issuances to any Subsidiary of Holdings, (iii) any such public or private sale that constitutes an Excluded Contribution, and (iv) any Cure Amount.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition on it of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay

when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“Erroneous Payment” has the meaning assigned to it in Section 12.14(a).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.14(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “€” shall mean the single currency of the Participating Member States.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Availability” means an amount equal to (a) the Line Cap plus (b) cash and Cash Equivalents subject to a Blocked Account Agreement in favor of the Collateral Agent minus (c) the aggregate amount of the Lenders’ Revolving Credit Exposure.
“Excluded Affiliate” shall mean any Affiliate of any Agent that is engaged (i) as a principal primarily in private equity, mezzanine financing or venture capital or (ii) directly or indirectly in a sale of the Acquired Companies and their Subsidiaries as sell-side representative (other than any “above the wall” individuals).
“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Company from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock of the Company, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by either a senior vice president or the principal financial officer of the Borrower Representative on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be; provided that any non-cash assets shall qualify only if acquired by a parent of the Company in an arm’s-length transaction within the six months prior to such contribution.
“Excluded Deposit Account” means any deposit account (i) listed on Schedule 1.1(e) hereto or any other deposit account that is similar in function to the accounts described on Schedule 1.1(e) established after the Closing Date consistent with past practices, (ii) used for payroll, taxes, fiduciary and trust purposes, and employee benefits, pension accounts and 401(k) accounts, (iii) the daily balance in which does not at any time exceed $500,000 in the aggregate for all such deposit or securities accounts for a period of five (5) consecutive Business Days, (iv) any Term Loan Priority Account, and (v) zero balance disbursement accounts.
“Excluded Property” shall have the meaning set forth in the Security Agreement.
“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower Representative (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock and Stock Equivalents of any Foreign Subsidiary of a Domestic Subsidiary or any CFC Holding Company, any Voting Stock or Stock Equivalents of any class of such Foreign Subsidiary or such CFC Holding Company in excess of 66% of the outstanding Voting Stock of such class, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of Permitted Lien or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not Wholly-Owned by the Company and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Company or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (v) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Company or any Subsidiary as reasonably determined by the Borrower Representative in consultation with the Administrative Agent, (vi) any Capital Stock or Stock Equivalents that are margin stock, and (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary or is an Unrestricted Subsidiary, a captive insurance Subsidiary, an SPV, or any special purpose entity.
“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (iii) any CFC Holding Company, (iv) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (v) any Foreign Subsidiary, (vi) each Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (vii) each Subsidiary with respect to which, as reasonably determined by the Company, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Company and its Subsidiaries to satisfy applicable Requirements of Law, (viii) any other Subsidiary with respect to which, (a) in the reasonable judgment of the Administrative Agent and Borrower Representative, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (b) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower Representative in consultation with the Administrative Agent, (ix) each Unrestricted Subsidiary, (x) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder, (xi) each SPV or not-for-profit Subsidiary, and (xii) captive insurance Subsidiaries.
“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that is required to be imposed on amounts payable to or for the account of a Lender or recipient pursuant to laws in force at the time such Lender or recipient acquires an interest in any Credit Document (or designates a new lending office), other than in the case of a Lender that is an assignee pursuant to a request by the Borrower Representative under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower Representative), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any withholding Taxes attributable to a recipient’s failure to comply with Section 5.4(e), or (iv) any United States federal withholding Tax imposed under FATCA.
“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).
“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).
“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).
“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).
“Extended Revolving Loan Maturity Date” shall mean the date on which any tranche of Extended Revolving Credit Loans matures.

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).
“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).
“Extension Date” shall have the meaning provided in Section 2.14(g)(v).
“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).
“Extension Series” shall mean all Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Revolving Credit Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, and extension fees.
“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower Representative.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fees” shall mean all amounts payable pursuant to, or referred to in Section 4.1.
“Financial Covenant Trigger Event” has the meaning specified in Section 10.11.
“Financial Officer” shall mean, with respect to any Credit Party, the chief financial officer, the senior vice president of finance, treasurer, assistant treasurer, controller or assistant controller of such Credit Party.
“First Lien Obligations” shall have the meaning assigned to the term “Obligations” in the First Lien Term Loan Agreement.
“First Lien Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio shall be no greater than 4.00 to 1.00.

“First Lien Term Loan Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the First Lien Term Loan Agreement.
“First Lien Term Loan Agreement” shall mean the Credit Agreement, dated as of the ~~Closing~~Amendment No. 9 Effective Date, among Holdings, the Borrowers, ~~the guarantors party thereto,~~ the lenders party thereto, the First Lien Term Loan Administrative Agent and the First Lien Term Loan Collateral Agent (as such agreement may be amended, supplemented, waived, or otherwise modified from time to time ~~or~~, and as any facility or loans provided thereunder may be refunded, refinanced, restructured, ~~replaced,~~ renewed, replaced, repaid, increased ~~or~~, extended or otherwise modified from time to time (whether in whole or in part, whether with the original ~~administrative agent~~agents and lenders or ~~other~~new agents and lenders or otherwise (including any combination thereof)), and whether provided under the original ~~First Lien Term Loan Agreement or other~~credit agreement or one or more additional credit agreements, indentures, financing agreements or otherwise, ~~unless such agreement, instrument or document expressly provides that it is not intended to be and is not a First Lien Term Loan Agreement)).~~including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for revolving credit loans, term loans, letters of credit or other Indebtedness).
“First Lien Term Loan Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the First Lien Term Loan Agreement.
“First Lien Term Loan Credit Documents” shall mean the First Lien Term Loan Agreement and each other document executed in connection therewith or pursuant thereto.
“First Lien Term Facility” shall ~~have the meaning provided in the recitals of this Agreement.~~mean the term loan facility pursuant to the First Lien Term Loan Credit Documents (as refunded, refinanced, restructured, renewed, replaced, repaid, increased, extended or otherwise modified from time to time (whether in whole or in part, whether with the original agents and lenders or new agents and lenders or otherwise (including any combination thereof)), and whether provided under the original credit agreement or one or more additional credit agreements, indentures, financing agreements or otherwise, including any agreement extending the maturity thereof, otherwise restructuring all or any portion of the Indebtedness thereunder, increasing the amount loaned or issued thereunder, altering the maturity thereof or providing for revolving credit loans, term loans, letters of credit or other Indebtedness).
“First Lien Term Loans” shall have the meaning provided to the term “Loans” in the First Lien Term Loan Agreement and any modification, replacement, refinancing, refunding, renewal, or extension thereof.
“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) (x) Consolidated EBITDA minus (y) Unfinanced Capital Expenditures (other than Growth Capital Expenditures) minus (z) federal, state and foreign income Taxes paid in cash (net of refunds received during such Test Period), in each case, for the Test Period then last ended to (ii) Debt Service Charges payable in cash for such Test Period. .
“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:
(i)    Consolidated Interest Expense of such Person for such period,

(ii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or any Refunding Capital Stock of such Person made during such period, and
(iii)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR. For the avoidance of doubt, the initial Floor for Term SOFR shall be 0.00%.
“Foreign Subsidiary” shall mean each Subsidiary of the Company that is not a Domestic Subsidiary.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (i) with respect to the Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fronting Fee” shall have the meaning provided in Section 4.1(d).
“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower Representative notifies the Administrative Agent that the Borrower Representative requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower Representative shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange.
“Granting Lender” shall have the meaning provided in Section 13.6(g).
“Growth Capital Expenditures” means Capital Expenditures which are made by any Credit Party to acquire additional productive assets or properties that generate revenues in the business of the Credit Party primarily for the purpose of increasing revenues.
“Guarantee” shall mean (i) the Guarantee made by Holdings and each other Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent.
“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or(iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” shall mean (i) each Subsidiary of the Company that is party to the Guarantee on the Closing Date, (ii) each Subsidiary of the Company that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise, and (iii) Holdings.
“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, asbestos and asbestos containing material, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by, any Environmental Law.
“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedge Bank” shall mean (i) (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date or (ii) any Person listed on Schedule 1.1(d); provided that, if such Person is not a Lender, such Person executes and delivers to the Administrative Agent and the Borrower Representative a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Person (a) appoints the Administrative Agent as its agent under the applicable Credit Documents and (b) agrees to be bound by the provisions of Sections 11, 12, 13, 25 and 26 of the Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.5, 7 and 8.1 of the Security Agreement, in each case, as if it were a Lender.
“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.
“Historical Financial Statements” shall mean (i) the audited combined balance sheets of the Acquired Company as of December 30, 2012 and the related audited combined statements of operations and comprehensive income, changes in equity and cash flows of the Acquired Company for the year ended December 30, 2012 and (ii) the unaudited interim combined balance sheets of the Acquired Company and the Operating Companies (as defined in the Acquisition Agreement) for the ten month period ended October 27, 2013, and the related unaudited combined statements of operations and comprehensive income, changes in equity, and cash flows of the Acquired Company and the Operating Companies for October 27, 2013.
“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (“New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not the Company (“Previous Holdings”); provided that (a) such New Holdings directly owns (i) 100% of the Equity Interests of the Company and (ii) 100% of the Equity Interests of each other direct Subsidiary of Previous Holdings which were owned by Previous Holdings immediately prior thereto, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) if reasonably requested by the Administrative Agent, an opinion of counsel shall be delivered by the Borrower Representative to the Administrative Agent, (d) all Capital Stock of the Company and substantially all of the other assets of Previous Holdings are contributed or otherwise transferred, directly or indirectly, to such New Holdings and pledged to secure the Obligations, (e) (i) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default, (ii) such substitution does not result in any material adverse tax consequences to any Credit Party and (iii) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), (f) no Change of Control shall occur, (g) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice of the proposed transaction and Previous Holdings, New Holdings and the Borrowers shall promptly and in any event at least two (2) Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed successor New Holdings, (h) New Holdings shall be an entity organized or existing under the law of the United States, any state thereof or the District of Columbia, (i) if reasonably requested by the Administrative Agent, the Credit Parties shall execute and deliver amendments, supplements and other modification to all Credit Documents and instruments and agreements executed in connection therewith necessary to perfect and protect the liens and security interests in the Collateral of New Holdings, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (j) the Borrower Representative delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clauses (a), (e)(i) and (ii), (f) and (h) of this definition provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to Holdings in the Credit Documents shall be meant to refer to New Holdings; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to Holdings in the Credit Documents shall be meant to refer to New Holdings.
“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks, and other contingent liabilities of the Borrowers, and the Restricted Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower Representative.
“IFRS” shall have the meaning given such term in the definition of GAAP.
“Impacted Loans” shall have the meaning provided in Section 2.10(a).
“Increased Amount Date” shall have the meaning provided in Section 2.14(a).
“Incremental Loans” shall have the meaning provided in Section 2.14(c).
“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).
“Incremental Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).
“Incremental Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).
“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Company solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) prepaid or deferred revenue arising in the ordinary course of business, (3) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (4) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, or (5) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.
For all purposes hereof, the Indebtedness of the Company and the other Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.
“Indemnified Liabilities” shall have the meaning provided in Section 13.5.
“Indemnified Person” shall have the meaning provided in Section 13.5.
“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.
“Initial First Lien Term Loans” shall have the meaning provided to the term “Initial Term Loans” (or similar term) in the First Lien Term Loan Agreement.
“Initial Investors” shall mean Bain Capital Partners, LLC and/or its Affiliates that are controlled directly or indirectly by Bain Capital Partners, LLC (including, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).
“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property” shall mean U.S. and foreign intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.
“Intercompany License Agreement” shall mean any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, Intellectual Property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of the Company and any Subsidiary.
“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then last ended to (ii) Consolidated Interest Expense for such Test Period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires, or extinguishes any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Test Period but prior to or simultaneously with the date of determination, then the Interest Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, redemption, retirement, or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Test Period; provided, however, that Pro Forma Effect shall not give effect to any Indebtedness incurred on the date of such determination (except pursuant to the first paragraph of Section 10.1 and Section 10.1(n)).
For purposes of calculating the Interest Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated interest obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Interest Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period.
For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower Representative (and may include, for the avoidance of doubt and without duplication, cost savings, and operating expense reductions resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower Representative may designate.
“Interest Period” shall mean, in respect of each Term SOFR Rate Loan, a period of one, three or six months, or, to the extent available from all applicable Lenders, twelve months or such shorter period (in each case, subject to the availability thereof), with respect to such Term SOFR Rate Loan; provided that (i) the Interest Period shall commence on the date of an advance of or a conversion to a Term SOFR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires; (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a Term SOFR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (iii) any Interest Period with respect to a Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is not numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; (iv) no Interest Period shall extend beyond the Maturity Date for such Class of Commitments and (v) no tenor that has been removed from this definition pursuant to Section 2.20 shall be available for specification in such Notice of Borrowing, Notice of Conversion or Continuations or interest election.
“Inventory” has the meaning provided in the Security Agreement.
“Inventory Reserves” shall mean, without duplication of other Borrowing Base Reserves then in effect, such reserves as may be established from time to time by the Administrative Agent, in its Credit Judgment, with respect to changes in the determination of the salability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory.
“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Company and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

For purposes of the definition of Unrestricted Subsidiary and Section 10.5,
(i)    Investments shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s Investment in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(ii)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Company or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).
“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” shall mean:
(i)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),
(ii)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries,
(iii)    investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and
(iv)    corresponding instruments in countries other than the United States customarily utilized for high-quality investments.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, and instrument entered into by the Letter of Credit Issuer and a Borrower (or any other Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.
“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Joint Lead Arrangers and Bookrunners” shall mean RBC Capital Markets and UBS Securities LLC.
“Judgment Currency” shall have the meaning provided in Section 13.19.
“Junior Debt” shall mean any Subordinated Indebtedness.
“Landlord Lien State” means any state in which, at any time, a landlord’s claim for rent has priority by operation of applicable Law notwithstanding any contractual provision to the contrary over the Lien of the Collateral Agent in any of the Collateral.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Facility Maturity Date” shall mean the date that is five (5) Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the Letter of Credit Issuer.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.
“L/C Participant” shall have the meaning provided in Section 3.3(a).
“L/C Participation” shall have the meaning provided in Section 3.3(a).
“Lender” shall have the meaning provided in the preamble to this Agreement, and in any event, shall include the Swingline Lender.
“Lender Default” shall mean (i) the refusal (which shall be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within one business day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has stated publicly that it will generally not comply with its funding obligations under any loan agreements, credit agreements, and other similar agreements, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender has become the subject of a Bail-In Action.
“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.
“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1 and each Existing Letter of Credit.
“Letter of Credit Commitment” shall mean $10,000,000, as the same may be reduced from time to time pursuant to Section 3.1.
“Letter of Credit Expiration Date” shall mean the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).
“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” shall mean (i) in the case of standby Letters of Credit, trade letters of credit and bank guarantees, Royal Bank of Canada (provided that trade letters of credit shall be issued through its Toronto Branch) or any other Lender reasonably satisfactory to Borrower Representative and the Administrative Agent, (ii) any of their respective Affiliates or branches or (iii) any replacement, additional issuer, or successor pursuant to Section 3.6. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower Representative pursuant to Section 3.2, and substantially in the form of Exhibit L or another form which is acceptable to the Letter of Credit Issuer in its reasonable discretion.

“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.
“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license to Intellectual Property be deemed to constitute a Lien.
“Lien Waiver” means an agreement, in form and substance reasonably satisfactory to the Collateral Agent, by which, for any Collateral included in the Borrowing Base located on premises not owned by a Credit Party, the lessor, mortgagee or owner (as applicable) waives or subordinates any Lien it may have on the Collateral included in the Borrowing Base, and agrees to permit the Collateral Agent to enter upon the premises and remove the Collateral included in the Borrowing Base or to use the premises to collect on the Collateral included in the Borrowing Base.
“Line Cap” means, at any time of determination, the lesser of (a) the Total Revolving Credit Commitment and (b) the Borrowing Base.
“Loan” shall mean any Revolving Loan, Swingline Loan or any other loan made by any Lender hereunder.
“Material Adverse Effect” shall mean (a) on the Closing Date, a Company Material Adverse Effect or (b) after the Closing Date, any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole or (ii) a material and adverse effect on the material rights and remedies (taken as a whole) of the Administrative Agent under the Credit Documents.
“Material Intellectual Property” means intellectual property that the loss of which will have a material and adverse effect on the business of Holdings and its Restricted Subsidiaries taken as a whole.
“Material Subsidiary” shall mean, at any date of determination, each wholly owned Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.00% of the Consolidated Total Assets of the Company and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.00% of the consolidated revenues of the Company and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 7.50% of the Consolidated Total Assets of the Company and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 7.50% of the consolidated revenues of the Company and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Company shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Revolving Credit Maturity Date or the maturity date of an Extended Revolving Credit Loan, as applicable.
“Maximum Incremental Facilities Amount” shall mean (i) $15,000,000 minus (ii) the aggregate principal amount of Incremental Revolving Credit Commitments incurred pursuant to Section 2.14(a) prior to such date.
“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of Term SOFR Rate Loans, $500,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans, $500,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).
“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 101% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 101% of the outstanding amount of all L/C Obligations.
“Minimum Equity Amount” shall have the meaning provided in the preamble to this Agreement.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower Representative, together with such terms and provisions as may be required by local laws.
“Mortgaged Property” shall mean each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.
“Net Cash Proceeds” shall mean, with respect to any event, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Company or any of the Restricted Subsidiaries in respect of such event less (ii) the sum of:
(a)    the amount, if any, of all taxes and permitted tax distributions described in Section 10.5(b)(15) (including, in each case, in connection with any repatriation of funds) paid or estimated to be payable by the Company or any of the Restricted Subsidiaries in connection with such event,
(b)    the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such event and (2) retained by the Company or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,
(c)    the amount of any Indebtedness secured by a Lien on the assets that are the subject of such event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such event,
(d)    in the case of any sale or other disposition of an asset by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to minority interests and not available for distribution to or for the account of the Company or a Wholly-Owned Restricted Subsidiary as a result thereof,
(e)    in the case of any sale or other disposition of an asset, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Company and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, and
(f)    all fees and out of pocket expenses paid by the Company or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case only to the extent not already deducted in arriving at the amount referred to in clause (i) above.
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Orderly Liquidation Value” means the net appraised recovery value of Inventory as set forth in the Credit Parties’ stock ledger (expressed as a percentage of the Cost of such Inventory) as reasonably determined from time to time by reference to the most recent appraisal received by the Administrative Agent conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.
“New Stores” shall mean Stores open less than four full quarters and more than one full fiscal quarter.
“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(3).
“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).
“Notice of Intent to Cure” shall have the meaning provided in Section 11.15.
“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Revolving Credit Commitment, Loan, or Letter of Credit or under any Secured Cash Management Agreement, Secured Bank Product Agreement, or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Company or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.
“Organizational Documents” shall mean, with respect to any Person, such Person’s charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.
“OFAC” shall have the meaning set forth in Section 8.18(b).
“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments, and Extended Revolving Credit Commitments.
“Other Taxes” shall mean all present or future stamp, registration, or documentary Taxes or any other excise, property, intangible, mortgage recording, or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower Representative or (ii) Excluded Taxes.
“Overadvance Borrowing Base” shall mean during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, an amount equal to (a) the aggregate amount set forth opposite the time period in the table below (as such amount may be reduced from time to time pursuant to Section 4.2(b)) less (b) the principal amount of all outstanding Tranche B Loans.

Time Period	Amount
Closing Date through March 31, 2015	$10,000,000
April 1,2015 - June 30, 2015	$8,750,000
July 1, 2015 - September 30, 2015	$7,500,000
October 1, 2015 - December 31, 2015	$7,250,000
January 1, 2016 - March 31, 2016	$6,000,000
April 1, 2016 - June 30, 2016	$4,750,000
July 1, 2016 - September 30, 2016	$3,500,000
October 1, 2016 - December 31, 2016	$2,250,000
January 1, 2017 -February 12, 2017	$1,000,000
February 13, 2017 and thereafter	$0
“Overadvance Loan” shall mean a Revolving Credit Loan made pursuant to the Overadvance Borrowing Base.
“Overnight Rate” shall mean, for any day, with respect to any amount denominated in Dollars, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, the Letter of Credit Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Company, as applicable; provided that for purposes of clauses (i), (ii) and (iv) of the definition of Change of Control, references to the Company shall be deemed to refer to any such Parent Entity.
“Participant” shall have the meaning provided in Section 13.6(c)(i).
“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).
“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Event of Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, (b) no Overadvance Loans are then outstanding and (c) after giving effect to such transaction or payment, the Pro Forma Availability Condition has been satisfied. Prior to undertaking any specified transaction or payment which is subject to the Payment Conditions, the Borrowers shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (c) above on a basis reasonably satisfactory to the Administrative Agent.
“Payment Notice” has the meaning assigned to it in Section 12.14(a).
“Payment Recipient” has the meaning assigned to it in Section 12.14(a).

“Patriot Act” shall have the meaning provided in Section 13.18.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of Permitted Investment.
“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or a Restricted Subsidiary and another Person.
“Permitted Credit Facilities” shall mean the First Lien Term Loans and any other Indebtedness issued, incurred or otherwise obtained by the Borrower and/or any Restricted Subsidiary in respect of one or more series, issuances or tranches of secured or unsecured notes, loans, credit facilities and/or other secured or unsecured Indebtedness.
“Permitted First Lien Exchange Notes” shall mean “Permitted Debt Exchange Notes” as defined in the First Lien Term Loan Agreement that are not prohibited by the terms of this Agreement and the other Credit Documents.
“Permitted First Lien Other Indebtedness” shall mean any Indebtedness satisfying the requirements set forth in the definition of “Permitted Other Indebtedness Provisions” in the First Lien Term Loan Agreement.
“Permitted Holders” shall mean each of (i) the Initial Investors and their respective Affiliates and members of management and employees of the Company or any Subsidiary (or their respective direct or indirect parent) who are holders of Equity Interests of the Company (or its direct or indirect parent company) on the Closing Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Initial Investors, their respective Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any other direct or indirect parent company of the Company and (ii) any direct or indirect parent of the Company formed not in connection with, or in contemplation of, a transaction (other than Transactions) that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control.
“Permitted Investments” shall mean:
(i)    any Investment in the Company or any Restricted Subsidiary; provided, that the aggregate amount of such Investments by a Credit Party in Restricted Subsidiaries that are not Credit Parties shall not exceed the greater of (a) $25,000,000 and (b) 50% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment; provided, however, that if any Investment pursuant to this clause (i) is made in any Person that is not a Credit Party at the date of the making of such Investment and such

Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to not utilized the basket in the basket in this proviso so long as such Person continues to be a Credit Party;
(ii)    any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;
(iii)    (a) any Transactions or Investments otherwise made in accordance with the Acquisition Agreement and (b) any Investment by the Company or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a “Permitted Acquisition”), (x) on the date the agreement for such Permitted Acquisition is executed, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing and (y)(1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, or transfer;
(iv)    any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;
(v)    (a) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date;
(vi)    any Investment acquired by the Company or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of the Company of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(vii)    (a) Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services~~;~~ and Bank Products or (b) Hedging Obligations (as defined in the First Lien Term Loan Agreement) permitted under the First Lien Term Loan Agreement, Cash Management Services (as defined in the First Lien Term Loan Agreement) and Bank Products (as defined in the First Lien Term Loan Agreement);
(viii)    any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (a) $20,000,000 and (b) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (viii) is made in any Person that is not a Credit Party at the date of the making of such Investment and such Person becomes a Credit Party after such date, such investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Credit Party;
(ix)    Investments the payment for which (a) consists of Equity Interests of the Company or any direct or indirect parent company of the Company (exclusive of Disqualified Stock) or (b) the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company since immediately after the Closing Date from the issuance or sale of Equity Interests of the Company or any direct or indirect parent company of the Company (exclusive of Disqualified Stock) and, in the case of clause (b), such Investment is made within ninety (90) days of the receipt of such Net Cash Proceeds; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 10.5(a) of the First Lien Term Loan Agreement or the Second Lien Credit Agreement, are not used as for a Cure Amount, or are not used to incur Indebtedness permitted by Section 10.1 or to make any Restricted Payment permitted by Section 10.5(b);
(x)    guarantees of Indebtedness permitted under Section 10.1 and Investments resulting from Liens permitted under Section 10.2;
(xi)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 10.10;
(xii)    Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;
(xiii)    additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $15,000,000 and (b) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Credit Party at the date of the making of such Investment and such Person becomes a Credit Party after such date, such investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Credit Party;
(xiv)    [reserved];
(xv)    advances to, or guarantees of Indebtedness of, employees not in excess of the greater of (a) $2,500,000 and (b) 5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment;
(xvi)    (a) loans and advances to officers, directors, managers, and employees for business-related travel expenses, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices, (b) non-cash loans and advances to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof and (c) promissory notes received from stockholders of the Company, any direct or indirect parent company of the Company or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Company, any direct or indirect parent company of the Company and the Subsidiaries;
(xvii)    Investments consisting of extensions of trade credit in the ordinary course of business;
(xviii)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(xix)    non-cash Investments in connection with Permitted Reorganizations;
(xx)    the licensing and contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in the ordinary course of business; and
(xxi)    other Investments to the extent at the time such Investment is made, the Payment Conditions have been satisfied.
“Permitted Liens” shall mean, with respect to any Person:
(i)    pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case incurred in the ordinary course of business;
(ii)    Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(iii)    Liens for taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or are not required to be paid pursuant to Section 8.11, or for property taxes on property the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property;
(iv)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;
(v)    minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, and Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Collateral Agent with respect to any Mortgaged Properties;
(vi)    Liens securing Indebtedness permitted to be incurred pursuant to clause (a), (b) and (v) (so long as, in each case, such Liens are subject to the ABL/Term Loan Intercreditor Agreement), (d), (l)(ii), (n), or (r) of Section 10.1 or Indebtedness permitted pursuant to the first paragraph of Section 10.1; provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than the assets owned by the Foreign Subsidiaries incurring such Indebtedness; (c) in the cases of clause (n) and the first paragraph of Section 10.1, if such Indebtedness is (x) pari passu in right of security with the Obligations or First Lien Obligations, the Company shall be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition) with the First Lien Secured Leverage Test and the Senior Secured Leverage Test or (y) junior in right of security to the Obligations or the First Lien Obligations, the Company shall be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition) with the Senior Secured Leverage Test; and (d) in the case of any such Indebtedness for borrowed money incurred pursuant to the first paragraph of Section 10.1 or Section 10.1(l)(ii) that is secured by a Lien on the ABL Priority Collateral, such Liens are subordinated to the Liens on the ABL Priority Collateral securing the Obligations pursuant to, or in a manner substantially consistent with, the ABL/Term Loan Intercreditor Agreement;
(vii)    subject to Section 9.14, other than with respect to Mortgaged Property, Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (a) $2,500,000 individually or (b) $5,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 10.2) shall only be permitted if set forth on Schedule 10.2, and, in each case, any modifications, replacements, renewals, or extensions thereof;
(viii)    Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing

Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(ix)    Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);
(x)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1;
(xi)    Liens securing (x) Hedging Obligations ~~and~~, Cash Management Services ~~so long as the related Indebtedness is, and is~~and Bank Products permitted hereunder ~~to be, secured by a Lien on the same property securing such~~(including, for the avoidance of doubt, Secured Hedge Obligations, Secured Cash Management Obligations and Secured Bank Product Obligations) and (y) Hedging Obligations ~~and~~, Cash Management Services~~;~~ and Bank Products (or similar terms) (including, for the avoidance of doubt, Secured Hedge Obligations, Secured Cash Management Obligations and Secured Bank Product Obligations (or similar term)) (in each with respect to this clause (y), as defined in the First Lien Term Loan Agreement);
(xii)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;
(xiii)    leases, subleases, licenses, or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and do not secure any Indebtedness;
(xiv)    Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xv)    Liens in favor of the Company or any other Guarantor;
(xvi)    Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;
(xvii)    rights of set-off against credit balances of the Company or any of the Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Company or any of its Restricted Subsidiaries in the ordinary course of business secure the obligations of the Company or any of its Subsidiaries to the credit card issuers or credit card processors as a result of fees and charges;
(xviii)    Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), and (xv) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement and (c) in the case of any such Lien on the ABL Priority Collateral, such Liens are subordinated to the Liens on the ABL Priority Collateral securing the Obligations at least to the same extent as the Indebtedness being refinanced, refunded, extended, renewed, or replaced;
(xix)    deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;
(xx)    other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of (a) $20,000,000 and (b) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien provided, that in the case of any such Lien securing Indebtedness for borrowed money on the ABL Priority Collateral, such Liens are subordinated to the Liens on the ABL Priority Collateral securing the Obligations pursuant to, or in a manner consistent with, the ABL/Term Loan Intercreditor Agreement;
(xxi)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.6 or Section 11.11;
(xxii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xxiii)    Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(xxiv)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
(xxv)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xxvi)    Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business;
(xxvii)    Liens (a) solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;
(xxviii)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Company or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(xxix)    restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
(xxx)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(xxxi)    zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;
(xxxii)    Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(xxxiii)    Liens arising under the Security Documents;
(xxxiv)    Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any of its Subsidiaries;
(xxxv)    (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Company or any Restricted Subsidiary in joint ventures;
(xxxvi)    Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder; and
(xxxvii)    with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law.
For purposes of this definition, the term Indebtedness shall be deemed to include interest, premiums (if any), fees and expenses on such Indebtedness.
“Permitted Reorganization” shall mean re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired.
“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Company or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Company and a Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by (i) the Company or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed the greater of (a) $15,000,000 and (b) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Sale Leaseback, the board of directors (or analogous governing body) of the Company or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Company or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
“Permitted Second Lien Exchange Notes” shall mean “Permitted Debt Exchange Notes” as defined in the Second Lien Credit Agreement that are not prohibited by the terms of this Agreement and the other Credit Documents.
“Person” shall mean any individual, partnership joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.
“Pit Inventory” shall mean Inventory located in a clearance center (the “Pit”) located within certain showrooms of the Credit Parties and/or maintained on an electronic “e-Pit”.
“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or, any ERISA Affiliate, is (or, if such Plan were terminated, would under Section 4062 or

Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning provided in Section 13.17(a).
“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.
“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.
“Pounds Sterling” shall mean British Pounds Sterling or any successor currency in the United Kingdom.
“Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and the other Restricted Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“primary obligor” shall have the meaning provided such term in the definition of Contingent Obligations.
“Prime Rate” shall mean the “prime rate” referred to in the definition of ABR.
“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Company and the Restricted Subsidiaries; provided that (a) at the election of the Company, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000 and (b) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Availability” means, for any date of calculation with respect to any transaction or payment, Excess Availability after giving effect to such transaction or payment on Pro Forma Basis.
“Pro Forma Availability Condition” means, for any date of calculation with respect to any transaction or payment, that either (i) (a) the (x) Pro Forma Availability on such date and (y) average daily Excess Availability for a period of thirty (30) consecutive days immediately preceding such transaction or payment is greater than 12.5% of the Line Cap (or, solely in connection with a Restricted Payment (other than a Restricted Investment), 15.0%) and (b) the Fixed Charge Coverage Ratio, calculated as of the last day of the most recently ended Test Period, after giving effect to such transaction or payment on a Pro Forma Basis, is greater than 1.00:1.00 or (ii) the (x) Pro Forma Availability on such date and (y) average daily Excess Availability for a period of thirty (30) consecutive days immediately preceding such transaction or payment is greater than 17.5% of the Line Cap (or, solely in connection with a Restricted Payment (other than a Restricted Investment), 20.0%).
“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Restricted Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Restricted Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Company or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (x)(1) directly attributable to such transaction, (2) expected to have a continuing impact on the Company, any Borrower or any of the other Restricted Subsidiaries, and (3) factually supportable or (y) otherwise consistent with the definition of Pro Forma Adjustment.
“Pro Forma Entity” shall have the meaning provided in the definition of the term Acquired EBITDA.
“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Protective Advances” shall have the meaning set forth in Section 2.1(f).
“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“Public Lender Presentation” shall mean the Lenders’ Presentation of the Company dated January 2014.
“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.
“Qualifying IPO” shall mean the issuance by the Company or any Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.
“Real Estate” shall have the meaning provided in Section 9.1(f).
“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).
“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).
“Register” shall have the meaning provided in Section 13.6(b)(iv).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” shall have the meaning provided in Section 3.4(a).
“Reimbursement Obligations” shall mean the Borrowers’ obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).
“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or the Restricted Subsidiaries in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the environment.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” shall have the meaning provided in Section 12.9(b).
“Rent and Charges Reserve” means a reserve, established in the Administrative Agent’s Credit Judgment no earlier than ninety (90) days after the Closing Date, for any leased location in a Landlord Lien State where Inventory included in the Borrowing Base is located or where books and records relating to Collateral included in the Borrowing Base are located, in an amount not in excess of two (2) month’s rent to any landlord, mortgagee or other Person who possesses any such Collateral or could assert a Lien thereon, unless a Lien Waiver has been obtained from such landlord, mortgagee or other person; provided, that (i) the Rent and Charges Reserve for any location shall not exceed the amount advanced against Collateral consisting of Inventory located at such location and (ii) no Rent and Charges Reserve shall be established for any location at which the aggregate Value of all Inventory at such location is less than $100,000.
“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.
“Required Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the aggregate Revolving Credit Exposure of all Lenders (excluding Revolving Credit Exposure of Defaulting Lenders) at such time); provided that at any time there is more than one Non-Defaulting Lender hereunder, if one Non-Defaulting Lender holds more than a majority of the Adjusted Total Revolving Credit Commitment or the Total Revolving Credit Exposure, as applicable, then “Required Lenders” shall include such Non-Defaulting Lender plus one additional Non-Defaulting Lender who is not an Affiliate of such Non-Defaulting Lender.
“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).
“Restricted Investment” shall mean an Investment other than a Permitted Investment.
“Restricted Payment” shall have the meaning provided in Section 10.5(a).
“Restricted Subsidiary” shall mean any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2).
“Revolving Credit Commitment” shall mean, as to each Lender, its obligation to make Revolving Credit Loans to the Borrowers pursuant to Section 2.1(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(b) under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Lenders shall be (i) $40,000,000 on the Closing Date and (ii) $55,000,000 on the Amendment No. 2 Effective Date after giving effect to Amendment No. 2 (the “Initial Revolving Credit Commitments”), as such amount may be adjusted from time to time in accordance with the terms of this Agreement. The aggregate Revolving Credit Commitments of all Lenders on the Amendment No. 3 Effective Date is $70,000,000. The aggregate Revolving Credit Commitments of all Lenders on the Amendment No. 4 Effective Date is $150,000,000. The aggregate Revolving Credit Commitments of all Lenders on the Amendment No. 8 Effective Date is $125,000,000.
“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate amount of the principal amount of Revolving Credit Loans of such Lender then outstanding, (ii) such Lender’s Letter of Credit Exposure at such time, and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.
“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).
“Revolving Credit Maturity Date” shall mean July 1, 2029.
“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans, Swingline Loans or Protective Advances shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan, (ii) Extended Revolving Credit Loan and (iii) Incremental Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.
“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Lien Administrative Agent” shall have the meaning assigned to the term “Administrative Agent” in the Second Lien Credit Agreement.
“Second Lien Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the Second Lien Credit Agreement.
“Second Lien Credit Agreement” shall mean the Credit Agreement, dated as of the Closing Date, among Holdings, the Borrower(s), the guarantors party thereto, the lenders party thereto, and the Second Lien Administrative Agent (as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Second Lien Credit Agreement or other credit agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Second Lien Credit Agreement)).
“Second Lien Credit Documents” shall mean the Second Lien Credit Agreement and each other document executed in connection therewith or pursuant thereto.
“Second Lien Facility” shall have the meaning provided in the recitals of this Agreement.
“Second Lien Loans” shall have the meaning provided to the term “Loans” in the Second Lien Credit Agreement and any modification, replacement, refinancing, refunding, renewal, or extension thereof.
“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).
“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
“Secured Bank Product Agreement” shall mean any Bank Product Agreement that is entered into by and between the Borrower or any of the Restricted Subsidiaries and any Bank Product Provider, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Bank Product Agreement hereunder; provided that any such Bank Product Agreement shall not constitute a Secured Bank Product Agreement hereunder to the extent it constitutes a “Secured Bank Product Agreement” (or similar term) as defined in the First Lien Term Loan Agreement.

“Secured Bank Product Obligations” shall mean Obligations under any Secured Bank Product Agreement.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower Representative to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.
“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.
“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between Holdings or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower Representative to the Administrative Agent as constituting a Secured Hedge Agreement hereunder.
“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.
“Secured Hedge Reserve” means the aggregate amount of reserves established by the Administrative Agent from time to time during the continuance of a Cash Dominion Period in respect of Secured Hedge Obligations, including reserves which the Administrative Agent shall establish in the amounts set forth in written notices from any Cash Management Bank party to a Secured Cash Management Agreement. The amount of any Secured Hedge Reserve established by the Administrative Agent (x) shall have a reasonable relationship to the Secured Hedge Obligation that is the basis for such Reserve as determined by the Administrative Agent in its Credit Judgment as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to Secured Hedge Agreements then provided or outstanding and (y) shall not be duplicative of other Borrowing Base Reserves then in effect.
“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer, and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement with the Company or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Company or any Restricted Subsidiary, each Bank Product Provider that is a party to a Secured Bank Product Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.
“Security Agreement” shall mean the Security Agreement entered into by the Borrowers, the other grantors party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.
“Security Documents” shall mean, collectively, the Guarantee, the Pledge Agreement, the Security Agreement, the Mortgages, the ABL/Term Loan Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12, or 9.14 or pursuant to any other such Security Documents to secure the Obligations.
“Seller” shall have the meaning provided in the preamble to this Agreement.

“Senior Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be no greater than 5.50 to 1.00.
“Series” shall have the meaning provided in Section 2.14(a).
“Shrink” means Inventory identified by the Borrowers as lost, misplaced, or stolen.
“Similar Business” shall mean any business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“Sold Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.
“Solvent” shall mean, after giving effect to the consummation of the Transactions, that (i) the Present Fair Saleable Value of the assets of the Borrowers and the other Restricted Subsidiaries taken as a whole exceed the amount that will be required to pay the probable liability of the Borrowers and its Restricted Subsidiaries on their Stated Liabilities and Identified Contingent Liabilities as they become absolute and matured; (ii) the Present Fair Salable Value of the assets of the Borrowers and the other Restricted Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (iii) the Borrowers and the Restricted Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrowers and the Restricted Subsidiaries taken as a whole do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business.
“Specified Default” means (i) the failure of any Credit Party to comply with the terms of Section 9.1(h) and such failure has not been remedied within a period of five (5) days or (ii) the occurrence of any Event of Default specified in Section 11.1, Section 11.3 (solely as it relates to the Borrowers’ failure to comply with the covenants set forth in Section 9.2(b)), and Section 11.5.
“Specified Representations” shall mean the representations and warranties with respect to the Company and Holdings set forth in Sections 8.1(a) (with respect to the Company and Holdings only), 8.2 (with respect to the Company and Holdings only, as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 8.3(b)

(with respect to the Company and Holdings only and as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 8.5, 8.7, 8.17, 8.18, and, except with respect to items referred to on Schedule 9.14(d) and subject to the last paragraph of Section 6.2, 8.19 of this Agreement.
“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), any asset sale, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Revolving Credit Commitment, or other event that by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“Sponsor” shall mean Bain Capital Partners, LLC and/or its Affiliates that are controlled directly or indirectly by Bain Capital Partners, LLC (including, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).
“Sponsor Management Agreement” shall mean the Advisory Agreement, dated as of as of February 12, 2014, by and among BDF Holding Corp., the Company, Bob’s Discount Furniture, LLC, BDF Intermediate, LLC, Bob’s Discount Furniture I, LLC, Bob’s Discount Furniture II, LLC, Bob’s Discount Furniture of Massachusetts, LLC, Furniture North, LLC, RAKG Partners, LLC, Bob’s Discount Furniture of NY, LLC, and Bain Capital Partners, LLC.
“Sponsor Model” shall mean the Sponsor’s financial model dated January 9, 2014 used in connection with the syndication of the Facilities.
“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.
“SPV” shall have the meaning provided in Section 13.6(g).
“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and the Restricted Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the First Lien Term Loans and the Second Lien Loans and the use of proceeds of such First Lien Term Loans and the Second Lien Loans on the date hereof), determined in accordance with GAAP consistently applied.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.
“Store” means any retail store (which includes any real property, fixtures, equipment, Inventory and other property related thereto) operated, or to be operated, by the Company or any Restricted Subsidiary.
“Subordinated Indebtedness” shall mean Indebtedness of the Company, any Borrower or any other Guarantor that is by its terms subordinated in right of payment to the obligations of the Company, such Borrower, or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.
“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Company.
“Subsidiary Borrower” shall mean any Subsidiary designated pursuant to Section 2.17 that has not ceased to be a Subsidiary Borrower pursuant to Section 2.17.
“Successor Borrower” shall have the meaning provided in Section 10.3(a).
“Supermajority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Commitments aggregating more than 66 2/3% of the Total Revolving Credit Commitment, or if the Commitments have been terminated, Lenders (other than Defaulting Lenders) whose percentage of the Revolving Credit Exposure (calculated assuming settlement and repayment of all Swingline Loans by the Lenders) aggregate more than 66 2/3% of the aggregate Revolving Credit Exposure; provided that at any time there is more than one Non-Defaulting Lender hereunder, if one Non-Defaulting Lender holds more than 66 2/3% of the Adjusted Total Revolving Credit Commitment or the Total Revolving Credit Exposure, as applicable, then “Supermajority Lenders” shall include such Non-Defaulting Lender plus one additional Non-Defaulting Lender who is not an Affiliate of such Non-Defaulting Lender.
“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1 (a)(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the amount of $7,500,000. Swingline Commitment is part of and not in addition to the Revolving Credit Commitment.
“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean Royal Bank of Canada, in its capacity as lender of Swingline Loans hereunder or any replacement or successor thereto.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).
“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.
“Syndication Agent” shall mean UBS Securities LLC.
“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.
“Term Loan Priority Accounts” means “Term Loan Priority Accounts” as defined in the ABL/Term Loan Intercreditor Agreement.
“Term Loan Priority Collateral” means “Term Priority Collateral” as defined in the ABL/Term Loan Intercreditor Agreement.
“Term SOFR” means, for any Interest Period for a duration of one-month, three-months, or six-months or twelve-months (in each case, subject to the availability thereof) for a Term SOFR Rate Loan, the greater of (a) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and (b) the Floor; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Term SOFR Adjustment” means, for any Interest Period, 0.10% (10 basis points).
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.
“Term SOFR Rate Loan” shall mean a Loan (other than a Swingline Loan) at any time that bears interest based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Terminated Contracts” shall mean binding contracts with customers that have terminated (whether on or before their stated expiration).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended and for which Section 9.1 Financials shall have been delivered (or required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).
“Title Policy” shall have the meaning provided in Section 9.14(d)(ii).
“Total Credit Exposure” shall mean, at any date, the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date).
“Total Debt Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be no greater than 5.50 to 1.00.
“Total Revolving Credit Commitment” shall mean the sum of the Initial Revolving Credit Commitments and the Incremental Revolving Credit Commitments, if applicable, of all the Lenders.
“Tranche” shall mean any of the Tranche A Loans, the Tranche B Loans or the Overadvance Loans.
“Tranche A Borrowing Base” shall mean (a) 90% of Eligible Credit Card Receivables, plus (b) 90% of the appraised Net Orderly Liquidation Value of Eligible Inventory, less (c) Borrowing Base Reserves.
“Tranche A Loan” shall mean a Revolving Credit Loan made pursuant to the Tranche A Borrowing Base.
“Tranche B Borrowing Base” shall mean the lesser of (a) $6,000,000 and (b) (i) 5% of Eligible Credit Card Receivables, plus (ii) 7.5% of the appraised Net Orderly Liquidation Value of Eligible Inventory.
“Tranche B Loan” shall mean a Revolving Credit Loan made pursuant to the Tranche B Borrowing Base.
“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by Holdings, the Borrowers, or any of their respective Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, the transactions contemplated hereby and thereby.
“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the First Lien Term Loan Agreement, the Second Lien Credit Agreement, the Acquisition, and the Equity Investments, any repayment, repurchase, prepayment, or defeasance of Indebtedness of the Company or any of its Subsidiaries in connection therewith, the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Agreement and the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses)).
“Transferee” shall have the meaning provided in Section 13.6(e).
“Type” shall mean as to any Revolving Loan, its nature as an ABR Loan or a Term SOFR Rate Loan.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” means, with respect to the Company and the Restricted Subsidiaries for any period, Capital Expenditures of the Company and the Restricted Subsidiaries for such period paid in cash, exclusive of (a) any Capital Expenditures made with (i) the proceeds of any equity securities issued or capital contributions received or Indebtedness borrowed (excluding borrowings under this Agreement) by the Company or any Restricted Subsidiary in connection with such Capital Expenditures, (ii) the proceeds from any casualty insurance or condemnation or eminent domain or (iii) the proceeds from any sale or other disposition of the Company or any Restricted Subsidiary’s assets (other than assets constituting Collateral consisting of Accounts or Inventory and the proceeds thereof), (b) any portion of the purchase price of a Permitted Acquisition or other permitted Investment which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition or permitted Investment or (c) any expenditures which are contractually required to be, and are, reimbursed to the Company or the Restricted Subsidiaries in cash by a third party (including landlords) during such period of calculation.
“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
“Unreasonably Small Capital” shall mean, the capital of the Borrowers and the Restricted Subsidiaries, taken as a whole, after consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans, the First Lien Term Loans and the Second Lien Loans and the use of proceeds of such Loans, such First Lien Term Loans and such Second Lien Loans on the date hereof) is not unreasonably small in relation to the business of the Borrower and the Restricted Subsidiaries, taken as a whole, contemplated as of the Closing Date.
“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.
The board of directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that,

(a)    such designation complies with Section 10.5,
(b)    immediately after giving effect to such designation no Event of Default shall have occurred and be continuing or would result therefrom, and
(c)    each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary except for Indebtedness that could otherwise be incurred by Holdings or such Restricted Subsidiary hereunder and, if such Indebtedness is secured, the Liens securing such Indebtedness are permitted to be incurred by Holdings or such Restricted Subsidiary hereunder.
The board of directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Event of Default shall have occurred and be continuing and assuming such designation shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness of such Restricted Subsidiary outstanding at such time either: (i) the Company would be in compliance on a Pro Forma Basis with the Total Debt Leverage Test set forth in the first paragraph of Section 10.1 or (ii) the Total Debt Leverage Ratio for the Company and the Restricted Subsidiaries on a Pro Forma Basis would be no greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such designation.
Notwithstanding the foregoing or anything to the contrary contained herein, (i) none of Holdings, any Borrower nor any of their respective Restricted Subsidiaries shall transfer any Material Intellectual Property to any Unrestricted Subsidiary outside of the ordinary course of business and (ii) at the time of designation as an Unrestricted Subsidiary, no Subsidiary so designated shall own any Material Intellectual Property.
Any such designation by the board of directors of the Company shall be notified by the Company to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the Board Resolution giving effect to such designation and a certificate of an Authorized Officer of the Company certifying that such designation complied with the foregoing provisions.
“U.S.” and “United States” shall mean the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).
“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
(c)    Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.
(d)    The term “including” is by way of example and not limitation.
(e)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(i)    All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.
1.3    Accounting Terms.
(a)    Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, the First Lien Secured Leverage Test, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and the Senior Secured Leverage Test shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
(c)    Where reference is made to “the Company and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Company other than Restricted Subsidiaries.
1.4    Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.
1.5    References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law.
1.6    Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 9, Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness,

Lien or Restricted Investment is incurred or Asset Sale or Restricted Payment made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.
1.7    Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.20 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation of, the administration of, submission of, calculation of, performance of or any other matter related to any interest rate used in this Agreement (including, without limitation, the ABR, Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR) or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, or have the same value or economic equivalence of as the existing interest rate (or any component thereof) being replaced or have the same volume or liquidity as did any existing interest rate (or any component thereof) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate (or component thereof) used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.8    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.9    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
1.10    Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.
1.11    Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of

Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 10, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower Representative in its sole discretion at such time.
Section 2.    Amount and Terms of Credit.
2.1    Commitments.
(a)    [Reserved],
(b)    Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make Revolving Credit Loans denominated in Dollars to the Borrowers from its applicable lending office (each such loan (including any Protective Advances), a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment, provided that any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower Representative be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Rate Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time or the aggregate amount of the Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Line Cap then in effect. Each Revolving Credit Loan and any Swingline Loan made to a Borrower shall first be made as a Tranche B Loan and considered to be made pursuant to the Tranche B Borrowing Base except (i) Letters of Credit issued pursuant to Section 3 shall first be considered to be made pursuant to the Tranche A Borrowing Base, (ii) to the extent that the aggregate amount of the Lenders’ Revolving Credit Exposures exceeds the Tranche B Borrowing Base, any such excess Revolving Credit Loans and Swingline Loans shall be considered to be made pursuant to the Tranche A Borrowing Base (and such Revolving Credit Loans and Swingline Loans shall constitute Tranche A Loans) in an aggregate amount not exceeding the Tranche A Borrowing Base and (iii) until the Overadvance Borrowing Base has been permanently reduced to zero, to the extent that the aggregate amount of the Lenders’ Revolving Credit Exposures exceeds the sum of the Tranche B Borrowing Base and the Tranche A Borrowing Base, any such excess Revolving Credit Loans, Swingline Loans and Letter of Credit Exposure shall be considered to be made pursuant to the Overadvance Borrowing Base (and such Revolving Credit Loans, Swingline Loans and Letters of Credit shall constitute Overadvance Loans) in an aggregate amount not exceeding the Overadvance Borrowing Base.
(c)    Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively the “Swingline Loans”) to the Borrowers in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Line Cap then in effect, and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all Swingline Loans shall be repaid in full. Each Swingline Loan shall be made pursuant to the Tranche A Borrowing Base, the Tranche B Borrowing Base or the Overadvance Borrowing Base as provided in Section 2.1(b) and shall be subject to all the terms and conditions (including for calculating interest therein) applicable to Revolving Credit Loans made pursuant to the Tranche A Borrowing Base as Tranche A Loans, the Tranche B Borrowing Base as Tranche B Loans and the Overadvance A Borrowing Base as Overadvance Loans, as applicable, except that all payments with respect thereto shall be payable to the Swingline Lender for its own account. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower Representative, the Administrative Agent or the Required Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(d)    On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Administrative Agent that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans in which case Revolving Credit Loans constituting ABR Loans shall be made on the immediately succeeding Business Day (each such Borrowing, a “Mandatory Borrowing”) by each Lender pro rata based on each Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of any Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing same from and after such date of purchase.
(e)    If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed), on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrowers shall still be obligated to pay Swingline Loans allocated to the Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring

Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swingline Loans may be reduced as agreed between the Swingline Lender and the Borrower Representative, without the consent of any other Person.
(f)    Protective Advances.
(i)    The Administrative Agent shall be authorized, in its discretion, at any time that any conditions in Section 7 are not satisfied, to make ABR Loans that are Revolving Credit Loans (“Protective Advances”) (1) up to an aggregate amount of $5,000,000 outstanding at any time, if the Administrative Agent deems such Loans necessary or desirable to preserve or protect Collateral, the Secured Parties’ rights under the Credit Documents or which is otherwise for the benefit of the Secured Parties and/or to enhance the collectability or repayment of Obligations; or (2) to pay any other amounts chargeable to Credit Parties under any Credit Documents, including costs, fees and expenses. Each Protective Advance shall be subject to all the terms and conditions applicable to other Revolving Credit Loans and may constitute Swingline Loans. Protective Advances may be made in a principal amount that would cause the aggregate Revolving Credit Exposure of all Lenders to exceed the Line Cap, but in no event shall Protective Advances be required that would cause the aggregate Revolving Credit Exposures of all Lenders to exceed the Total Revolving Credit Commitments. Each Lender shall participate in each Protective Advance on a pro rata basis based upon its Revolving Credit Commitment Percentage. Supermajority Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. At any time, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance on the same terms as are applicable to Swingline Loans under Section 2.1(d). At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1 (f)(ii).
(ii)    Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Credit Exposure. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Revolving Credit Exposure of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.
(iii)    The making by the Administrative Agent of a Protective Advance shall not modify or abrogate any of the provisions hereof regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit Outstanding or Swingline Loans.
2.2    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof and Swingline Loans shall be in a minimum amount of $250,000 and in a multiple of $100,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable).

More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of Term SOFR Rate Loans that are Revolving Credit Loans under this Agreement.
2.3    Notice of Borrowing.
(a)    [Reserved],
(b)    Whenever a Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), the Borrower Representative shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City Time) at least three Business Days’ prior written notice of each Borrowing of Revolving Credit Loans that are Term SOFR Rate Loans and (ii) prior to 10:00 a.m. (New York City time) one Business Day prior to such Borrowing written notice of each Borrowing of Revolving Credit Loans that are ABR Loans. Each such notice (a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall specify (w) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (x) the date of Borrowing (which shall be a Business Day), (y) whether the respective Borrowing shall consist of ABR Loans or Term SOFR Rate Loans that are Revolving Credit Loans and, if Term SOFR Rate Loans that are Revolving Credit Loans, the Interest Period to be initially applicable thereto, and (z) the identity of the applicable Borrower. The Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, of the identity of the Borrower, and of the other matters covered by the related Notice of Borrowing.
(c)    Whenever a Borrower desires to incur Swingline Loans hereunder, the Borrower Representative shall give the Swingline Lender written notice with a copy to the Administrative Agent of each Borrowing of Swingline Loans prior to 2:00 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (x) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing, (y) the date of Borrowing (which shall be a Business Day), and (z) the identity of the applicable Borrower.
(d)    Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
(e)    Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
(f)    Without in any way limiting the obligation of the Borrower Representative to confirm in writing any notice it shall give hereunder by telephone (which such obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower Representative.
2.4    Disbursement of Funds.
(a)    No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Company, and the Administrative Agent for the purpose of consummating the Transactions;

provided, further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than 4:00 p.m. (New York City time).
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower Representative to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower Representative and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5    Repayment of Loans; Evidence of Debt.
(a)    The Borrowers shall repay to the Administrative Agent for the benefit of the Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans made to such Borrower in Dollars. The Borrowers shall repay to the Administrative Agent for the benefit of the Lenders, on each Extended Revolving Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans made to the Borrowers in Dollars. The Borrowers shall repay to the Swingline Lender, on the Swingline Maturity Date, the then outstanding Swingline Loans made to the Borrowers in Dollars.
(b)    [Reserved],
(c)    [Reserved],
(d)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)    The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan or Swingline Loan, as applicable, the Type and Tranche of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(f)    The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender, the Administrative Agent or the Swingline Lender to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.
(g)    Each Borrower hereby agrees that, upon request of any Lender at any time and from time to time after a Borrower has made an initial borrowing hereunder, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a promissory note, substantially in the form of Exhibit G, evidencing the Revolving Loans and Swingline Loans, respectively, owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee or its registered assigns).
2.6    Conversions and Continuations.
(a)    Subject to the penultimate sentence of this clause (a), (x) the Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $500,000 of the outstanding principal amount of one Type of Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrowers shall have the option on any Business Day to continue the outstanding principal amount of any Term SOFR Rate Loans as Term SOFR Rate Loans for an additional Interest Period; provided that (i) no partial conversion of Term SOFR Rate Loans shall reduce the outstanding principal amount of Term SOFR Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Term SOFR Rate Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Term SOFR Rate Loans may not be continued as Term SOFR Rate Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower Representative by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’ notice, in the case of a continuation of or conversion to Term SOFR Rate Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) one Business Day’s notice in the case of a conversion into ABR Loans prior written notice (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Term SOFR Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Event of Default is in existence at the time of any proposed continuation of any Term SOFR Rate Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Term SOFR Rate Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Term SOFR Rate Loans, a Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), such Borrower shall be deemed to have elected to convert such Borrowing of Term SOFR Rate Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.
2.7    Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans (other than Swingline Loans and Protective Advances) under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of Incremental Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Incremental Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.
2.8    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.
(b)    The unpaid principal amount of each Term SOFR Rate Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SOFR Loans plus the relevant Adjusted Term SOFR.
(c)    If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise but after giving effect to any grace period set forth herein), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(d)    Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Term SOFR Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect of Term SOFR Rate Loans, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of Term SOFR Rate Loans, shall promptly notify the Borrower Representative and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
(g)    In connection with the use or administration of SOFR or Term SOFR, the Administrative Agent and the Borrower Representative will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower Representative and the Lenders of the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use or administration of SOFR or Term SOFR, as applicable.
2.9    Interest Periods. At the time the Borrower Representative gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term SOFR Rate Loans in accordance with Section 2.6(a), the Borrower Representative shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing.
Notwithstanding anything to the contrary contained above:
(a)    the initial Interest Period for any Borrowing of Term SOFR Rate Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(b)    if any Interest Period relating to a Borrowing of Term SOFR Rate Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Term SOFR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and
(d)    the Borrowers shall not be entitled to elect any Interest Period in respect of any Term SOFR Rate Loan if such Interest Period would extend beyond the Maturity Date of such Loan.
2.10    Increased Costs, Illegality, Etc.
(a)    In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the Adjusted Term SOFR for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such Term SOFR Rate Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank SOFR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the Adjusted Term SOFR;
(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Term SOFR Rate Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Taxes described in clauses (i) or (ii) of paragraph (d) of this Section 2.10) because of any Change in Law; or
(iii)    at any time, that the making or continuance of any Term SOFR Rate Loans has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank SOFR market;
(such Loans, “Impacted Loans”), then, and in any such event, such Required Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower Representative and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, Term SOFR Rate Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower Representative with respect to Term SOFR Rate Loans that have not yet been incurred shall be deemed rescinded by the Borrower Representative, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lender for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower Representative by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of clause (iii) above, the Borrower Representative shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower Representative and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower Representative that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower Representative written notice thereof or (4) the occurrence of a Benchmark Transition Event.
(b)    At any time that any Term SOFR Rate Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower Representative may (and in the case of a Term SOFR Rate Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected Term SOFR Rate Loan has been submitted pursuant to Section 2.3 but the affected Term SOFR Rate Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower Representative was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Term SOFR Rate Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Term SOFR Rate Loan into an ABR Loan (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Rate Loan to such day, or immediately, if all affected Lenders may not lawfully continue to maintain such Term SOFR Rate Loan until, in each case of notice pursuant to Section 2.10(a)(iii), the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion following receipt of notice of Impacted Loans, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)    If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower Representative, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the

Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.
(d)    It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes.
2.11    Compensation. If (a) any payment of principal of any Term SOFR Rate Loan is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term SOFR Rate Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Term SOFR Rate Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a Term SOFR Rate Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Term SOFR Rate Loan is not continued as a Term SOFR Rate Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Term SOFR Rate Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term SOFR Rate Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower Representative and shall be conclusive, absent manifest error.
2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower Representative use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.
2.13    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower Representative.
2.14    Incremental Facilities.
(a)    The Borrower Representative may by written notice to Administrative Agent elect to request the establishment of one or more increases in Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $5,000,000 individually (or such lesser amount as

(x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such Incremental Revolving Credit Commitments obtained on or prior to such date). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower Representative proposes that the Incremental Revolving Credit Commitments shall be effective. The Borrower Representative may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the Incremental Revolving Credit Commitments; provided that any Lender offered or approached to provide all or a portion of the Incremental Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Incremental Revolving Credit Commitment. If the existing Lenders are unwilling to increase their applicable commitments by an amount equal to the requested increase, the Administrative Agent, at the request of and in consultation with Borrower Representative, will use its commercially reasonable efforts to obtain one or more financial institutions which are not then Lenders (which financial institution may be suggested by Borrower) to become party to the Credit Documents and to provide a commitment to the extent necessary to satisfy Borrower Representative’s requested increase in the Incremental Revolving Credit Commitments, as the case may be; provided, however, (a) compensation for any such assistance by the Administrative Agent shall be mutually agreed by the Administrative Agent and Borrower Representative, (b) such assistance shall be subject to the execution of a customary engagement letter and (c) Administrative Agent shall have no obligation to provide any such New Loan Commitment. In each case, such Incremental Revolving Credit Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) the Overadvance Borrowing Base has been permanently reduced to $0 and no Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Credit Commitments, as applicable, (ii) the Incremental Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower Representative and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iii) the Borrowers shall make any payments required pursuant to Section 2.11 in connection with the Incremental Revolving Credit Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a).
(b)    On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Revolving Commitment shall be deemed for all purposes of this Agreement to be a Revolving Credit Commitment, (ii) each Loan made under an Incremental Revolving Credit Commitment (an “Incremental Revolving Credit Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (iii) each Lender with an Incremental Revolving Credit Commitment (each an “Incremental Revolving Loan Lender”) shall become a Lender with respect to the Incremental Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Incremental Revolving Loan Lender’s providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.6(b) for an assignment of Incremental Revolving Loans or Incremental Revolving Credit Commitments, as applicable, to such Incremental Revolving Loan Lender.
(c)    On any Increased Amount Date, each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Loan Lender in respect of such increase, and each such Incremental Revolving Loan Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in such Letters of Credit held by each Revolving Loan Lender (including each such Incremental Revolving Loan Lender), as applicable, will equal the percentage of the aggregate Total Revolving Credit Commitments of all Lenders under the Credit Facilities. Additionally, if any Revolving Credit Loans are outstanding under the Credit Facilities at the time any Incremental Revolving Commitments are established, the applicable Lenders immediately after effectiveness of such Incremental Revolving Credit Commitments shall purchase and assign at par such amounts of the Revolving Credit Loans outstanding under the Credit Facilities at such time as the Administrative Agent may require such that all of the Lenders effectively participate in each of the outstanding Revolving Credit Loans on a pro rata basis of their Revolving Credit Commitment Percentages immediately after giving effect to all such assignments. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(d)    [Reserved],
(e)    Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be identical to the Initial Revolving Credit Commitments and the related Revolving Credit Loans; provided, that underwriting, arrangement, upfront or similar fees that may be agreed to among the Borrower Representative and the Lenders providing and/or arranging such Incremental Revolving Credit Commitments may be paid in connection with such Incremental Revolving Credit Commitments.
(f)    Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.
(g)    (i)    [Reserved],
(ii)    The Borrower Representative may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any Incremental Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower Representative shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall be identical to the terms of the applicable Tranche of Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitment”) unless (x) the Lenders providing existing Revolving Credit Loans receive the benefit of such more favorable terms applicable before the Revolving Credit Termination Date or (y) any such provisions apply after the Revolving Credit Termination Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (x) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (y) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the Revolving Credit Commitment Fee Rate for the Specified Existing Revolving Credit Commitment; provided that, notwithstanding anything to the contrary in this Section 2.14(g) or otherwise, (1) the borrowing and repayment (other than (I) in connection with a permanent repayment and termination of commitments or (II) payments of interest and fees in different rates on Extended Revolving Credit Commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).
(iii)    Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Credit Commitments or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Revolving Credit Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Revolving Credit Commitments. In the event that the aggregate amount of Revolving Credit Commitments or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Revolving Credit Commitments requested pursuant to the Extension Request, Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Revolving Credit Commitments on a pro rata basis based on the amount of Revolving Credit Commitments or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Lender in respect of Swingline Loans under Section 2.1(c), Protective Advances pursuant to Section 2.1(f) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the L/C Facility Maturity Date may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the Letter of Credit Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(iv)    [Reserved],
(v)    Extended Revolving Credit Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders and New Commitment Lenders with respect to the Extended Revolving Credit Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders or New Commitment Lenders, as applicable. No Extension Amendment shall provide for any tranche of Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity of Incremental Revolving Credit Commitments incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.
(vi)    Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, except to the extent of New Commitments by New Commitment Lenders, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments (including any New Commitments established in connection therewith) shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.
(vii)    The Administrative Agent and the Lenders (other than the Swingline Lender to the extent such consent is expressly required by this Section 2.14) hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

(viii)    No conversion of Loans pursuant to any Extension in accordance with this Section 2.14(g) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
2.15    [Reserved].
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer, Swingline Lender or the Administrative Agent (in respect of Protective Advances) hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower Representative may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrowers, the Lenders, the Administrative Agent, the Letter of Credit Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Borrower, any Lender, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees; Default Interest.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 4 or any interest at the Default Rate payable under Section 2.8(c) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.
(b)    Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent, the Swingline Lender, and the Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.17    Designation of Subsidiary Borrowers. After the Closing Date, the Borrower Representative may, at any time and from time to time, designate any Domestic Subsidiary that is a Wholly-Owned Restricted Subsidiary as a Subsidiary Borrower by delivery to the Administrative Agent of a Borrower Subsidiary Agreement executed by such Subsidiary and the Borrower Representative and the satisfaction of the other conditions precedent set forth in Section 13.24, and upon such delivery and satisfaction or such conditions precedent, such Subsidiary shall for all purposes of this Agreement and the other Credit Documents be a Subsidiary Borrower and a party to this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. Notwithstanding anything in this Agreement to the contrary, the Total Revolving Credit Commitments shall not be increased and no Revolving Credit Commitment of any Lender shall be increased without such Lender’s prior written consent.
2.18    Borrower Representative. Each Subsidiary Borrower hereby designates the Company as its representative and agent (in such capacity, the “Borrower Representative”) for all purposes under the Credit Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with the applicable Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any Lender. The Company hereby accepts such appointment as Borrower Representative. The Administrative Agent, the Letter of Credit Issuer, the Swingline Lender and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Representative on behalf of any Borrower. The Administrative Agent, the Letter of Credit Issuer, the Swingline Lender and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Representative on behalf of such Borrower. Each of the Administrative Agent, Letter of Credit Issuer, the Swingline Lender and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Borrower Representative) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Company.
2.19    Borrowing Base Reserves; Changes to Borrowing Base Reserves.
(a)    The initial Borrowing Base Reserves as of the Closing Date are those set forth in the Borrowing Base Certificate delivered to the Administrative Agent on the Closing Date.
(b)    The Administrative Agent may hereafter establish additional Borrowing Base Reserves or change any of the Borrowing Base Reserves in effect on the Closing Date, in the exercise of its Credit Judgment; provided that such Borrowing Base Reserves shall not be established or changed except upon not less than five (5) days written notice to the Borrower Representative (during which period the Administrative Agent shall be available to discuss any such proposed Borrowing Base Reserve with the Borrowers); provided further that no such prior notice shall be required (1) if a Specified Default has occurred and is continuing, (1) changes to any Borrowing Base Reserves resulting solely by virtue of mathematical calculations of the amount of the Borrowing Base Reserve in accordance with the methodology of calculation previously utilized, or (2) changes to Borrowing Base Reserves or the establishment of additional Borrowing Base Reserves if it would be reasonably likely that a Material Adverse Effect under clause (b)(ii) of the definition thereof would occur were such Borrowing Base Reserves not changed or established prior to the expiration of such five (5) day period. Upon delivery of a notice described above, the Credit Parties may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Borrowing Base Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent.
(c)    The amount of any Borrowing Base Reserve established by the Administrative Agent shall have a reasonable relationship as determined by the Administrative Agent in its Credit Judgment to the event, condition or other matter that is the basis for such Borrowing Base Reserve. Notwithstanding anything herein to the contrary, (i) a Borrowing Base Reserve shall not be established to the extent it is duplicative of any specific item excluded as ineligible in the definitions of Eligible Credit Card Receivables, Eligible In-Transit Inventory and Eligible Inventory, but the Administrative Agent shall retain the right, subject to the requirements of this clause (c), to establish a Borrowing Base Reserve with respect to prospective changes in Eligible Credit Card Receivables, Eligible In-Transit Inventory or Eligible Inventory that may reasonably be anticipated and (ii) circumstances, conditions, events or contingencies existing or arising prior to the Closing Date of which the Administrative Agent had actual knowledge prior to the Closing Date shall not be the basis for the establishment of Borrowing Base Reserves unless the Administrative Agent establishes such Borrowing Base Reserves on the Closing Date (subject to the notice requirements of the above clause (b)) or such circumstances, conditions, events or contingencies shall have changed in a manner materially adverse to the Administrative Agent and the Lenders since the Closing Date.
2.20    Term ~~SQFR~~SOFR Availability.
(a)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)    No agreement in respect of Swap Obligations shall be deemed to be a “Credit Document” for purposes of this Section 2.20.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent and the Borrower Representative will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Representative and the Lenders (and, if applicable, provide the relevant amendment to this Agreement related to) of (i) the implementation of any Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (iii) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.20.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative or in compliance with or aligned with the IOSCO Principles for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term SOFR Rate Loan of, conversion to or continuation of Term SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.
Section 3.    Letters of Credit.
3.1    Letters of Credit.
(a)    Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrowers (or, so long as the Borrowers are the primary obligors, for the account of Holdings or any Restricted Subsidiary (other than the Borrowers)) letters of credit or bank guarantees (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.
(b)    Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Line Cap then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Line Cap then in effect; (iii) unless otherwise agreed to by the Issuing Lender and the Administrative Agent, each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except with respect to trade Letters of Credit, which may have an expiration date occurring no later than 180 days after the date of issuance thereof, or as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Administrative Agent, the Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized, the Lenders; (iv) the Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Required Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
(c)    Upon at least two Business Days’ prior written notice to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.
(d)    [Reserved],
(e)    The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of

Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it;
(ii)    the issuance of such Letter of Credit would violate one or more policies of the Letter of Credit Issuer applicable to letters of credit generally;
(iii)    except as otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $50,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;
(iv)    unless otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is denominated in a currency other than Dollars;
(v)    such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(vi)    a default of any Lender’s obligations to fund under Section 3.3 exists or any Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrowers have entered into arrangements reasonably satisfactory to the Letter of Credit Issuer to eliminate the Letter of Credit Issuer’s risk with respect to such Lender or such risk has been reallocated in accordance with Section 2.16.
(f)    The Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if the Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(g)    The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(h)    The Letter of Credit Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.
3.2    Letter of Credit Requests.
(a)    Whenever a Borrower desires that a Letter of Credit be issued for its account or amended, the Borrower Representative shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three Business Days (or such other period as may be agreed upon by the Borrower Representative, the Administrative

Agent and the Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower Representative. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.
(b)    In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower Representative shall furnish to the Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Administrative Agent may reasonably require.
(c)    Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower Representative and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower (or, so long as the Borrowers are the primary obligors, for the account of Holdings or another Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.
(d)    If the Borrower Representative so requests in any Letter of Credit Request, the Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower Representative not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower Representative shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended)

under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower Representative that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.
(e)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, the Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time.
(f)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower Representative that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
3.3    Letter of Credit Participations.
(a)    Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.
(b)    In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.
(c)    In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
(d)    Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
(e)    The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(f)    If any payment received by the Administrative Agent for the account of the Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any of the circumstances described in Section 3.20 (including pursuant to any settlement entered into by the Letter of Credit Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
3.4    Agreement to Repay Letter of Credit Drawings.
(a)    Each Borrower hereby jointly and severally agrees to reimburse the Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit in Dollars. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower Representative receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans applicable under Section 2.1(b) plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower Representative shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower Representative shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Lenders make Revolving Credit Loans (which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrowers or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrowers’ obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(b)    The obligation of the Borrowers to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)    the existence of any claim, set-off, defense or other right that any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between a Borrower and the beneficiary named in any such Letter of Credit);
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of a Borrower (or Holdings or other

Restricted Subsidiary) or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice such Borrower (or Holdings or other Restricted Subsidiary);
(v)    any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vi)    any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;
(vii)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; or
(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, a Borrower (or any Restricted Subsidiary) (other than the defense of payment or performance).
(c)    The Borrowers shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.
3.5    Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any such increase or reduction attributable to (i) Taxes indemnifiable under Section 5.4 or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower Representative by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of such Borrower (or Holdings or other Restricted Subsidiary))), such Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower Representative by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrowers absent clearly demonstrable error.
3.6    New or Successor Letter of Credit Issuer.
(a)    The Letter of Credit Issuer may resign as the Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders, and the Borrower Representative. The Borrower Representative may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer. The Borrower Representative may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower Representative shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower Representative may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of the Letter of Credit Issuer hereunder, and the term Letter of Credit Issuer shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrowers shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as the Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower Representative and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become the Letter of Credit Issuer hereunder. After the resignation or replacement of the Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower Representative, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower Representative shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(b)    To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrowers, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7    Role of Letter of Credit Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrowers may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.8    Cash Collateral.
(a)    Certain Credit Support Events. Upon the written request of the Administrative Agent or the Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrowers shall be required to provide Cash Collateral pursuant to Section 2.1(e), 3.1(b), 3.4(a), 3.12, 5.2, 11.13 or 11.14, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrowers shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Letter of Credit Issuer and the Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)    Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral.
3.9    Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to such Borrower for, and the Letter of Credit Issuer’s rights and remedies against such Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the

Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
3.10    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.
3.11    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary, the Borrowers shall be jointly and severally obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Holdings or any other Restricted Subsidiaries inures to the benefit of each Borrower and that each Borrower’s business derives substantial benefits from the businesses of Holdings and the other Restricted Subsidiaries.
3.12    Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuer and the Borrower Representative, without the consent of any other Person.
Section 4.    Fees.
4.1    Fees.
(a)    Without duplication, the Borrowers jointly and severally agree to pay to the Administrative Agent in Dollars, for the account of each Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b)    Without duplication, the Borrowers jointly and severally agree to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on any Borrower’s or any of the other Restricted Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Term SOFR Rate Revolving Credit Loans applicable under Section 2.1(b). Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September, and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(c)    Without duplication, the Borrowers jointly and severally agree to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.
(d)    Without duplication, the Borrowers jointly and severally agree to pay to the Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to a Borrower (the “Fronting Fee”) (i) with respect to each commercial Letter of Credit, at the rate of 0.125%, computed on the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower Representative and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the first Business Day after the end of each of March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(e)    Without duplication, the Borrowers jointly and severally agree to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the processing charge that the Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.
(f)    Notwithstanding the foregoing, the Borrowers shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.
4.2    Voluntary Reduction of Revolving Credit Commitments.
(a)    Upon at least two (2) Business Days’ prior written notice to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, on any day, to terminate or permanently reduce Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class and any such reduction or termination shall be accompanied by any repayment of Revolving Credit Loans required under Section 5.2(b), except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the

Revolving Credit Commitment thereof and (ii) the Borrowers may at their election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, and (b) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Line Cap and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof (or if less, the remaining applicable amount at the time of such termination or reduction). Each such reduction or termination shall (i) be applied ratably to each Lender holding the Revolving Credit Commitments and (ii) be irrevocable at the effective time of any such termination or reduction. The Borrowers shall pay to the Administrative Agent for application as provided herein (i) at the effective time of any such termination (but not any partial reduction), all earned and unpaid fees under the Fee Letter and the Commitment Fee accrued on the Revolving Credit Commitments so terminated.
(b)    Upon at least two (2) Business Days’ prior written notice to the Administrative Agent Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, on any day, to terminate or permanently reduce the then applicable amount set forth in clause (a) of the definition of Overadvance Borrowing Base in whole or in part. Each partial reduction of the Overadvance Borrowing Base shall be in the principal amount of $1,000,000 or any integral multiple thereof (or if less, the remaining applicable amount at the time of such termination or reduction). Any such reduction shall be accompanied by any repayment of Revolving Credit Loans required under Section 5.2(b).
(c)    At any time on or after the first anniversary of the Closing Date and so long as the Overadvance Borrowing Base has been permanently reduced to $0, upon at least two (2) Business Days’ prior written notice to the Administrative Agent Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, on any day, to terminate or permanently reduce the then applicable amount set forth in clause (a) of the definition of Tranche B Borrowing Base in whole or in part. Each partial reduction of the Overadvance Borrowing Base shall be in the principal amount of $1,000,000 or any integral multiple thereof (or if less, the remaining applicable amount at the time of such termination or reduction). Any such reduction shall be accompanied by any repayment of Revolving Credit Loans required under Section 5.2(b).
4.3    Mandatory Termination of Commitments.
(a)    The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.
(b)    The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.
Section 5.    Payments.
5.1    Voluntary Prepayments.
(a)    The Borrowers shall have the right to prepay Loans, including Revolving Credit Loans and Swingline Loans, as applicable, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower Representative shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Term SOFR Rate Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower Representative no later than 12:00 Noon (New York City time) (i) in the case of Term SOFR Rate Loans, three Business Days prior to, (ii) in the case of ABR Loans, one Business Day prior to or (iii) in the case of Swingline Loans, on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of (i) any Borrowing of Term SOFR Rate Loans shall be in a minimum amount of $1,000,000 and in multiples of $500,000 in excess thereof, (ii) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof and (iii) Swingline Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of Term SOFR Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Rate Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Term SOFR Rate Loans and (c) in the case of any prepayment of Term SOFR Rate Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. At the Borrower Representative’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender.
(b)    Application to Revolving Credit Loans. Each prepayment of Revolving Credit Loans (x) shall be applied first, to the outstanding Overadvance Loans, second, to outstanding Tranche A Loans and third, to outstanding Tranche B Loans; provided that, with respect to any termination or permanent reduction of the then applicable amount set forth in clause (a) of the definition of Tranche B Borrowing Base in accordance with Section 4.2(c), the Borrower shall prepay the Tranche B Loans then outstanding without first repaying the Tranche A Loans then outstanding up to the amount of such reduction of, if such amount is reduced to $0, the entire principal amount of the then outstanding Tranche B Loans, (y) after giving effect to clause (x), each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clauses (x) or (y), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower Representative. With respect to each prepayment of Revolving Credit Loans, the Borrower Representative may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower Representative as described in the preceding sentence with respect to the Type of Loans that are to be prepaid, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. The voluntary prepayments set forth in this Section 5.2 shall not reduce the aggregate amount of Revolving Credit Commitments and amounts prepaid may be reborrowed.
5.2    Mandatory Prepayments.
(a)    [Reserved].
(b)    Repayment of Revolving Credit Loans.
(i)    Except with respect to Protective Advances permitted under Section 2.1(f), if on any date the aggregate amount of the Lenders’ Revolving Credit Exposures for any reason exceeds the Line Cap, then in effect, the Borrowers shall forthwith repay within one (1) Business Day after the date on which the Borrower Representative receives notice of such excess, Revolving Loans in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans, the Lenders’ Revolving Credit Exposures exceed the Line Cap then in effect, the Borrowers shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess within one (1) Business Day after the date on which the Borrower Representative receives notice of such excess.
(ii)    During a Cash Dominion Period, upon the receipt of the Net Cash Proceeds from an Asset Sale Prepayment Event, the Borrowers shall, within three (3) Business Days after receipt of the Net Cash Proceeds of such Asset Sale Prepayment Event, prepay, in accordance with clause (e) below, Revolving Credit Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Asset Sale Prepayment Event.
(c)    [Reserved].
(d)    [Reserved],
(e)    Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(b), the Borrower Representative may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (x) each prepayment shall be applied first, ratably to outstanding Swingline Loans and Unpaid Drawings, second to the prepayment of outstanding Overadvance Loans, third, to the prepayment of outstanding Tranche A Loans and fourth, to the prepayment of outstanding Tranche B Loans, (y) after giving effect to clause (x), each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clauses (x) or (y), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower Representative. In the absence of a designation by the Borrower Representative as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. The mandatory prepayments set forth in this Section 5.2 shall not reduce the aggregate amount of Revolving Credit Commitments and amounts prepaid may be reborrowed in accordance with the terms hereof.
5.3    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto (or, in the case of the Swingline Loans to the Swingline Lender) or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower Representative (or, in the case of the Swingline Loans, at such office as the Swingline Lender shall specify for such purpose by Notice to the Borrower Representative), it being understood that written or facsimile notice by the Borrower Representative to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)    Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative

Agent’s sole discretion (or, in the case of the Swingline Loans, at the Swingline Lender’s sole discretion). Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
5.4    Net Payments.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.
(ii)    If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.
(b)    Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.
(c)    Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower Representative by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower Representative reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower Representative in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.
(d)    Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower

Representative shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower Representative, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower Representative or the Administrative Agent, as the case may be.
(e)    Status of Lenders and Tax Documentation.
(i)    Each Lender shall deliver to the Borrower Representative and to the Administrative Agent, at such time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower Representative or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower Representative and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower Representative or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower Representative and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.
(ii)    Without limiting the generality of the foregoing:
(A)any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower Representative and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
(B)each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)executed originals of Internal Revenue Service Form W-8BEN (or any successor form thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
(2)executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-l, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed originals of Internal Revenue Service Form W-8BEN (or any successor thereto);
(4)where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or
(5)executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made;
(C)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471 (b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), FATCA shall include any amendments made to FATCA after the date of this Agreement; and
(D)If the Administrative Agent is a “United States person” (as defined in Section 7701 (a)(3 0) of the Code), it shall provide the Company with two duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide (1) Internal Revenue Service Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) Internal Revenue Service Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.
(iii)    Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.
(f)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower Representative’s request, provide the Borrower Representative with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.
(g)    For the avoidance of doubt, for purposes of this Section 5.4, the term Lender includes the Letter of Credit Issuer and the Swingline Lender and the term “applicable law” includes FATCA.
(h)    Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender,

the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.
5.5    Computations of Interest and Fees.
(a)    Except as provided in the next succeeding sentence, interest on Term SOFR Rate Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(b)    Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment that they would otherwise be required to make, as a result of Section 5.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers.
Section 6.    Conditions Precedent to Initial Borrowing.
The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Company and the Administrative Agent.

6.1    Credit Documents.
The Administrative Agent (or its counsel) shall have received:
(a)    this Agreement, executed and delivered by a duly Authorized Officer of Holdings and the Company;
(b)    the Guarantee, executed and delivered by a duly Authorized Officer of Holdings;
(c)    the Pledge Agreement, executed and delivered by a duly Authorized Officer of each of Holdings and the Company;
(d)    the Security Agreement, executed and delivered by a duly Authorized Officer of each of Holdings and the Company; and
(e)    the ABL/Term Intercreditor Agreement, executed and delivered by the parties thereto.
6.2    Collateral. Except for any items referred to on Schedule 9.14(d):
(a)    All outstanding equity interests in whatever form of each Borrower and each Restricted Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;
(b)    The Collateral Agent shall have received the certificates representing securities of the Borrowers and of each Credit Party’s Wholly Owned Restricted Subsidiaries to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank; and
(c)    All Uniform Commercial Code financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording;
provided that each of the requirements set forth in this Section 6.2, except to the extent that a Lien on such Collateral may be perfected solely (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates or other certificates, if any, of the Equity Interests of the Company to the extent possession of such stock certificates or other certificates perfects a security interest therein) shall not constitute conditions precedent to the initial Borrowing on the Closing Date after the Company’s use of commercially reasonable efforts to provide such items on or prior to the Closing Date or without undue burden or expense if the Company agrees to deliver, or cause to be delivered, such documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).
6.3    Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed legal opinions, in customary form, of Kirkland & Ellis LLP, special New York counsel to the Credit Parties, and Proskauer Rose LLP, special Massachusetts counsel to the Credit Parties. Holdings and the Company hereby instruct and agree to instruct the other Credit Parties to have such counsel deliver such legal opinions.
6.4    Equity Investments. Equity Investments, which, to the extent constituting Capital Stock other than common Capital Stock, shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers and Bookrunners to the extent material to the interests of the Lenders, in an amount not less than the Minimum Equity Amount shall have been made.
6.5    Closing Certificates. The Administrative Agent (or its counsel) shall have received a certificate of each of Holdings and the Company, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of Holdings or the Company, as applicable, and attaching the documents referred to in Section 6.6.
6.6    Authorization of Proceedings of Holdings and the Company; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other managers of Holdings and the Company (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Company, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement or other comparable Organizational Documents, as applicable, of Holdings and the Company, and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of Holdings and the Company executing the Credit Documents to which it is a party.
6.7    Fees. The Agents and Lenders shall have received, substantially simultaneously with the funding of the First Lien Term Loans (as such term was defined herein on the Closing Date) and Second Lien Loans, fees and, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower Representative) expenses in the amounts previously agreed in writing to be received on the Closing Date (which amounts may, at the Borrower Representative’s option, be offset against the proceeds of the First Lien Term Loans).
6.8    Representations and Warranties. On the Closing Date, the Acquired Company Representations and the Specified Representations shall be true and correct in all material respects.
6.9    Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower Representative to the effect that after giving effect to the consummation of the Transactions, the Company, together with the Restricted Subsidiaries on a consolidated basis, is Solvent.
6.10    Acquisition. Substantially concurrently with the initial Credit Event hereunder, the Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement (or the Joint Lead Arrangers and Bookrunners shall be reasonably satisfied with the arrangements in place for the consummation of the Acquisition reasonably promptly after the initial Credit Event hereunder and shall have received confirmation from representatives of the Company that such actions shall be taken promptly after the initial Credit Event hereunder).
6.11    Patriot Act. The Joint Lead Arrangers and Bookrunners shall have received such documentation and information as is reasonably requested in writing at least ten days prior to the Closing Date by the Administrative Agent about Holdings, the Borrowers and the other Guarantors to the extent the Administrative Agent and Holdings in good faith mutually agree is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.
6.12    Pro Forma Balance Sheet. The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of operations (collectively, the “Pro Forma Financial Statements”) of the Company as of and for the twelve-month period ending October 27, 2013, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by ASC 805).
6.13    Financial Statements. The Joint Lead Arrangers and Bookrunners shall have received the Historical Financial Statements.
6.14    No Company Material Adverse Effect. Since December 23, 2013, there shall not have occurred any Company Material Adverse Effect.
6.15    Refinancing. After giving effect to the Transactions, the Company and its Restricted Subsidiaries shall have no material outstanding Indebtedness other than Indebtedness hereunder, under the First Lien Term Facility (as such term was defined herein on the Closing Date), under the Second Lien Facility or Indebtedness permitted to be incurred and remain outstanding under the Acquisition Agreement or the Credit Documents.
6.16    Initial Borrowing Base Certificate. The Administrative Agent shall have received the initial Borrowing Base Certificate meeting the requirements hereof.
6.17    Notice of Borrowing; Letter of Credit Request.
(a)    Prior to the making of any Revolving Credit Loan and any Swingline Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)    Prior to the issuance of any Letter of Credit on the Closing Date, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
(c)    After giving effect to any requested Credit Event on the Closing Date, the aggregate Revolving Credit Exposure does not exceed the Line Cap.
For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 7.    Conditions Precedent to All Credit Events after the Closing Date.
The agreement of each Lender to make any Loan requested to be made by it on any date after the Closing Date (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date after the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent:
7.1    No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
7.2    Notice of Borrowing; Letter of Credit Request.
(a)    Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
(c)    After giving effect to any requested Credit Event, the aggregate Revolving Credit Exposure does not exceed the Line Cap.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.
Section 8.    Representations and Warranties
In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Company makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law); provided that, on the Closing Date, each such Person’s representations under this Section 8 and warranties shall be limited to the Specified Representations:
8.1    Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required, to be so qualified, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
8.2    Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
8.3    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) violate any provision of the certificate of incorporation, by-laws, articles or other Organizational Documents of such Credit Party or any of the Restricted Subsidiaries.
8.4    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of the Restricted Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
8.5    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.
8.6    Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
8.7    Investment Company Act. None of Holdings, the Borrowers, or any other Restricted Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
8.8    True and Complete Disclosure.
(a)    None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Company or any of its Restricted Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (including all such written information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date) concerning the Company and its Subsidiaries and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information and information of a general economic or general industry nature.

(b)    The projections (including financial estimates and forecasts) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
8.9    Financial Condition; Financial Statements.
(a)    (i) The Historical Financial Statements and (ii) the unaudited consolidated financial statement of the Acquired Company and Operating Companies, consisting of the unaudited consolidated balance sheet of the Acquired Company and Operating Companies as of December 29, 2013, and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the twelve month period ending on December 29, 2013, in each case present fairly in all material respects the consolidated financial position of the Acquired Company and the Operating Companies at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The Pro Forma Financial Statements, copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Historical Financial Statements and have been prepared in good faith, based on assumptions believed by the Company to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of Borrower and its Subsidiaries as at October 27, 2013 (as if the Transactions had been consummated on such date) and their estimated results of operations as if the Transactions had been consummated on October 27, 2013. The financial statements referred to in clause (a)(ii) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.
(b)    There has been no Material Adverse Effect since the Closing Date.
Each Lender and the Administrative Agent hereby acknowledges and agrees that the Company and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.
8.10    Compliance with Laws. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
8.11    Tax Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Company or such Restricted Subsidiary, as applicable) with respect thereto in accordance with GAAP and (b) each of the Company and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Company or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim against the Company or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

8.12    Compliance with ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.
8.13    Subsidiaries. Schedule 8.13 lists each Subsidiary of Holdings and the Company, in each case, existing on the Closing Date, after giving effect to the Transactions.
8.14    Intellectual Property. Each of the Company and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The operation of their respective businesses by the Company and the Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
8.15    Environmental Laws.
(a)    Except as set forth on Schedule 8.15, or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each of the Company and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Company nor any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Company or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower Representative, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Company or any of the Restricted Subsidiaries.
(b)    Except as set forth on Schedule 8.15, none of the Company or any of the Restricted Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of the Borrower Representative, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
8.16    Properties.
(a)    Each of the Company and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).
(b)    As of the Closing Date, no Credit Party owns any real property having a Fair Market Value in excess of $5,000,000.

(c)    Schedule 8.16(c) sets forth all leases or subleases of real property by any Credit Party in effect as of the Closing Date.
8.17    Solvency. On the Closing Date (after giving effect to the Transactions, including the making of the First Lien Term Loans (as such term was defined herein on the Closing Date) and the Second Lien Loans) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Company on a consolidated basis with the Restricted Subsidiaries will be Solvent.
8.18    Patriot Act. On the Closing Date, the use of proceeds of the Loans will not be used by Holdings, the Company and its Subsidiaries in violation of the PATRIOT Act in any material respect.
8.19    Security Interest in Collateral. Subject to the terms of the last paragraph of Section 6.2, the provisions of this Agreement and the other Credit Documents create legal, valid, and enforceable Liens on all of the Collateral in favor of the Collateral Agent, for the benefit itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Credit Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Credit Party, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Collateral Agent of any stock certificates or promissory notes required to be delivered pursuant to the applicable Credit Documents), such Liens constitute perfected and continuing Liens on the Collateral of the type required by the Security Documents securing the Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions.
8.20    Anti-Terrorism Laws.
(a)    To the extent applicable, each of Holdings, the Borrower and its Subsidiaries is in compliance, in all material respects, with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.
(b)    No part of the proceeds of the Loans will be used by Holdings, the Company or any of their Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain retain or direct business obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(c)    None of Holdings, the Company or any Restricted Subsidiary nor, to the knowledge of the Borrower Representative, any director, officer or employee of Holdings, the Company or any Restricted Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
8.21    Borrowing Base Certificates. The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in accordance with the requirements of this Agreement.
Section 9.    Affirmative Covenants.
The Company hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been Cash Collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations and Letters of Credit Cash Collateralized in accordance with the terms of this Agreement), are paid in full:
9.1    Information Covenants. The Borrower Representative will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year (120 days in the case of fiscal years 2013 and 2014), the consolidated balance sheets of the Company and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, and commencing with fiscal year 2015, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail (together with customary management discussion and analysis) and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Company or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness of the Company and its Subsidiaries occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period); provided, that if at the end of any applicable fiscal year there are any Unrestricted Subsidiaries, Borrower Representative shall also furnish the related consolidating balance sheets of the Company and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidating statements of operations and cash flows for such fiscal year, in each case, reflecting the adjustments necessary to eliminate such Unrestricted Subsidiaries from the consolidated balance sheets of the Company and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year; provided further, that no such consolidating financial statements provided hereunder shall be required to be audited.
(b)    Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Company (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period (60 days for the first three fiscal quarters ending after the Closing Date)), the consolidated balance sheets of the Company and the Restricted Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and commencing with the quarter ending June 30, 2015 setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Company as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Restricted Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.
(c)    Budgets. Within 90 days (120 days in the case of fiscal year 2015) after the commencement of each fiscal year of the Company beginning with fiscal year 2015, a budget of the Company in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Company for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Company stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time of preparation of such Projections, it being recognized by the Lenders that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.
(d)    Officer’s Certificates. Not later than five days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Company to the effect that no Event of Default exists or, if any Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (ii) a reasonably detailed calculation of the Fixed Charge Coverage Ratio and, to the extent then applicable, compliance with the provisions of Section 10.11. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Company setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) to the Person organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.
(e)    Notice of Events of Default or Litigation. Promptly after an Authorized Officer of the Company or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Company or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect, (iii) any judgment or decree entered against (or judgment lien on the assets of) the Credit Parties involving a liability of $1,000,000 or more and (iv) any litigation or governmental proceeding pending against the Company or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, would result in a liability of $1,000,000 or more.
(f)    Environmental Matters. Promptly after an Authorized Officer of the Company or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters could not reasonably be expected to result in a Material Adverse Effect, notice of:
(i)    any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and
(ii)    the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.
All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.
(g)    Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Company or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Company or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Company and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided, that none of the Company nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Company and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Borrowers or any direct or indirect parent of the Company or (B) the Company’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Company, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand.
(h)    Borrowing Base Certificates. The Borrower Representative will furnish to the Administrative Agent a certificate in the form of Exhibit N (a “Borrowing Base Certificate”) showing the Borrowing Base, each Borrowing Base Certificate to be certified as complete and correct in all material respects on behalf of the Borrower Representative by a Financial Officer of the Borrower Representative, as follows:
(i)    on the 20th day of each month (the “Borrowing Base Delivery Date”), the Borrower Representative shall furnish a Borrowing Base Certificate as of the close of business on the immediately preceding calendar month;
(ii)    more frequently (but not more frequently than weekly) as shall be reasonably determined by the Administrative Agent during the Accelerated Borrowing Base Delivery Period, the Borrower Representative shall furnish a Borrowing Base Certificate by a subsequent date reasonably determined by the Administrative Agent;
(iii)    at any time any Overadvance Loans are outstanding, Borrower Representative may deliver Borrowing Base Certificates more frequently than monthly (as required by clause (h)(i)), but not more frequently than weekly unless otherwise agreed by the Administrative Agent, and the Borrowing Base shall be computed upon the Administrative Agent’s receipt of such Borrowing Base Certificate; provided, that Borrowers shall then be required to maintain the frequency of delivery of such Borrowing Base Certificates for the immediately following thirty (30) day period; and
(iv)    upon any Asset Sale of ABL Priority Collateral included in the Borrowing Base, if the Net Cash Proceeds thereof are in excess of $2,500,000, the Lead Borrower shall also furnish an updated Borrowing Base Certificate promptly upon the receipt of such Net Cash Proceeds.
All calculations of Excess Availability in any Borrowing Base Certificate shall originally be made by the Borrowers and certified by a Financial Officer of the Borrower Representative, provided that the Administrative Agent may from time to time review and with notice to the Borrower Representative adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Borrowing Base Reserve or to adjust the Borrowing Base Reserves in its Credit Judgment.
The Borrower Representative will furnish to the Administrative Agent at the time of delivery of each Borrowing Base Certificate such information as the Administrative Agent may reasonably request with respect to customer deposits, agings, freight/duty payables and gift card balances, a schedule of rent expenses by organized by location and a schedule of inventory organized by location.
Documents required to be delivered pursuant to clauses (a), (b), and (g) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Company posts such documents, or provides a link thereto on the Company’s website on the Internet; (ii) such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided, that, (A) the Borrower Representative shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission ) of such documents to the Administrative Agent and (B) the Borrower Representative shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
9.2    Books, Records, Inspections, Audit Rights and Appraisals.
(a)    The Company will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of the Company and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Company and any such Subsidiary and discuss the affairs, finances and accounts of the Company and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, subject to clause (b) below and excluding any such visits and inspections during the continuation of an Event of Default, (1) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which such visit will be at the Company’s expense and (2) notwithstanding anything to the contrary in this Section 9.2, none of the Company or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.
(b)    The Borrower Representative will from time to time upon the request of the Administrative Agent, permit the Administrative Agent or professionals (including consultants and appraisers) retained by the Administrative Agent, on reasonable prior notice and during normal business hours, to conduct appraisals and commercial finance examinations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, gross margins, payables, accruals and reserves. Subject to the following limitations, the Borrowers shall pay the reasonable out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such evaluations, examinations and appraisals:
(i)    the Administrative Agent may conduct (A) one (1) commercial finance examination in each calendar year for the Credit Parties, at the Credit Parties’ expense and (B) one (1) additional commercial finance examination in a calendar year at any time in such year if either (x) any Overadvance Loans are outstanding or (y) Excess Availability for a period of five (5) consecutive Business Days is below 20% of the Line Cap, at the Borrowers’ expense. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default, the Administrative Agent may cause such additional commercial finance examinations to be taken for each of the Credit Parties as the Administrative Agent, in its reasonable discretion, determines are necessary or appropriate (each, at the expense of the Credit Parties); and
(ii)    the Administrative Agent may conduct (A) one (1) appraisal of the Inventory in each calendar year for the Credit Parties, at the Credit Parties’ expense and (B) one (1) additional appraisal of the Inventory in a calendar year at any time in such year if either (x) any Overadvance Loans are outstanding or (y) Excess Availability for a period of five (5) consecutive Business Days is below 20% of the Line Cap, at the Borrowers’ expense. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default, the Administrative Agent may cause such additional appraisals of the Inventory to be taken for each of the Credit Parties as the Administrative Agent, in its reasonable discretion, determines are necessary or appropriate (each, at the expense of the Credit Parties).
9.3    Maintenance of Insurance. (a) The Company will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) with respect to each Mortgaged Property, the Company will obtain flood insurance in such total amount as may reasonably be required by the Collateral Agent, if at any time the area in which any improvements located on any Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time. Each such policy of insurance shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder.
9.4    Payment of Taxes. The Company will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Company or any of the Restricted Subsidiaries; provided that neither the Company nor any of the Restricted Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Company) with respect thereto in accordance with GAAP and the failure to pay could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
9.5    Preservation of Existence; Consolidated Corporate Franchises. The Company will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company and its Subsidiaries may consummate any transaction permitted under Permitted Investments and Sections 10.2, 10.3, 10.4, or 10.5.
9.6    Compliance with Statutes, Regulations, Etc. The Company will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
9.7    ERISA. (a) The Company will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101 (k) or 101(1) of ERISA that any Credit Party may request with respect to any Multiemployer Plan to which a Credit Party is obligated to contribute; provided that if the Credit Parties have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower Representative shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and further provided, that the rights granted to the Administrative Agent in this Section shall be exercised not more than once during a 12-month period, and (b) the Company will notify the Administrative Agent promptly following the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of any Credit Party that could reasonably be expected to have a Material Adverse Effect.
9.8    Maintenance of Properties. The Company will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.9    Maintenance of Cash Management Systems.
(a)    Annexed hereto as Schedule 9.9(a) is a list all deposit accounts and securities accounts (including any DDAs) that to the best knowledge of the Authorized Officers of the Credit Parties, are maintained by the Credit Parties as of the Closing Date, including with respect to each financial institution at which such account is maintained, (i) the name and address of such financial institution, (ii) the account number(s) maintained with such financial institution, and (iii) a contact person at such financial institution.
(b)    Annexed hereto as Schedule 9.9(b) is a list describing, as of the Closing Date, all arrangements to which any Credit Party is a party with respect to the payment to such Credit Party of the proceeds of all credit card and debit card charges for sales by such Credit Party.
(c)    On or prior to the date that is 90 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree), to the extent not previously delivered, each Credit Party shall:
(i)    deliver to the Administrative Agent notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit O which have been executed on behalf of such Credit Party and addressed to such Credit Party’s credit card and debit card clearinghouses and processors listed on Schedule 9.9(b);
(ii)    enter into a blocked account agreement (each, a “Blocked Account Agreement”), reasonably satisfactory to the Collateral Agent, with any Blocked Account Bank, including, without limitation, with respect to the deposit accounts and securities accounts existing as of the Closing Date listed on Schedule 9.9(a) (but excluding any Excluded Deposit Account) attached hereto (collectively, the “Blocked Accounts”); and
(iii)    a Borrower shall have established a concentration account in its name (the “Concentration Account”) with a Blocked Account Bank reasonably acceptable to the Administrative Agent, and entered into a Blocked Account Agreement, reasonably satisfactory to the Collateral Agent, with respect to the Concentration Account.
(d)    Each Credit Card Notification and Blocked Account Agreement with respect to any DDA’s or other deposit accounts shall require, during the continuance of a Cash Dominion Period (and delivery of notice thereof from the Collateral Agent to the Blocked Account Banks), the ACH or wire transfer on each Business Day (and whether or not there is then an outstanding balance in the Loan Account) to the Concentration Account of all available cash receipts (the “Cash Receipts”) from:
(i)    the sale of Inventory and other Collateral (whether or not constituting an Asset Sale Prepayment Event);
(ii)    all proceeds of collections of Accounts (whether or not constituting an Asset Sale Prepayment Event);
(iii)    all Net Cash Proceeds on account of any Asset Sale Prepayment Event of ABL Priority Collateral;
(iv)    each Blocked Account (including all cash deposited therein from each DDA); and

(v)    the cash proceeds of all credit card and debit card charges.
(vi)    In addition, the Blocked Account Agreement for the Concentration Account shall provide, among other things, that during the continuation of a Cash Dominion Period, the bank at which such Concentration Account is maintained shall, upon receipt of notice by the Collateral Agent make daily sweeps from the Concentration Account into the Collateral Agent’s account for application to the Obligations.
(e)    Any cash or Cash Equivalents or Cash Receipts owned by any Credit Party (other than Excluded Deposit Accounts or such other accounts which the Administrative Agent may agree) shall be deposited to a Blocked Account that is subject to a Blocked Account Agreement. In addition to the foregoing, during the continuance of a Cash Dominion Period, at the reasonable request of the Collateral Agent, the Credit Parties shall provide the Collateral Agent with information and account statements with respect to the Blocked Accounts.
(f)    The Credit Parties may close all deposit accounts and securities accounts (including any DDAs or Blocked Accounts) and/or open new deposit accounts and securities accounts (including any DDAs or Blocked Accounts, subject to the execution and delivery to the Collateral Agent of appropriate Blocked Account Agreements (except with respect to any Excluded Deposit Accounts or unless expressly waived by the Administrative Agent) consistent with the provisions of this Section 9.9 and otherwise reasonably satisfactory to the Collateral Agent. The Credit Parties shall furnish the Administrative Agent with prior written notice of their intention (x) to open any deposit accounts (other than any Excluded Deposit Account) and securities accounts (including any DDAs and Blocked Accounts) and the Administrative Agent shall promptly notify the Borrower Representative as to whether the Collateral Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained. Unless consented to in writing by the Administrative Agent, the Borrowers shall not enter into any agreements with credit card processors other than the ones expressly contemplated herein unless contemporaneously therewith, a Credit Card Notification, is executed and delivered to the Administrative Agent and (y) to close any Blocked Account.
(g)    The Credit Parties may also maintain one or more disbursement accounts (the “Disbursement Accounts”) to be used by the Credit Parties for disbursements and payments (including payroll) in the ordinary course of business or as otherwise permitted hereunder.
(h)    During the continuance of a Cash Dominion Period, the Blocked Accounts and the Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Credit Party hereby acknowledges and agrees that during the continuance of a Cash Dominion Period, (i) such Credit Party has no right of withdrawal from any Blocked Account or the Concentration Account, (ii) the funds on deposit in any Blocked Account or the Concentration Account shall at all times continue to be collateral security for all of the Obligations, and (iii) the funds on deposit in any Blocked Account or the Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this Section 9.9, during the continuation of a Cash Dominion Period, any Credit Party receives or otherwise has dominion and control of any Cash Receipts, such Cash Receipts shall be held in trust by such Credit Party for the Collateral Agent, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Credit Party may be instructed by the Collateral Agent.
(i)    All amounts received by the Administrative Agent under this Section 9.9 during a Cash Dominion Period shall be applied in the manner set forth in Section 5.2(e) and in the priority set forth in Section 11.14 and such amounts held by Administrative Agent at any time when all of the Obligations then due have been repaid or Cash Collateralized shall be remitted to the operating account of a Credit Party designated by the Borrowers.
(j)    The Collateral Agent shall promptly (but in any event within one (1) Business Day) furnish written notice to each Person with whom a Blocked Account is maintained of any termination of a Cash Dominion Period.
9.10    Physical Inventories. The Credit Parties, at their own expense, shall conduct a physical inventory to be undertaken in each twelve (12) month period (or alternatively, periodic cycle counts) consistent with historical practices, conducted following such methodology as is consistent with the methodology used in the immediately preceding inventory (or cycle count) or as otherwise may be reasonably satisfactory to the Administrative Agent. Following the completion of such inventory, the Borrowers shall promptly post such results to the Credit Parties’ stock ledgers and general ledgers, as applicable.
9.11    Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Security Documents, the Company will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition and upon the formation of any Subsidiary that is a Division Successor), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 45 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and the Company may at its option cause any Subsidiary, to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to such Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected (with respect to Collateral consisting of Intellectual Property, if and to the extent required under the Security Agreement) security interest in its assets to substantially the same extent as created by the Credit Parties on the Closing Date. For the avoidance of doubt, no Credit Party or any Domestic Restricted Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia).
9.12    Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower Representative (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower Representative in consultation with the Administrative Agent, the Company will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Company or any Guarantor, (ii) all evidences of Indebtedness in excess of $2,500,000 received by the Company or any of the Guarantors in connection with any disposition of assets pursuant to Section 10.4(b), and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $2,500,000 of the Company or any Subsidiary that is owing to the Company or any Guarantor, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among the Company and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than the Company or its Subsidiaries, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.
9.13    Use of Proceeds. The Borrowers will use the proceeds of the Loans made and Letters of Credit issued hereunder (a) in an aggregate amount not to exceed $5,500,000 to effect the Transactions (including working capital and/or purchase price adjustments), (b) to replace, backstop or cash collateralize existing letters of credit, (c) to the extent required to account for any “flex” original issue discount and/or upfront fees required pursuant to the Fee Letter, and (d) for working capital purposes. After the Closing Date, the Borrowers will use the proceeds of the Loans to finance working capital of the Borrowers and their Subsidiaries and for general corporate purposes of the Borrowers and their Subsidiaries (including for capital expenditures, acquisitions and other Investments, Restricted Payments and any other transaction not prohibited by the Credit Documents).
9.14    Further Assurances.
(a)    Subject to the terms of Sections 9.11 and 9.12, this Section 9.14 and the Security Documents, the Company will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect (with respect to Collateral consisting of Intellectual Property, if and to the extent required under the Security Agreement) the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Company and the Restricted Subsidiaries. Each Credit Party shall give the Collateral Agent and the Administrative Agent prompt (and in any event within 5 Business Days (or such later period as agreed by the Administrative Agent)) notice of any change to its legal name jurisdiction of formation, type of entity and organizational number (or equivalent).
(b)    Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Company (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower Representative in consultation with the Administrative Agent, if any assets (other than Excluded Property) (including any real estate or improvements thereto or any interest therein but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the Borrower or applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Administrative Agent may reasonably agree)) with a book value in excess of $5,000,000 (at the time of acquisition) are acquired by the Company or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in real property in the United States, the Company will notify the Collateral Agent, and, if requested by the Collateral Agent, the Company will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.
(c)    Any Mortgage delivered to the Administrative Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days (except as set forth in the preceding clause (b)), unless extended by the Administrative Agent in its sole discretion and accompanied by (x) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as reasonably acceptable to the Administrative Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid third Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Administrative Agent and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower Representative, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Administrative Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (y) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Administrative Agent, (z) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance reasonably satisfactory to the Administrative Agent, and (aa) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (x) above.
(d)    The Company agrees that it will deliver, or will cause to be delivered, to the Administrative Agent, the items described on Schedule 9.14(d) on the Closing Date by the times specified with respect to such items, or such later time as the Administrative Agent may agree in its sole discretion.
9.15    [Reserved].
9.16    Lines of Business. The Company and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Company and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment).
Section 10.    Negative Covenants
The Company hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisition) and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been Cash Collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees, and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations and Letters of Credit, Cash Collateralized in accordance with the terms of this Agreement), are paid in full:
10.1    Limitation on Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Borrowers or Guarantors, preferred stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, in an aggregate amount equal to $20,000,000 plus unlimited additional amounts if, after giving effect to the incurrence of such amount, the Company would be in compliance on a Pro Forma Basis with the Total Debt Leverage Test ; provided further that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing together with any amounts incurred under Section 10.1(n)(x) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $15,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding.
The foregoing limitations will not apply to:
(a)    Indebtedness arising under the Credit Documents;
(b)    (x) Indebtedness represented by the Second Lien Facility, Permitted Second Lien Exchange Notes, and any guarantee thereof in an aggregate principal amount not to exceed $80,000,000 (plus all accrued interest, fees and expenses) and (y) Indebtedness that may be incurred pursuant to Sections 2.14 and 10.1(x)(i) of the Second Lien Credit Agreement (as in effect on the Closing Date), in each case, pursuant to the definition of Maximum Incremental Facilities Amount in the Second Lien Credit Agreement (as in effect on the Closing Date);
(c)    (i) Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 10.1 (other than intercompany Indebtedness owed by a Credit Party to another Credit Party);
(d)    Indebtedness (including Capital Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Company or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Company or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $15,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence; provided that Capitalized Lease Obligations incurred by the Company or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale

Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by the Company or such Restricted Subsidiary to permanently repay outstanding Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback;
(e)    Indebtedness incurred by the Company or any Restricted Subsidiary (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;
(f)    Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected as Indebtedness on such balance sheet for purposes of this clause (f));
(g)    Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Borrower or a Guarantor is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;
(h)    Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that (i) if a Borrower or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Borrower or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor and (ii) if a Restricted Subsidiary that is not a Credit Party incurs such Indebtedness owing to a Credit Party, such Investment shall be permitted by Section 10.5; provided, further, that any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;
(i)    shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;
(j)    (x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes)~~;~~ and obligations in respect of Bank Products and Cash Management Services and (y) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and obligations in respect of Bank Products and Cash Management Services (in each case under this clause (y), as defined in the First Lien Term Loan Agreement);
(k)    obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;
(l)    (i) Indebtedness, Disqualified Stock and preferred stock of the Company or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Company since immediately after the Closing Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries, proceeds of any Cure Amount or the proceeds of the 2022 Equity Contribution) as determined in accordance with Sections 10.5(a)(~~iii~~4)(B) and 10.5(a)(~~iii~~4)(C) of the First Lien Term Loan Agreement (or comparable “builder basket” provision in respect of Refinancing Indebtedness) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l)(ii), does not at any one time outstanding exceed the greater of (x) $20,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l)(ii) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(ii) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(ii));
(m)    the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this Section 10.1 and clauses (b) and (c) above, clause (l)(i), this clause (m), clause (n) and clause (v) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (3) shall not include Indebtedness, Disqualified Stock or preferred stock of a

Subsidiary of the Company that is not a Borrower or a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Borrower or a Guarantor;
(n)    Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Restricted Subsidiary incurred or issued to finance an acquisition, merger, or consolidation; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under the first paragraph of this Section 10.1 by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (A) $15,000,000 and (B) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding, or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into or consolidated with the Company or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that after giving effect to any such acquisition, merger, consolidation or designation described in this clause (n), the aggregate amount of Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (n) shall not to exceed the sum of (A) $25,000,000 plus (B) unlimited additional amounts if, after giving effect thereto (calculated on a Pro Forma Basis), the Interest Coverage Ratio of the Company and the Restricted Subsidiaries is at least 2.00 to 1.00 for the most recently ended Test Period (calculated on a Pro Forma Basis);
(o)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(p)    (i) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Company to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;
(q)    (1) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Company;
(r)    Indebtedness of Restricted Subsidiaries that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (it being understood that any Indebtedness incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause 1(r);
(s)    Indebtedness of the Company or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;
(t)    Indebtedness of the Company or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to the Company, any Subsidiary or any joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the ~~definition~~definitions of Cash Management Services and “Bank Products”;
(u)    Indebtedness consisting of Indebtedness issued by the Company or any of the Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of Section 10.5(b);
(v)    ~~(x) Indebtedness represented by the~~Permitted Credit Facilities (including any First Lien Term ~~Facility~~Loans), Permitted First Lien Exchange Notes ~~and~~or Permitted First Lien Other Indebtedness and, in each case, any guarantee thereof, in each case under this clause (v), in an aggregate principal amount not to exceed ~~$180,000,000 (plus all accrued interest, fees and expenses) and (y)~~at any time outstanding the sum of (x) $350,000,000, plus (y) the aggregate principal amount of Indebtedness ~~that may~~permitted to be incurred pursuant to ~~Section~~Sections 2.14, 10.1(w) and ~~Section~~ 10.1(x~~)(i~~) of the First Lien Term Loan Agreement (in each case, as in effect on the ~~Amendment No. 1 Effective Date, after giving effect to the Amendment No. 1 to First Lien Term Loan Agreement), in each case, pursuant to the definition of Maximum Incremental Facilities Amount in the First Lien Term Loan Agreement (as in effect on the Amendment No. 1 Effective Date, after giving effect to the Amendment No. 1 to First Lien Term Loan Agreement);~~date hereof) plus (z) in connection with any refinancing, replacing, refunding, extending, renewing, defeasing, restructuring, amending, restating or otherwise modifying any Indebtedness incurred pursuant to subclauses (x) and (y) above, any accrued interest, fees and premium (if any) under such Indebtedness and underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with such transaction;
(w)    [Reserved];
(x)    [Reserved];
(y)    [Reserved];
(z)    Indebtedness constituting any part of any Permitted Reorganization; and
(aa) as long as the Payment Conditions are satisfied at the time of incurrence, unsecured Subordinated Indebtedness and other unsecured Indebtedness, in each case, the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the latest Maturity Date (other than, in each case, customary offers or obligations to repurchase upon a change of control, asset sale, or casualty or condemnation event, AHYDO payments and customary acceleration rights after an event of default).
For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (aa) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Company, in its sole discretion, will classify and may reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1.
Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (l)(ii) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.
For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.
The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
10.2    Limitation on Liens.
(a)    The Company will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary, except:
(i)    in the case of Subject Liens on any Collateral, if such Subject Lien is a Permitted Lien; and
(ii)    in the case of any other asset or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.
(b)    Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.
10.3    Limitation on Fundamental Changes. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
(a)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Company or any other Person may be merged, amalgamated or consolidated with or into the Company; provided that (A) the Company shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Company (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Company under this Agreement and the other Credit Documents in a manner and pursuant to documentation reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate of a Responsible Officer stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and with respect to the satisfaction of the conditions set forth in clauses (7)(i) and (8) in this Section 9.3(a) and (y) if reasonably requested by the Administrative Agent, an opinion of counsel as to corporate matters and to the effect that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents, (7)(i) such transaction does not result in any material adverse tax consequences to any Credit Party and (ii) such transaction does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), (8) no Change of Control shall occur and (9) the Administrative Agent shall have received at least five (5) Business Days’ prior written notice of the proposed transaction and the Borrower Representative shall promptly and in any event at least two (2) Business Days’ prior to the consummation of the transaction provide all information any Lender or any Agent may reasonably request to satisfy its “know your customer” and other similar requirements necessary for such Person to comply with its internal compliance and regulatory requirements with respect to the proposed Successor Borrower (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement);

(b)    so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Company or any other Person (in each case, other than the Company) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Company; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Company shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (iii) the Company shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;
(c)    the Acquisition may be consummated;
(d)    (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Company or any other Restricted Subsidiary or (ii) any Credit Party (other than the Company) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;
(e)    any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;
(f)    any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;
(g)    the Company and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect a disposition not prohibited by Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a Permitted Investment;
(h)    so long as no Event of Default has occurred and is continuing or would result therefrom, the Company or any Restricted Subsidiary may change its legal form;
(i)    the Company and the Restricted Subsidiaries may consummate any Permitted Reorganization; and

(j)    the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries may enter into and consummate an Intercompany License Agreement.
10.4    Limitation on Sale of Assets. The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:
(a)    the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and
(b)    except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of $10,000,000, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
(i)    any liabilities (as reflected on the Company’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Company’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;
(ii)    any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;
(iii)    Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that are of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and
(iv)    any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of $4,000,000 or 7.0% of Consolidated EBITDA at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

10.5    Limitation on Restricted Payments.
(a)    the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:
(1)    declare or pay any dividend or make any payment or distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:
(A)    dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests, or
(B)    dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent company of the Company, including in connection with any merger or consolidation;
(3)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Company or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1, (B) the purchase, repurchase or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition or (C) AHYDO Payments with respect to Indebtedness permitted under Section 10.1; or
(4)    make any Restricted Investment;
(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”).
(b)    The foregoing provisions of Section 10.5(a) will not prohibit:
(1)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;
(2)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of the Company or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital

Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;
(3)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company, or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) is secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;
(4)    a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company, or their estates, descendants, family, spouse or former spouse pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Company or any direct or indirect parent company of the Company in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Company or any direct or indirect parent company of the Company in connection with the Transactions; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year $5,000,000 (with unused amounts in any calendar year being carried over to succeeding calendar years subject to maximum aggregate Restricted Payments under this clause (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Company, in each case to any future, present or former employees, directors, managers or consultants of the Company, any of its Subsidiaries or any direct or indirect parent company of the Company that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of ~~clause (iii) of~~ Section 10.5(a)(4)(B) of the First Lien Term Loan Agreement (or comparable “builder basket” provision in respect of Refinancing Indebtedness) and are not used for any Cure Amount and are used to make such Restricted Payment within ninety (90) days of the receipt of such cash proceeds, plus (B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Closing Date which are used to make such Restricted Payment within ninety (90) days of the receipt of such cash proceeds, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any Restricted Subsidiary, or their estates, descendants, family, spouse or former spouse pursuant in connection with a repurchase of Equity Interests of the Company or any direct or indirect parent company of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;
(5)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1 to the extent such dividends are included in the definition of Fixed Charges;
(6)    [reserved];
(7)    Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $15,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), provided that the Payment Conditions have been satisfied with respect thereto;
(8)    payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager, or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(9)    the declaration and payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent company of the Company to fund a payment of dividends on such company’s common stock), following consummation of the first public offering of the Company’s common stock or the common stock of any direct or indirect parent company of the Company after the Closing Date, of up to 6.00% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10)    (x) scheduled or mandatory payments (including any premium) as and when due in respect of Indebtedness under the First Lien Term Facility and the Second Lien Facility and (y) prepayments of principal of and any required premium on loans under the First Lien Term Loan Agreement and Second Lien Term Loan Agreement in connection with the removal of a lender pursuant to Section 13.7 of the First Lien Term Loan Agreement or Second Lien Term Loan Agreement (or any comparable provision in respect of Refinancing Indebtedness) or the payment of any fees in connection with amendments thereto;
(11)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed the greater of (x) $15,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made, provided that the Payment Conditions have been satisfied with respect thereto;
(12)    ~~[reserved]~~the Closing Distribution;
(13)    any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Company to permit payment by such parent of such amount), to the extent permitted by Section 10.10 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under the Acquisition Agreement, any Permitted Acquisitions or other Permitted Investments;
(14)    other Restricted Payments to the extent that at the time such Restricted Payment is made, the Payment Conditions have been satisfied with respect thereto;
(15)    the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent company of the Company in amounts required for any direct or indirect parent company to pay: (A) franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence, (B) consolidated, combined or similar foreign, federal, state and local income and similar taxes, to the extent that such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries, provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such foreign, federal, state and local income taxes for such fiscal year had the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect parent company of the Company) for all fiscal years ending after the Closing Date, (C) customary salary, bonus, and other benefits payable to officers, employees, directors, and managers of any direct or indirect parent company of the Company to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s proportionate share of such amount relating to such parent company being a public company, (D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and the Restricted

Subsidiaries, including the Company’s proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of the Company to pay fees and expenses incurred by any direct or indirect parent company of the Company related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) transactions of such parent company of the Company of the type described in clause (xi) of the definition of Consolidated Net Income, (F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any such direct or indirect parent company of the Company, and (G) repurchases deemed to occur upon the cashless exercise of stock options;
(16)    the repurchase, redemption or other acquisition for value of Equity Interests of the Company deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company, in each case, permitted under this Agreement;
(17)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);
(18)    any Restricted Payment constituting any part of a Permitted Reorganization;
(19)    the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of First Lien Term Loans and Second Lien Loans in an aggregate amount pursuant to this clause (19) not to exceed the greater of (x) $13,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); and
(20)    scheduled payments of principal in respect of any Subordinated Indebtedness (subject to applicable subordination provisions related thereto);
provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (19), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof).
The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to clauses (7), (11) or (14) of Section 10.5(b), or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.
For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (20)

and/or one or more of the exceptions contained in the definition of Permitted Investments, the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (20), in a manner that otherwise complies with this covenant.
Notwithstanding anything to the contrary contained herein, until the First Lien Term Loans (other than First Lien Term Loans having a maturity date later than the Maturity Date) are repaid in full, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly make any voluntary principal payment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any First Lien Term Loans having a maturity date on or prior to the Maturity Date (other than (i) payments of principal from proceeds of Refinancing Indebtedness in respect thereof or (ii) to the extent that at the time of such payment, redemption, repurchase, defeasance or other acquisition or retirement for value the Payment Conditions are satisfied).
10.6    Limitation on Subsidiary Distributions. The Company will not, and will not permit any of the Restricted Subsidiaries that are not Borrowers or Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:
(a)    (i) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any Restricted Subsidiary;
(b)    make loans or advances to the Company or any Restricted Subsidiary; or
(c)    sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;
except (in each case) for such encumbrances or restrictions existing under or by reason of:
(i)    contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;
(ii)    (x) the Second Lien Credit Documents and the Second Lien Loans and (y) the First Lien Term Loan Credit Documents and the First Lien Term Loans;
(iii)    purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(iv)    Requirement of Law or any applicable rule, regulation or order;
(v)    any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its

Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;
(vi)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;
(vii)    (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);
(viii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(ix)    other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;
(x)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;
(xi)    customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;
(xii)    [reserved]; and
(xiii)    any encumbrances or restrictions of the type referred to in clauses (a), (b), and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings (x) are, in the good faith judgment of the Company’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrowers’ ability to pay their respective obligations under the Credit Documents as and when due (as determined in good faith by the Borrower Representative).
10.7    Modifications of Organizational Documents. The Company shall not agree, and shall not permit any of the Restricted Subsidiaries to agree, to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date in a manner that is materially adverse to the Lenders, except as required by law.
10.8    Permitted Activities. The Company shall not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Company and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions, the Credit Documents, the First Lien Term Loan Credit Documents, the Second Lien Credit Documents and any other documents governing Indebtedness permitted hereby, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Company and guaranteeing the obligations of the Company, (vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holding and the Company, (vii) holding any cash or property (but not operate any property), (viii) making of any Restricted Payments or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) activities relating to any Permitted Reorganization, (xi) merge, amalgamate or consolidate with or into any direct or indirect parent or subsidiary of Holdings (pursuant to the definition of “Holdings”), (xii) repurchases of Indebtedness through open market purchases and Dutch auctions and (xiii) any activities incidental or reasonably related to the foregoing.
10.9    Fiscal Years. The Company shall not permit, and shall not permit any Restricted Subsidiary to, change its fiscal year to end on dates inconsistent with past practice; provided, however, that the Company may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and for any Restricted Subsidiary whose fiscal years end on dates different from those of the Company or (y) any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
10.10    Affiliate Transactions. The Company shall not conduct, and shall not permit the Restricted Subsidiaries to conduct, any transactions with a value in excess of $1,500,000 with any of its Affiliates (other than the Company and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms that are substantially less as favorable to the Company or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Company or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a)(i) the payment of fees to the Sponsor for management, consulting, and financial services rendered to the Company and the Restricted Subsidiaries pursuant to the Sponsor Management Agreement, (ii) customary investment banking and financial advisory fees paid to the Sponsor for services rendered to the Company and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors of the Company in good faith and (iii) indemnification and reimbursement of expenses pursuant to the Sponsor Management Agreement, (b) transactions permitted by Section 10.5, (c) consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of Capital Stock or Stock Equivalents of the Company (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) loans, advances and other transactions between or among the Company, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Company or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Company but for the Company’s or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10, (f) employment and severance arrangements between the Company and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (g) payments by the Company (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Company (and any such parent) and the Subsidiaries that are permitted under Section 10.5(b)(15); provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Company, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) paid such taxes separately from any such direct or indirect parent company of the Company, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Company (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower Representative in good faith), (k) [reserved], (1) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, and (m) Affiliate repurchases of loans and commitments pursuant to the terms of the First Lien Term Facility and Second Lien Facility, and the payments and other transactions contemplated therein in respect thereof.
10.11    Financial Covenant. If either (a) Excess Availability at any time is less than the greater of (x) 10.0% of the Line Cap and (y) $10,000,000 or (b) any Overadvance Loans are outstanding at any time (each of the events in clauses (a) and (b), a “Financial Covenant Trigger Event”), Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 as of the last day of any Test Period, commencing with the Test Period ended on or immediately prior to the date that the Financial Covenant Trigger Event occurs and (ii) such requirement to maintain a Fixed Charge Coverage Ratio of at least 1.00 to 1.00 shall no longer apply (a) with respect to any Financial Covenant Trigger Event described in clause (a), if Excess Availability on each day during any period of 30 consecutive calendar days commencing after the date of such Financial Covenant Trigger Event shall be at least the greater of (x) 10.0% of the Line Cap and (y) $10,000,000 and/or (b) with respect to any Financial Covenant Trigger Event described in clause (b), no Overadvance Loans are outstanding, after which time the requirement to comply with the Consolidated Fixed Charge Coverage Ratio shall not apply unless a subsequent Financial Covenant Trigger Event occurs.
Section 11.        Events of Default.
Upon the occurrence of any of the following specified events (each an “Event of Default”):
11.1    Payments. Any Borrower shall (a) default in the payment when due of any principal of the Loans, (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or Unpaid Drawings, or (c) default, and such default shall continue for ten or more Business Days, in the payment when due of any Fees or of any other amounts owing hereunder or under any other Credit Document; or
11.2    Representations, Etc. (a) On the Closing Date, any Specified Representation shall be false or incorrect in any material respect as of the Closing Date and (b) after the Closing Date, any representation, warranty or statement made or deemed made by any Credit Party herein or in any other

Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower Representative; or
11.3    Covenants. Any Credit Party shall:
(a)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (solely with respect to the Company), Section 9.9, Section 9.14(d) or Section 10; provided that any Event of Default under Section 10.11 is subject to the provisions of Section 11.15; or
(b)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d), Section 9.2(b) or Section 9.1(h) and such default shall continue unremedied for a period of at least five (5) Business Days (or, solely in the case of Section 9.1(h)(ii), 2 Business Days if Borrowing Base Certificates are required to be delivered weekly); or
(c)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) or (b) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Company from the Administrative Agent or the Required Lenders; or
11.4    Default Under Other Agreements. (a) Holdings, the Company or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $20,000,000 in the aggregate, for Holdings, the Company and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of $20,000,000 that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of $20,000,000 that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that clauses (a) and (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Equity Interests and converts to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by Holdings, the Company or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or
11.5    Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, Holdings, the Company or any other Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, liquidation, receivership, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Company or any other Material Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, the Company or any other Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Company or any other Material Subsidiary; or Holdings, the Company or any other Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Company or any other Material Subsidiary; or there is commenced against Holdings, the Company or any other Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, the Company or any other Material Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Company or any other Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Company or any other Material Subsidiary makes a general assignment for the benefit of creditors; or
11.6    ERISA. (a) An ERISA Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (e) any other event or condition of noncompliance with applicable Legal Requirements shall occur or exist with respect to a Plan; and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or
11.7    Guarantee. Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or
11.8    Security Documents. Any Security Document pursuant to which the Capital Stock or Stock Equivalents of any Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent or any Lender or as a result of the Collateral Agent’s failure to maintain possession of any Stock or Stock Equivalents that have been previously delivered to it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or
11.9    Security Agreement. The Security Agreement or any other Security Document pursuant to which the assets of Holdings, the Company or any other Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments actually delivered to it or as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or
11.10    Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or
11.11    Judgments. One or more final judgments or decrees shall be entered against Holdings, the Company or any of the Restricted Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for Holdings, the Company and the Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 consecutive days after the entry thereof; or
11.12    Change of Control. A Change of Control shall occur.
11.13    Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against Holdings and the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to any Borrower or Holdings, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment and Swingline Commitment terminated, whereupon the Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrowers to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to any Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash as are necessary to Cash Collateralize all Letters of Credit Outstanding, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder; provided, that in the case of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.11, such actions will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised.
11.14    Application of Proceeds. Subject to the terms of the ABL/Term Loan Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) during the continuance of a Cash Dominion Period or following any acceleration of the Obligations (other than Secured Cash Management Obligations, Secured Bank Product Obligations, and Secured Hedge Obligations) under this Agreement or any Event of Default with respect to any Credit Party under Section 11.5 shall be applied:
(i)    first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all Protective Advances and any other advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other Obligations owing to, and reasonable and documented costs or expenses incurred by, the Administrative Agent or the Collateral Agent in connection with the exercise of any right or remedy hereunder or under any other Credit Document or otherwise to the extent payable or reimbursable hereunder or thereunder;
(ii)    second, to the payment of reasonable and documented costs or expenses incurred by any Lender to the extent reimbursable hereunder;
(iii)    third, to payment of all accrued unpaid interest on the Obligations and Fees owed to Agents, Lenders, and Letter of Credit Issuers;
(iv)    fourth, to payment of principal of the Obligations (other than any Obligations any under Secured Cash Management Agreements ~~and~~, Secured Bank Product Agreements, and Secured Hedge Agreements) including, without limitation, Unpaid Drawings and amounts necessary to Cash Collateralize all Letters of Credit Outstanding on the date of any payment, and to the payment of any Obligations under any Secured Hedge Agreement solely to the extent of any Secured Hedge Reserve established at the request of the Borrowers in connection with entering into of such Secured Hedge Agreement which the Administrative Agent has acknowledged is subject to this clause (iv);
(v)    fifth, to payment of any other Obligations, including Obligations any under Secured Cash Management Agreements, Secured Bank Product Agreements, and Secured Hedge Agreements; and
(vi)    sixth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimbursement of Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Administrative Agent in the order specified in clauses (i) through (vi) above. In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses (ii) through (v) above, and (iii) amounts applied to the principal of any Loans shall be applied first, to outstanding Swingline Loans, second to outstanding Overadvance Loans, third, to outstanding Tranche A Loans and fourth, to outstanding Tranche B Loans. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.
11.15    Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Company fails to comply with the requirement of the financial covenant set forth in Section 10.11, after the beginning of the relevant fiscal period for which such financial covenant is being measured until the later of (x) the expiration of the 10th day following the date financial statements referred to in Sections 9.1(a) or (b) are required to be delivered in respect of such fiscal period for which such financial covenant is being measured and (y) the 10th day after the Financial Covenant Trigger Event that required the Company to comply with the covenant set forth in Section 10.11 (such later date, the “Cure Expiration Date”), any holder of Capital Stock or Stock Equivalents of the Company or any direct or indirect parent of the Company shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Administrative Agent) by the Company (or from a contribution to the common equity capital of the Company) to be contributed, directly or indirectly, as cash common equity to the Company, and upon receipt by the Company of such cash contribution (such cash amount being referred to as the “Cure Amount”) or, if applicable, the Notice of Intent to Cure as set forth below, pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:
(a)    Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 10.11 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
(b)    if, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of the financial covenant set forth in Section 10.11, the Company shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.11 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four consecutive fiscal quarters there shall be at least two fiscal quarters in which no Cure Right is made, (ii) there shall be a maximum of five Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount required to cause the Company to be in compliance with the financial covenant set forth in Section 10.11, (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 10.11 and (v) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Amount for determining compliance with the financial covenant in respect of the fiscal period for which the Cure Right is exercised; and
(c)    neither the Administrative Agent, the Collateral Agent nor any Lender or Secured Party shall exercise any remedy under the Credit Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 10.11 until after the Cure Expiration Date and the Company has not exercised the Cure Right (except to the extent that the Borrower Representative has confirmed in writing that it does not intend to exercise the Cure Right).
The Company may provide written notice to the Administrative Agent that it intends to exercise the Cure Right (the “Notice of Intent to Cure”) in advance of receipt of the Cure Amount (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable fiscal period, the amount of such net equity proceeds that is designated as the Cure Amount may be lower than specified in the Notice of Intent to Cure to the extent the amount necessary to cure such Event of Default is less than the full amount originally designated). Upon receipt by the Administrative Agent of the Notice of Intent to Cure, the Company shall be deemed to satisfied the requirement of the financial covenant as set forth in clause (b) above; provided that if the Cure Expiration Date has occurred without the Cure Amount having been received and designated, any such Default or Event of Default shall be deemed reinstated. Notwithstanding the foregoing, the Lenders and the LC Issuer shall not be obligated to fund any Loans or honor any Letter of Credit Request until receipt by the Administrative Agent of the Cure Amount.
Section 12.         The Agents.
12.1    Appointment.
(a)    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Company) are solely for the benefit of the Agents and the Lenders, none of Holdings, the Borrowers or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrowers or any of their respective subsidiaries.
(b)    The Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
(c)    Each of the Syndication Agent, Joint Lead Arrangers and Bookrunners, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.
12.2    Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
12.3    Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of Holdings, any Borrower, any other Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of Holdings, any Borrower, any other Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.
12.4    Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and the Borrowers), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be folly justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be folly protected in acting, or in refraining from acting, under this Agreement and the other

Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.
12.5    Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
12.6    Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of Holdings, any Borrower, any other Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, the Swingline Lender or any Letter of Credit Issuer. Each Lender, the Swingline Lender and the Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings, any Borrower, any other Guarantor, and other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings, any Borrower, any other Guarantor and any other Credit Party. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, any Borrower, any other Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
12.7    Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Holdings or the Borrowers; provided that such reimbursement by the Lenders shall not affect Holdings’ or the Borrowers’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.
12.8    Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings, any Borrower, any other Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.

12.9    Successor Agents.
(a)    Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuer and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower Representative (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower Representative’s consent); provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower Representative and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.
(b)    If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of Lender Default, the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower Representative (not to be unreasonably withheld or delayed), by notice in writing to the Borrower Representative and such Person remove such Person as the Administrative Agent and, in consultation with the Borrower Representative, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Royal Bank of Canada as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of Royal Bank of Canada as the Collateral Agent. The fees payable by the Borrower Representative (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.
(d)    Any resignation by or removal of Royal Bank of Canada as the Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as Swingline Lender and its Affiliate’s resignation or removal as the Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender (but only if all outstanding Swingline Loans have been paid in full in cash), (b) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
12.10    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term Lender includes the Letter of Credit Issuer and the Swingline Lender.
12.11    Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the Maturity Date and the payment in full (or Cash Collateralization) of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made, Secured Hedge Obligations, Secured Bank Product Obligations, and Secured Cash Management Obligations), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted

Subsidiary, (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents or (v) if approved, authorized or ratified in writing in accordance with Section 13.1; provided that notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, in no event shall any Guarantor that is a Wholly-Owned Subsidiary as of the Closing Date or as of the date of joinder of such Wholly-Owned Subsidiary as a Guarantor cease to constitute a Guarantor under the Credit Documents solely as a result of such Guarantor ceasing to constitute a Wholly-Owned Subsidiary after the Closing Date (unless either (I) pursuant to a disposition or other asset sale (x) to a Person that is not an Affiliate of the Borrower, (y) for a bona fide business purpose (as determined in good faith by the Borrower) or on terms that are not less favorable to the Borrower than those that would have been obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (as determined in good faith by the Borrower) or (z) in connection with which such Person ceases to constitute a Subsidiary or (II) such Person otherwise constitutes an Excluded Subsidiary other than as a result of clause (ii) of the definition of “Excluded Subsidiary” as such clause relates to non-Wholly-Owned Subsidiaries, the sole purpose of such transaction may not be to release such Guarantor from the Guarantees; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clauses (v), (vi) (solely with respect to Section 10.1(d)), (vii), and (ix) of the definition of Permitted Lien; or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the ABL/Term Loan Intercreditor Agreement.
The Collateral Agent shall have its own independent right to demand payment of the amounts payable by any Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting any Borrower to preserve their entitlement to be paid those amounts.
Any amount due and payable by the Borrowers to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrowers to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.
12.12    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations, Secured Bank Product Obligations, or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations, Secured Bank Product Obligations, or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements, Secured Bank Product Agreements, and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Bank Product Provider or Hedge Bank, as the case may be.
12.13    ABL/Term Loan Intercreditor Agreement Governs. The Administrative Agent, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement (including the ABL/Term Loan Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Secured Obligations to the provisions thereof and (c) hereby consents to the subordination of the Liens on the Collateral other than the ABL Priority Collateral securing the Obligations on the terms set forth in the ABL/Term Loan Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the Second Lien Credit Documents and First Lien Credit Documents to extend credit to the Credit Parties and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of each intercreditor agreement (including the ABL/Term Loan Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement shall control.
12.14    Erroneous Payments.
(a)    If the Administrative Agent notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (any such Lender, Letter of Credit Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole reasonable discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent, in same day funds (in the currency so received), the amount of any such Erroneous Payment (or portion thereof), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect. To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (the “Payment Notice”), or (y) that was not preceded or accompanied by a Payment Notice sent by the Administrative Agent (or any of its Affiliates), then, said Payment Recipient shall be on notice, in each case, that an error has been made with respect to such Erroneous Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware an Erroneous Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with prevailing banking industry rules on interbank compensation from time to time in effect.
(c)    Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under any of the immediately preceding clauses (a) or (b) or under the indemnification provisions of this Agreement.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent (such unrecovered amount, an “Erroneous Payment Return Deficiency”), the Borrowers and each other Credit Party hereby agrees that (x) the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount (including, without limitation, the right to sell and assign the Loans (or any portion thereof), which were subject to the Erroneous Payment Return Deficiency) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, (i) comprised of funds received by the Administrative Agent from the Borrowers or any other Credit Party or (ii) the proceeds of realization from the enforcement of one or more of the Credit Documents against or in respect of the Borrowers or one or more of the Credit Parties, in each case, for the purpose of making such Erroneous Payment For the avoidance of doubt, no assignment of an Erroneous Payment Deficiency will reduce the Commitments of any Payment Recipient and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to the assignment of an Erroneous Payment Deficiency, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Credit Documents with respect to each Erroneous Payment Return Deficiency.
(e)    Each party’s obligations, agreements and waivers under this Section 12.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
(f)    Notwithstanding anything to the contrary herein or in any other Credit Document, no Credit Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 12.14 in respect of any Erroneous Payment (other than with respect to Section 12.14(d)(y) above).
Section 13.    Miscellaneous
13.1    Amendments, Waivers, and Releases. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14, and other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or amend or modify any provisions of Sections 5.3(a) (with respect to the ratable allocation of any payments only) and 13.8(a) and 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by any Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit, or any other provision hereof, without the written consent of the Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender in a manner that directly and adversely affects such Person, or (vi) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees, the ABL/Term Loan Intercreditor Agreement or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the ABL/Term Loan Intercreditor Agreement or this Agreement) without the prior written consent of each Lender, or (vii) reduce the percentages specified in the definitions of the terms “Required Lenders” or “Supermajority Lenders”, or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or (viii) amend, modify or waive the definition of the terms “Excess Availability” or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Credit Card Receivable”, “Eligible In-Transit Inventory” and “Eligible Inventory”) if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased without the prior written consent of Supermajority Lenders; provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Borrowing Base Reserves or to add Accounts and Inventory acquired in a Permitted Acquisition to the Borrowing Base as provided herein, (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment without the written consent of such Lender, (ii) increase the aggregate amount of the Commitments of any Lender without the written consent of such Lender or (iii) contractually subordinate the Obligations or the Liens securing the Obligations granted under the other Credit Documents, to any other Indebtedness for borrowed money or Lien to secured Indebtedness for borrowed money (other than any Term Priority Collateral) (including, without limitation, any Indebtedness for borrowed money or Lien to secured Indebtedness for borrowed money issued under this Agreement or any other agreement), as the case may be, of any Credit Party (the “Priming Indebtedness”) without the written consent of each Lender directly and adversely affected thereby unless each directly and adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are directly and adversely affected thereby held by each Lender) of such Indebtedness on the same terms (other than bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) as offered to all other providers (or their Affiliates) of such Indebtedness (it being understood that this clause (iii) shall not (A) override the permission for transactions otherwise permitted under this Agreement, (B) restrict an amendment to increase the maximum permitted amount of Indebtedness that is secured by Liens on all or a portion of the Collateral on a senior basis to the Liens securing the Obligations or (C) apply to the incurrence of debtor-in-possession financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions), in each case, solely in connection with an exchange of the Loans for such Priming Indebtedness or the repayment of such Loans with the proceeds of such Priming Indebtedness, or (z) in connection with an amendment that addresses solely a repricing transaction in which any Class of Revolving Credit Commitments and Revolving Loans in respect thereof is refinanced with a replacement Class of Revolving Credit Commitments and Revolving Loans in respect thereof bearing (or is modified in such a manner such that the resulting Revolving Credit Commitments and Revolving Loans in respect thereof bear) a lower “effective yield”, only the consent of the Lenders holding Revolving Credit Commitments subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Revolving Credit Commitments and Revolving Loans in respect thereof or modified Revolving Credit Commitments and Revolving Loans in respect thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders) and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender).
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.
Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.
The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Secured Hedge Obligations, (y) Cash Collateralized Letters of Credit pursuant to arrangements reasonably acceptable to the applicable Letter of Credit Issuer, and (z) Secured Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock or Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.
Notwithstanding anything herein to the contrary, the Credit Documents may be amended to (i) add syndication or documentation agents and make customary changes and references related thereto and (ii) if applicable, add or modify “parallel debt” language in any jurisdiction in favor of the Collateral Agent or add Collateral Agents, in each case (i) and (ii) with the consent of only the Borrower Representative and the Administrative Agent, and in the case of (ii), the Collateral Agent.
Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower Representative may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to the ABL/Term Loan Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the ABL/Term Loan Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower Representative and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower Representative) and (y) to effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Letter of Credit Issuer in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (iv) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower

Representative) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents; and (v) the Administrative Agent and, as applicable, the Borrower Representative may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or enter into additional Credit Documents as the Administrative Agent deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Change or otherwise effectuate the terms of Section 2.20 in accordance with the terms thereof.
Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.11, 9.12 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Company and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.
13.2    Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)    if to Holdings, any Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(b)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings and the Borrower Representative, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Swingline Lender.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
13.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
13.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5    Payment of Expenses; Indemnification. Holdings and the Borrowers agree (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, and in the case of legal fees and expenses limited to the reasonable fees, disbursements and other charges of Paul Hastings LLP, as counsel to the Agents and, if reasonably necessary, of a single firm of local counsel in each applicable material jurisdiction, other than allocated costs of in-house counsel, and such other counsel retained with the Company’s consent (such consent not to be unreasonably withheld or delayed), (b) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including, and in the case of (i) legal fees and expenses limited to the reasonable fees, disbursements and other charges of Paul Hastings LLP, as counsel to the Agents and, if reasonably necessary, of a single firm of local counsel in each applicable material jurisdiction, other than allocated costs of in-house counsel, and such other counsel retained with the Company’s consent (such consent not to be unreasonably withheld or delayed), (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees, and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates (other than Excluded Affiliates), directors, officers, members, controlling persons, employees, trustees, investment advisors, and agents and successors of the foregoing (excluding any Excluded Affiliate, the “Indemnified Persons”) from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever regardless of whether any such Indemnified Person is a party thereto, in the case of legal fees and expenses, the reasonable and documented fees, disbursements, and other charges of one primary counsel and one local counsel in each relevant jurisdiction to such Indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case after obtaining the Borrower Representative’s consent (which consent shall not be unreasonably withheld or delayed), each such Person may retain its own counsel), arising out of or relating to any claim, litigation, investigation or other proceeding (including any investigation or inquiry related to the foregoing) that is related to the Transactions (including, without limitation, the Acquisition) or, with respect to the execution, delivery, enforcement, performance, and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law, in each case, applicable to Holdings or any of its Subsidiaries or to any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to Holdings or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that Holdings shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities (i) resulting from disputes between and among Persons otherwise entitled to indemnification or (ii) to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith, fraud or willful misconduct of such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing) and (y) a material breach of any

Credit Document by such Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing); provided that the Agents (and their related affiliates, officers, directors, employees, agents, controlling persons, advisors and other representatives), to the extent acting in their capacity as such, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified hereunder. No Person entitled to indemnification under clause (d) of this Section 13.5 or any other Person party hereto shall be liable for any damages to any other Indemnified Person or party hereto arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement except to the extent that such damage resulted from willful misconduct or gross negligence of such Indemnified Person, such other Person (or any of such Indemnified Person’s or such other Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or the successors of any of the foregoing), nor shall any such Person have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, stockholders or creditors or any other Person, whether or not any Indemnified Person is otherwise a party thereto. All amounts payable under this Section 13.5 shall be paid within ten Business Days of receipt by Borrower Representative of an invoice relating thereto setting forth such expense in reasonable retail.
Holdings, the Borrowers, and their Subsidiaries shall not be liable for any settlement of any proceeding effected without the Borrower Representative’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with the Borrower Representative’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, Holdings, the Borrowers, and the other Guarantors agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities, and reasonable and documented legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions herein.
Holdings, the Borrowers and their Subsidiaries shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.
Each Indemnified Person, by its acceptance of the benefits of this Section 13.5, agrees to refund and return any and all amounts paid by Holdings and the Borrowers to it if, pursuant to limitations on indemnification set forth in this Section 13.5, such Indemnified Person was not entitled to receipt of such amounts.
The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, or disbursements, etc., arising from any non-Tax claim.

13.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower Representative shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, any Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:
(A)    the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to any Borrower) has occurred and is continuing; provided further that the Borrower Representative shall have been deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and
(B)    the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer (in each case, not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer shall be required for an assignment of any Revolving Credit Commitments and Revolving Loans to a lender, an Affiliate of a Lender, an Approved Fund or an Affiliated Lender.
Notwithstanding the foregoing, no such assignment shall be made to a natural Person, Excluded Affiliate, Disqualified Lender, Defaulting Lender, Holdings, the Borrowers or any of their Subsidiaries, the Sponsor or any Affiliate of the Sponsor. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of Revolving Credit Commitments, unless each of the Borrower Representative and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower Representative shall be required if an Event of Default under Section 11.1 or Section 11.5 (with respect to any Borrower) has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such recordation fee shall not be payable in the case of assignments by any Affiliate of the Joint Lead Arrangers and Bookrunners; and
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent and the Borrower Representative (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)).
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative, the Collateral Agent, the Letter of Credit Issuer, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).
(c)    (i)    Any Lender may, without the consent of the Borrower Representative or the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender sell participations to one or more banks or other entities (other than (x) Holdings and its Subsidiaries, (y) any Disqualified Lender and (z) any Affiliated Lender provided, however, that, notwithstanding clause (y) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders who so request) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower Representative, the Administrative Agent, the Letter of Credit Issuer, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (vi) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent (which consent shall not be unreasonably withheld).

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1 (c) of the United States Treasury Regulations.
(d)    Any Lender may, without the consent of the Borrower Representative or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Subject to Section 13.16, the Borrower Representative authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers and their Affiliates that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrowers and their Affiliates in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Agreement.
(f)    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(g)    SPY Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower Representative and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower Representative and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower Representative’s prior written consent (which consent shall not be unreasonably withheld).
13.7    Replacements of Lenders Under Certain Circumstances.
(a)    The Borrowers shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrowers due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrowers owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default under Sections 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender, an Affiliated Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrowers shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.
(b)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrowers shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (l)in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrowers due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrowers owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it); provided that (a) all Obligations hereunder of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrowers shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrowers, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.
13.8    Adjustments; Set-off.
(a)    Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Administrative Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.
13.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11    Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrowers, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrowers, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
13.13    Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;
(d)    agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings or any Borrower or any other Credit Party in any other jurisdiction; and

(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.
13.14    Acknowledgments. Each Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;
(b)    (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrowers and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrowers, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrowers, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrowers, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers, on the one hand, and any Lender, on the other hand.
13.15    WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16    Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower Representative promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower Representative promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in our possession prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for any Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16). Notwithstanding the foregoing,

(i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than Holdings, its Subsidiaries or their respective Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.
13.17    Direct Website Communications. Each of Holdings and the Borrowers may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent or the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower Representative shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Holdings, the Borrower Representative, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(a)    Each of Holdings and the Borrowers further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.
(b)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower Representative’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.
(c)    Each of Holdings and the Borrowers and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrowers, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower Representative has indicated contains only publicly available information with respect to Holdings or the Borrowers may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Borrower Representative has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, the Borrowers, the Subsidiaries and their securities. Notwithstanding the foregoing, each of Holdings and the Borrower Representative shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.
13.18    USA PATRIOT Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.
13.19    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the

Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate joint and several obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).
13.20    Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
13.21    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
13.22    [Reserved].
13.23    [Reserved].
13.24    Designation of a Subsidiary Borrower. The designation of a Subsidiary Borrower pursuant to Section 2.17 is subject to the conditions precedent that the Borrower Representative or such proposed Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent (or its counsel):
(a)    a certificate of such Subsidiary substantially in the form of Exhibit E, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Subsidiary and attaching the documents referred to in Section 6.6;
(b)    an executed legal opinion, in customary form and consistent with the legal opinion with respect to the Company delivered pursuant to Section 6.3, with respect to such Subsidiary;
(c)    subject to Section 9.12 and Section 13.1, if such Subsidiary Borrower is not already a Guarantor, all Security Documents, guarantees and other documents and instruments as such Subsidiary Borrower shall be required to deliver to become a Guarantor; and
(d)    all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.
13.25    Obligations Joint and Several. The Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Credit Document to which any Borrower is a party, without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Credit Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Obligations of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Notice of Borrowing) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Credit Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Credit Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder. Further, the provisions of the Guarantee set forth in Sections 2, 4 and 5 thereof are hereby incorporated by reference and shall be deemed to apply to the Obligations of the Subsidiary Borrowers mutatis mutandis as if set forth herein.
13.26    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of applicable Resolution Authority.
13.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States.
(b)    As used in this Section 13.27, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841 (k)) of such party.
“Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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